  As filed with the Securities and Exchange Commission on September 21, 2000
                                                         Registration No.
                                                         Registration No.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   Form SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------

   Paradigm Bancorporation, Inc.                Paradigm Capital Trust II
       (Exact name of small business issuer as specified in its charter)

    Texas                6712                76-0522891              Delaware                    6712
  (State or        (Primary Standard      (I.R.S. Employer   (State or jurisdiction of     (Primary Standard
jurisdiction   Industrial Classification Identification No.)       incorporation       Industrial Classification
     of              Code Number)                                or organization)            Code Number)
incorporation
     or
organization)
    Texas             To Be
  (State or        Applied For
jurisdiction    (I.R.S. Employer
     of        Identification No.)
incorporation
     or
organization)

          2828 FM 1960 E.                            2828 FM 1960 E.
       Houston, Texas 77073                        Houston, Texas 77073
          (281) 443-6036                              (281) 443-6036
 (Address and telephone number of            (Address and telephone number of
   principal executive offices)                principal executive offices)

                                Peter E. Fisher
                            Chief Executive Officer
                                2828 FM 1960 E.
                             Houston, Texas 77073
                                (281) 443-6036
          (Name, address, and telephone number of agent for service)

                                  Copies to:

    William T. Luedke IV, Esq.                    Hebert H. Davis, Esq.
   Bracewell & Patterson, L.L.P.              Rothgerber Johnson & Lyons LLP
  2900 South Tower Pennzoil Place              1200 17th Street, Suite 3000
     Houston, Texas 77002-2781                 Denver, Colorado 80202-5839
          (713) 223-2900                              (303) 623-9000

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                            Proposed       Proposed
 Title of each class of   Dollar Amount     maximum        maximum       Amount of
    securities to be          to be      offering price   aggregate     registration
       registered           registered      per unit    offering price     fee(1)
------------------------------------------------------------------------------------
Floating Rate Cumulative
 Preferred Securities of
 Paradigm Capital Trust
 II.....................   $10,000,000       $10.00      $10,000,000       $2,640
------------------------------------------------------------------------------------
Floating Rate Cumulative
 Junior Subordinated
 Debentures of Paradigm
 Bancorporation, Inc....       (2)
------------------------------------------------------------------------------------
Guarantee of Trust
 Preferred Securities...       (3)
------------------------------------------------------------------------------------

(1) The registration fee is calculated in accordance with Rule 457(a), (i) and
    (n).
(2) The Debentures will be purchased by Paradigm Capital Trust II with the proceeds from the sale of the Trust Preferred Securities. Such securities may later be distributed for no additional consideration to the holders of the Trust Preferred Securities of Paradigm Capital Trust II upon its dissolution.
(3) This Registration Statement is deemed to cover the Debentures of Paradigm Bancorporation, Inc., the rights of holders of Debentures of Paradigm Bancorporation, Inc. under the Indenture, and the rights of holders of the Trust Preferred Securities under the Trust Agreement, the Guarantee and the Expense Agreement entered into by Paradigm Bancorporation, Inc.

                                ---------------

   The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
         1,000,000 Floating Rate Cumulative Trust Preferred Securities

                           PARADIGM CAPITAL TRUST II

              Floating Rate Cumulative Trust Preferred Securities
             (Liquidation Amount $10 per Trust Preferred Security)
              fully, irrevocably and unconditionally guaranteed by

                         PARADIGM BANCORPORATION, INC.

  The trust preferred securities represent undivided beneficial interests in the assets of Paradigm Capital Trust II. The trust will invest the proceeds of this offering of trust preferred securities in the floating rate junior subordinated debentures of Paradigm Bancorporation, Inc.

  For each of the trust preferred securities that you own, you are entitled to receive quarterly cumulative cash distributions at a floating rate of 3.75% over the three month London interbank offered rate from payments on the debentures. Payment of distributions may be deferred at any time for up to 20 consecutive quarters. The trust preferred securities are effectively subordinated to all senior and subordinated indebtedness of Paradigm Bancorporation, Inc. and its subsidiaries. The debentures mature and the trust
preferred securities must be redeemed on      , 2030. The trust may redeem the
trust preferred securities, at a redemption price of $10 per trust preferred security plus accumulated and unpaid distributions, at any time on or after
     , 2005, or earlier under certain circumstances.

  The trust preferred securities will be quoted on the OTC Bulletin Board under the trading symbol "PARBP."

  Investing in the trust preferred securities involves risks which are described in the "Risk Factors" section beginning on page 10.

  These securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                                                          Per Trust
                                                          Preferred
                                                          Security     Total
                                                          --------- -----------
Public offering price...................................   $10.00   $10,000,000
Underwriting fees to be paid by Paradigm Bancorporation,
 Inc....................................................   $ 0.35   $   350,000
Proceeds to the trust...................................   $10.00   $10,000,000

  The underwriters have entered into a firm commitment underwriting agreement with Paradigm Bancorporation, Inc. and Paradigm Capital Trust II, which means that all of the trust preferred securities will be purchased by the underwriters, if any are.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      HOEFER & ARNETT                               SAMCO
        Incorporated                           Capital Markets

                                        , 2000

                    [Map of banking offices to be inserted]
                           PARADIGM MAP APPEARS HERE

                               TABLE OF CONTENTS

Summary...............................    4
Summary Consolidated Financial Data...    8
Risk Factors..........................   10
Forward-looking Information...........   15
Use of Proceeds.......................   17
Accounting Treatment..................   17
Capitalization........................   18
Unaudited Pro Forma Combined Statement
 of Income............................   19
Selected Consolidated Financial Data..   20
Management's Discussion and Analysis
 of Financial Condition and Results of
 Operations...........................   22
The Company...........................   48
Management............................   52
Interests of Management and Others in
 Certain Transactions.................   56

                         Beneficial Ownership of Common Stock
                          by Management and Principal
                          Shareholders.......................   57
                         Supervision and Regulation..........   58
                         Description of the Trust............   65
                         Description of the Trust Preferred
                          Securities.........................   66
                         Description of the Debentures.......   78
                         Book-entry Issuance.................   87
                         Description of the Guarantee........   89
                         Relationship among the Trust
                          Preferred Securities, the
                          Debentures and the Guarantee.......   91
                         Federal Income Tax Consequences.....   93
                         ERISA Considerations................   96
                         Underwriting........................   97
                         Legal Matters.......................   98
                         Experts.............................   98
                         Where You Can Find Information......   99
                         Index to Financial Statements.......  F-1

   You should not rely on any information not contained in this prospectus. We have not, and our underwriters have not, authorized any person to provide you with information different from or inconsistent with that contained in this prospectus. We are not, and our underwriters are not, making an offer to sell these securities in any jurisdictions where the offer or sale is not permitted.

   You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

                                    SUMMARY

   The items in the following summary are described in more detail later in this prospectus. Therefore, you should also read the more detailed information set forth in this prospectus and in our financial statements. We were a Subchapter S Corporation for federal income tax purposes from January 1, 1998 until December 1, 1999. During this time, we were not generally subject to a company level tax for federal income tax purposes. Unless otherwise indicated, our financial information for this period that is contained in this prospectus has not been revised to reflect an estimated federal income tax.

                         Paradigm Bancorporation, Inc.

   We are a financial holding company headquartered in Houston, Texas. We provide commercial and retail banking services through the community banking offices of two subsidiary banks--Woodcreek Bank, a Texas banking association headquartered in Houston, Texas, and Dayton State Bank, a Texas banking association headquartered in Dayton. We were formed as a bank holding company for Woodcreek in 1996. Woodcreek has seven community banking offices, six of which are located in the greater Houston metropolitan area with one located in Dayton. We acquired Dayton State on December 10, 1999. In addition to its main office in Dayton, Dayton State has community banking offices in Mont Belvieu and Winnie, Texas. We elected to become a financial holding company in 2000. We plan to merge Dayton State and Woodcreek in the near future. At June 30, 2000, we had total assets of $204.0 million, loans of $124.2 million, deposits of $179.7 million and shareholders' equity of $16.1 million.

   We offer a variety of traditional loan and deposit products to our customers, which consist primarily of small and medium-sized businesses and individual consumers. For businesses, we provide term loans, lines of credit and loans for working capital, business expansion and the purchase of equipment and machinery, interim construction loans for builders and owner occupied commercial real estate loans. We offer consumers automobile loans, home mortgage loans, debit cards, cash management services and Internet banking. We provide all of our customers with a full complement of traditional deposit products.

   We have grown through a combination of internal growth, acquiring two existing community banks and opening new banking centers. As a result of these additions and internal growth, our assets have increased from $93.4 million at December 31, 1997 to $204.0 million at June 30, 2000. During that same period, loans increased from $38.0 million to $124.2 million, deposits increased from $86.2 million to $179.7 million and shareholders equity increased from $5.0 million to $16.1 million. A substantial portion of our recent growth results from our acquisition of Dayton State.

   Along with steady asset growth, our financial performance has historically been characterized by consistent core earnings and low net charge-offs. The diverse economic nature of the local markets that we serve provide us with a varied customer base and allows us to spread our lending risks among different industries.

   We believe that our combination of responsive community banking, skilled and experienced executive officers and ability to provide the variety of products and services of a regional financial holding company, give us a competitive advantage in our market area and excellent growth opportunities through acquisitions, new branch locations and additional business development.

   Our executive offices are located at 2828 FM 1960 E., Houston, Texas 77073 and our telephone number is (281) 443-6036.

Business Strategy

   Our business strategy primarily focuses on the following:

  . Commitment to community relationship banking

  . Expanding market share through internal growth and a disciplined expansion and acquisition strategy

  . Maintaining conservative lending with low net charge-offs.

                           Paradigm Capital Trust II

   The trust, which is the issuer of the trust preferred securities, is a Delaware business trust. Upon issuance of the trust preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding trust preferred securities of the trust. In exchange for our capital contribution to the trust, we will own all of the common securities of the trust. The trust exists for the sole purposes of:

  . issuing the trust preferred securities to the public for cash;

  . issuing the common securities to us;

  . investing the proceeds from the sale of the trust preferred and common securities in an equivalent amount of floating rate junior subordinated debentures due , 2030 issued by us; and

  . engaging in other activities that are incidental to those listed above.

   The trust's address is 2828 FM 1960 E., Houston, Texas 77073 and its telephone number is (281) 443-6036.

                                  The Offering

Trust preferred securities
 issuer.....................  Paradigm Capital Trust II


Securities that are being     The trust is offering 1,000,000 trust preferred
 offered....................  securities, which represent undivided beneficial interests in the assets of the trust. Those assets will consist solely of the debentures and interest paid on the debentures.

                              The trust will sell the trust preferred
                              securities to the public for cash. The trust will use the proceeds from the sale of the trust preferred securities to buy debentures from us.

Offering price..............  $10 per trust preferred security.

Payment of distributions....  If you purchase the trust preferred securities, you will be entitled to receive cumulative cash distributions at a floating rate. Distributions will accumulate from the date the trust issues the trust preferred securities and will be paid quarterly. The interest rate on the trust preferred securities will be a floating rate of 3.75% over the three-month London interbank offered rate, adjusted quarterly.

We and the trust have the
 option to defer payments...  The trust will rely solely on payments made by us on the debentures to pay distributions on the trust preferred securities. If no event of default under the indenture has
                              occurred and is continuing, we may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters, but
                              not beyond      , 2030. If we defer interest
                              payments on the debentures:

                              . the trust will also defer distributions on the
                                trust preferred securities;

                              . distributions you are entitled to will
                                accumulate; and

                              . these accumulated distributions will accumulate
                                additional distributions at a floating rate of 3.75% over the three-month London interbank offered rate, adjusted quarterly.

                              At the end of any deferral period, we will pay to the trust all accrued and unpaid amounts owing on the debentures. The trust will then pay all accumulated and unpaid distributions to you.

Maturity....................  The debentures will mature and the trust
                              preferred securities must be redeemed on      ,
                              2030. We have the option, however, to shorten the
                              maturity date to a date not earlier than      ,
                              2005.

Redemption of the trust
 preferred securities is
 possible...................  The trust must redeem the trust preferred securities when the debentures are paid at
                              maturity or upon any earlier redemption of the debentures. We may redeem all or part of the
                              debentures on or after      , 2005. In addition,
                              we may redeem, at any time, all of the debentures if:

                              . the interest we pay on the debentures is no
                                longer deductible by us for federal tax
                                purposes or the trust becomes subject to federal income tax;

                              . there is a change in the Investment Company Act
                                of 1940 that requires the trust to register under that law; or

                              . there is a change in the capital adequacy
                                guidelines of the Federal Reserve that reduces the amount of trust preferred securities that may be counted as Tier 1 capital.

                              If the trust preferred securities are redeemed by the trust, you will receive the liquidation amount of $10 per trust preferred security plus any accumulated and unpaid distributions to the date of redemption.

How the securities will
 rank in right of payment...  Our obligations under the trust preferred securities, debentures and guarantee are unsecured and will rank as follows with regard to right of payment:

                              . the trust will pay distributions on the trust
                                preferred securities and the common securities pro rata. However, if we default with respect to the debentures, then no distributions on the common securities will be paid until all accumulated and unpaid distributions on the trust preferred securities have been paid;

                              . our obligations under the debentures and the
                                guarantee will rank junior in priority to our existing and future senior and other subordinated indebtedness; and

                              . because we are a holding company, the
                                debentures and the guarantee will effectively be subordinated to all existing and future liabilities of our subsidiaries.

We may distribute the
 debentures directly to
 you........................  We may, at any time, dissolve the trust and distribute the debentures to you in exchange for your trust preferred securities. If we distribute the debentures, we will use our best efforts to list the debentures on the OTC Bulletin Board or comparable automated quotation system.

Our guarantee of payment....  We guarantee that the trust will use its assets to pay the distributions on the trust preferred securities. However, the guarantee does not apply when the trust does not have sufficient funds to make the payments. In this event, your remedy is to initiate a legal proceeding directly against us for enforcement of payments under the debentures.

Voting rights of the trust
 preferred securities.......  Except in limited circumstances, holders of the trust preferred securities will have no voting rights.

OTC Bulletin Board symbol...  "PARBP"

Book-entry..................  The trust preferred securities will be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company or its nominee. Therefore, you will not receive a certificate for the trust preferred securities.


Use of proceeds.............  The trust will use the net proceeds from the sale of the trust preferred securities to purchase the floating rate junior subordinated debentures issued by us. We expect to use the net proceeds from the sale of the floating rate subordinated debentures to redeem our $5.125 million in outstanding 10.375% subordinated debentures and for general corporate purposes including potential acquisitions.

                         PARADIGM BANCORPORATION, INC.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

   We are providing the following financial information to aid you in your financial analysis of us and our ability to pay the principal and interest on the debentures. This information is only a summary and you should read it in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the Notes thereto included elsewhere in this prospectus.

                          As of and for the
                          Six Months Ended         As of and for the Years
                              June 30,               Ended December 31,
                          --------------------    ---------------------------------
                            2000        1999        1999         1998        1997
                          --------    --------    --------     --------     -------
                             (In thousands, except per share data)
Income Statement Data:
Interest income.........  $  7,588    $  3,466    $  7,813     $  6,324     $ 4,758
Interest expense........     2,336       1,139       2,597        2,387       1,871
                          --------    --------    --------     --------     -------
Net interest income.....     5,252       2,327       5,216        3,937       2,887
Provision for credit
 losses.................       270          90         309           76          40
                          --------    --------    --------     --------     -------
Net interest income
 after provision for
 credit losses..........     4,982       2,237       4,907        3,861       2,847
Noninterest income......     1,672         860       2,278        1,407       1,125
Noninterest expense.....     5,028       2,492       5,357        4,151       2,672
                          --------    --------    --------     --------     -------
Earnings before taxes...     1,626         605       1,828        1,117       1,300
Provision for income tax
 expense................       544          --(1)      104(1)        --(1)      330
                          --------    --------    --------     --------     -------
Net earnings............  $  1,082    $    605(1) $  1,724(1)  $  1,117(1)  $   970
                          ========    ========    ========     ========     =======
Per Share Data:
Basic and diluted
 earnings per share.....  $   0.46    $   0.40    $   1.16(1)  $   0.74(1)  $  0.75
Book value..............      6.78        5.16        6.42         5.01        3.89
Tangible book value(2)..      5.15        4.68        4.77         4.51        3.28
Cash dividends..........      0.10        0.23        0.48         0.14        0.26
Dividend payout ratio...      21.9%       57.0%       41.3%(1)     18.7%(1)    34.8%
Weighted average shares
 outstanding (basic and
 diluted)...............     2,375       1,500       1,576        1,472       1,499
Shares outstanding at
 end of period..........     2,375       1,500       2,375        1,500       1,287

Balance Sheet Data:
Total assets............  $203,966    $108,033    $210,847     $104,975     $93,387
Securities..............    48,479      25,471      51,596       24,511      22,211
Loans...................   124,235      62,188     111,244       49,368      37,958
Allowance for credit
 losses.................       829(3)      217         679(3)       113         247
Goodwill................     3,876         728       3,928          755         794
Total deposits..........   179,686      98,306     182,042       96,802      86,189
Borrowings and notes
 payable................        50       1,305      11,778           --          --
Trust preferred
 securities.............     5,125          --       5,125           --          --
Total shareholders'
 equity.................    16,102       7,747      15,248        7,525       5,006

Performance Ratios(4):
Return on average
 assets.................      1.56%       1.15%       1.57%        1.16%       1.35%
Return on average
 equity.................     20.74       16.13       21.27        16.36       15.64%
Net interest margin.....      5.90        5.05        5.27         4.82        4.67%
Efficiency ratio(5).....     71.04       81.02       70.59        79.26       67.60%

Asset Quality Ratios(6):
Nonperforming assets to
 total loans and other
 real estate............      1.72%       1.19%       0.91%        0.70%       2.60%
Net loan charge-offs to
 average loans..........      0.10          --        0.17         0.47        0.08%
Allowance for credit
 losses to total loans..      0.67(3)     0.35        0.61(3)      0.23        0.65%
Allowance for credit
 losses to nonperforming
 loans(7)...............     51.62(3)    48.54      129.33(3)    100.00       94.63%

Debt Coverage and
 Earnings to Fixed
 Charges Ratios
Debt coverage ratio(8)..      3.63x       1.16x       1.80x        1.07x       1.25x
Excluding deposit
 interest(9)............     14.11x      97.77x      48.98x       98.17x     138.57x
Including deposit
 interest(9)............      1.62x       1.52x       1.70x        1.46x       1.69x

Capital Ratios(6):
Leverage ratio..........      8.80%       6.53%       8.00%        6.45%       6.26%
Average shareholders'
 equity to average total
 assets.................      7.56        7.14        7.40         7.11        8.61
Tier 1 risk-based
 capital ratio..........     13.09       10.07       12.82        11.64       12.07
Total risk-based capital
 ratio..................     13.70       10.38       13.35        11.84       12.58

(1) For the federal income tax years beginning after December 31, 1997 and until December 1, 1999, Paradigm has been taxed under Subchapter S of the Internal Revenue Code. Consequently, Paradigm made no provision for income tax in 1998 and the first eleven months of 1999. Based upon Paradigm's federal income tax bracket, if it were taxed as a C corporation, the provision for income tax would have been approximately $150,000 for the six months ended June 30, 1999, and $548,000, and $277,000 for the years ended December 31, 1999 and 1998, respectively, which would have resulted in net earnings of $455,000 for the six months ended June 30, 1999 and $1.3 million and $840,000 for the years ended December 31, 1999 and 1998, respectively.
(2) Calculated by dividing total assets, less total liabilities and goodwill, by shares outstanding at end of period.
(3) Does not include funds held in escrow from the purchase price for the acquisition of Dayton State as a reserve for the performance of certain loans held by Dayton State. At June 30, 2000, this amount was approximately $524,000.
(4) All interim periods have been annualized for the calculation of ratios.
(5) Calculated by dividing total noninterest expense, excluding securities losses and goodwill amortization, by net interest income plus noninterest income.
(6) Based on balances at period end, except net loan charge-offs (recoveries) to average loans and average shareholders' equity to average total assets.
(7) Nonperforming loans consist of nonaccrual loans and restructured loans.
(8) Represents the ratio of the interest payable on the subordinated debentures to our cash available to service such interest payments based on the current three month LIBOR plus 3.75%. The available cash includes our earnings before taxes and the interest payments made on the currently outstanding debentures, which debentures will be redeemed upon consummation of this offering.
(9) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus interest and one-third of rental expense. Fixed charges, excluding interest on deposits, consist of interest on indebtedness and one-third of rental expense (which is deemed representative of the interest factor). Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits. On a pro forma basis assuming this offering is fully subscribed and the existing subordinated debentures are retired, the ratio of earnings to fixed charges including deposit interest for the six months ended June 30, 2000 and the year ended December 31, 1999 would have been 1.57x and 1.52x, respectively.

                                  Risk Factors

   An investment in the trust preferred securities involves a number of risks. You should carefully read and consider the following factors in evaluating us, our business and the trust, in addition to the other information in this prospectus, before you purchase the trust preferred securities offered by this prospectus.

   Because the trust will rely on the payments it receives on the debentures to fund all payments on the trust preferred securities, and because the trust may distribute the debentures in exchange for the trust preferred securities, you are making an investment decision that relates to the debentures as well as the trust preferred securities. You should carefully review the information in this prospectus about the trust preferred securities, the debentures and the guarantee.

       Risks Related to an Investment in these Trust Preferred Securities

Payments on the trust preferred securities depend on our ability to make timely payments on the debentures

   The trust will depend solely on our payments on the debentures to pay distributions and the liquidation amount on the trust preferred securities. If we default on our obligation to pay the principal or interest on the debentures, the trust will not have sufficient funds to pay distributions or the liquidation amount on the trust preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the trust has sufficient funds to make distributions on or to pay the liquidation amount of the trust preferred securities. Instead, you or the property trustee will have to initiate a direct action against us to enforce the property trustee's rights under the indenture relating to the debentures.

If the banks are unable to pay sufficient dividends to us, then we likely will be unable to make payments on the debentures, thereby leaving insufficient funds for the trust to make payments to you on the trust preferred securities

   We are a holding company and substantially all of our assets are held by our subsidiary banks. Our ability to make payments on the debentures when due will depend primarily on available cash resources at the holding company and dividends from the banks. Dividend payments from the banks are subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over the banks. The ability of the banks to pay dividends is also subject to their profitability, financial condition and capital expenditures and other cash flow requirements. We cannot assure you that the banks will be able to pay dividends in the future.

The holders of our senior indebtedness will be paid before we make payments under the debentures or the guarantee

   Our obligations under the debentures and the guarantee are unsecured and will rank junior in priority of payment to our existing and future senior and subordinated indebtedness and senior to our capital stock. At June 30, 2000, we had approximately $5.125 million of senior and subordinated indebtedness. We plan to eliminate this debt with the proceeds of this offering. Nonetheless, we may incur additional indebtedness in the future. The issuance of the debentures and the trust preferred securities does not limit our ability to incur additional indebtedness, including indebtedness that ranks senior or equal in priority of payment to the debentures or the guarantee.

   Because we are a holding company, the creditors of the banks will also have priority over you in any distribution of assets in liquidation, reorganization or otherwise. Accordingly, the debentures and the guarantee will be effectively subordinated to all existing and future liabilities of the banks, and you should look only to our assets for payments on the trust preferred securities and the debentures.

You will not receive timely distributions on the trust preferred securities if we elect to defer payments on the debentures

   We may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters. If we defer interest payments on the debentures, the trust will defer distributions on the trust preferred securities during any deferral period. Your distributions will continue to accrue and the interest on the unpaid distributions will compound quarterly.

If we elect to defer interest payments, you will have to include interest in your taxable income before you receive the distribution

   Although you will not receive cash distributions during a deferral period, you will be required to recognize as income for federal income tax purposes the interest income that accrues on your proportionate share of the debentures held by the trust. As a result, you must include this income in your gross income for federal income tax purposes before you receive the distribution. You will also not receive the cash related to any accrued and unpaid interest from the trust if you dispose of the trust preferred securities before the end of any deferral period.

The price of the trust preferred securities may not reflect unpaid interest and you may suffer adverse tax consequences or a loss if you sell them while the interest remains unpaid

   If we exercise our right to defer interest payments on the debentures, the price at which you could sell the trust preferred securities may decline because the price may not reflect the value of any accrued but unpaid interest. Accordingly, if you dispose of the trust preferred securities during an interest deferral period, you may not receive the same return on investment as someone who continues to hold the trust preferred securities.

   During a deferral period, your tax basis in the trust preferred securities will increase by the amount of accrued but unpaid distributions. If you sell the trust preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss you might have otherwise recognized on the sale. Except in certain limited circumstances, a capital loss may not be used to offset ordinary income. Accordingly, as a result of the deferral of distributions, you may have additional ordinary income, a related tax liability, and if you sell the trust preferred securities, a capital loss that can only be used to offset a capital gain.

We may redeem the debentures at any time on or after        , 2005 or within 90
days following the occurrence of a tax, Investment Company Act or regulatory event

   Under the following circumstances, and subject to Federal Reserve approval, if required, we may redeem the debentures before their stated maturity:

  . in whole or in part, at any time on or after      , 2005; or

  . in whole, but not in part, within 90 days after certain occurrences at any time during the life of the trust. These occurrences include adverse tax, Investment Company Act or bank regulatory developments.

   You should assume that we will exercise our redemption option if we are able to obtain capital at a lower cost than we must pay on the debentures or if it is otherwise in our interest to redeem the debentures. If the debentures are redeemed, the trust must redeem trust preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of debentures redeemed, and if you reinvest your principal in another instrument you may not be able to earn a return that is as high as you were earning on the trust preferred securities prior to the redemption.

The trust can distribute the debentures to you in exchange for the trust preferred securities which may affect the price and result in a taxable event

   We may dissolve the trust at any time. After satisfying its liabilities to its creditors, the trust may distribute the debentures to you in exchange for the trust preferred securities. We will not dissolve the trust without the prior approval of the Federal Reserve, if then required. There is no current public market for the debentures, and although we will use our best efforts to have the debentures quoted on the OTC Bulletin Board if the debentures are distributed to you, there is no guarantee that a public market will develop, and we cannot predict the market prices for the debentures that may be distributed. Accordingly, the debentures that you receive upon a distribution, or the trust preferred securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the trust preferred securities.

   Under current federal income tax law and interpretations, a distribution of the debentures should not be a taxable event to holders of the trust preferred securities.

The limited covenants we made in the indenture and the trust agreement will not necessarily protect your investment

   The indenture governing the debentures and the trust agreement governing the trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity and, except during deferral periods, do not restrict our ability to pay dividends on our common stock. As a result, those governing documents will not protect your investment in the event we experience significant adverse changes in our financial condition or results of operations. In addition, neither the indenture nor the trust agreement limits our ability or the ability of our subsidiaries to incur additional indebtedness. You should not consider the covenants contained in these governing documents as a significant factor in evaluating whether we will be able to comply with our obligations under the debenture or the guarantee.

An active trading market for the trust preferred securities or the debentures is unlikely to develop

   There is currently no public market for the trust preferred securities. The trust preferred securities have been approved for quotation on the OTC Bulletin Board under the symbol "PARBP". The underwriters have advised us that they intend to make a market in the trust preferred securities as long as the volume of trading activity in the trust preferred securities and certain other market making conditions justify doing so. Nonetheless, there can be no assurance that an active public market will develop or be sustained after the offering or that if such a market develops, investors in the trust preferred securities will be able to resell their shares at or above the offering price. Making a market involves maintaining bid and asked quotations for the trust preferred securities and being available as principal to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of the trust preferred securities at any given time, which presence is dependent upon the individual decisions of investors over which neither we nor any market maker has any control. If an active trading market does not develop, the market price and liquidity of the trust preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the trust preferred securities will equal or exceed the price you pay for the trust preferred securities.

You must rely on the property trustee to enforce your rights if there is an event of default under the indenture

   You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the debentures against us. If the property trustee does not enforce its rights following an event of default you may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee's rights. If the event of default occurs because we did not pay interest or principal on the debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

The trust preferred securities are not FDIC insured

   Neither the Federal Deposit Insurance Corporation nor any other governmental agency has insured the trust preferred securities.

        Risks Related to an Investment in Paradigm Bancorporation, Inc.

We may have difficulty managing our growth

   As part of our general strategy, we may acquire financial institutions and branches of financial institutions that we believe provide a strategic fit with our business, such as our recent acquisition of Dayton State and may continue to grow internally. To the extent that we grow, we cannot assure you that we will be able to adequately and profitably manage such growth. Our ability to successfully integrate acquired financial institutions and branches of financial institutions into our operations and our ability to manage internal growth depends on our ability to:

  . monitor operations;

  . control costs;

  . maintain positive customer relations;

  . maintain regulatory compliance; and

  . attract, assimilate and retain qualified personnel.

   If we fail to successfully manage internal growth and integrate an acquired financial institution's or branch's operations with our operations, we may experience interruptions or difficulties in our business which may have a material adverse impact on our business, financial condition or results of operations, as well as affect our ability to operate the banks consistent with safe and sound banking practices. Successful growth management could be more expensive than anticipated.

   Some of the other risks involved with acquisitions in general, including the acquisition of Dayton State, include

  . changes in results of operations or cash flows;

  . unforeseen liabilities related to the acquired company or arising from the acquisition;

  . exposure to potential asset quality issues of the acquired company;

  . adverse personnel relations;

  . diversion of management time and attention;

  . loss of customers; and

  . deterioration in local economic conditions.

Changes in interest rates may adversely affect our results of operations

   Our earnings are significantly dependent on our net interest income. Net interest income is the difference between the interest income we earn on loans, investments and other interest-earning assets and the interest expense we pay on deposits and other interest-bearing liabilities. Therefore, any change in general market interest rates, such as a change in the monetary policy of the Federal Reserve, can have a significant effect on our net interest income. Our assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities. As a result, an increase or decrease in market interest rates could have an adverse impact on our net interest margin and results of operations.

We cannot guarantee that any of our executive officers or key employees will be employed with us in the future

   Our success is dependent upon the continued service and skills of senior management, such as Peter E. Fisher, our President and Chief Executive Officer, Jay W. Porter, the President of Woodcreek, and James A. Woodall, Jr., the President of Dayton State. Although we currently have employment/retention agreements with Messrs. Fisher, Porter and Woodall, we cannot guarantee that they will continue to be employed with us in the future. The loss of services of any of these key personnel could have a negative impact on our business because of their skills, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

We operate in a highly competitive market

   Our earnings depend upon our ability to compete in our highly competitive market areas. We compete with financial institutions and certain nonfinancial entities that provide similar products and services. Recently enacted Federal legislation eased burdens previously imposed on banks, securities firms, insurance companies, credit unions and other financial service providers. As a result, it is easier for such firms to directly compete with us. Many of our competitors have greater financial strength, marketing capability and name recognition than we do, and operate on a statewide or nationwide basis. In addition, recent developments in technology and mass marketing have permitted larger companies to market loans and other products and services more aggressively to our small business customers. Such advantages may enable our competitors to realize greater economies of scale and operating efficiencies than we can. Further, some of our nonbank competitors are not subject to the same extensive regulations that govern us and the banks.

Our business is concentrated in Southeast Texas, and a downturn in the Texas economy may adversely affect our business

   Substantially all of our business is located in Southeast Texas, and as a result, our financial condition, results of operations and cash flows are subject to changes in the economic condition of that area. Since the late 1980s, the Southeast Texas economy has diversified from the energy industry into non-energy related industries. As a result, a downturn in the energy industry is not expected to have the same impact that it did in the 1980s. Nevertheless, a prolonged period of economic recession or other adverse economic conditions in Texas or Southeast Texas could result in an increase in nonpayment of loans and a decrease in collateral value, causing operating losses, impairing liquidity and eroding capital. Conditions in the Texas and Southeast Texas economies could deteriorate in the future, and such a deterioration could have a material adverse effect on our financial condition or results of operations.

Our executive officers and directors can significantly influence all matters which require a vote of our shareholders

   Our executive officers and directors beneficially own 58% of our outstanding shares of common stock. Accordingly, these executive officers and directors influence, to a significant extent, the outcome of all matters required to be submitted to our shareholders for approval, including decisions relating to the election of directors, the determination of day-to-day corporate and management policies and other significant corporate transactions. See "Management" and "Principal Shareholders."

If our allowance for credit losses is not adequate to cover actual losses, our earnings could decrease

   Our policy is to maintain our allowance for credit losses at a level adequate to absorb any inherent losses in our loan portfolio. However, our actual loan loss could increase significantly due to changes in economic and other conditions that are generally beyond our control. For example, a debtor of Dayton State recently filed Chapter 11 bankruptcy. This debtor owed Dayton State a total of $825,000 as of August 31, 2000. Management is unable to determine the likelihood or amount of material loss from this contingency, although management estimates its maximum exposure is $350,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition". Management's estimates used in determining the allowance are based on our historical loan loss experience, industry diversification of the commercial loan portfolio, the amount of nonperforming loans and related collateral, volume, growth and composition of the loan portfolio, current economic conditions that may affect the borrower's ability to pay and the value of collateral, the evaluation of our loan portfolio through our internal loan review process and other relevant factors. These estimates are inherently subjective and their accuracy depends on the outcome of future events. Ultimate losses may differ from current estimates. As a result, such losses could exceed our current allowance estimates. We can provide no assurance that our allowance is sufficient to cover actual credit losses should such losses be realized.

   In addition, federal and state regulators, as an integral part of their respective supervisory functions, periodically review our allowance for credit losses. Such regulatory agencies may require us to increase our provision for credit losses or to recognize further loan charge-offs, based upon judgments different from those of management. Any increase in our allowance required by these regulatory agencies could have a negative effect on our results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition-- Allowance for Credit Losses."

We have a continuing need for technological change

   The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our customers.

We are subject to extensive governmental regulation

   As a financial holding company, we and the banks operate in a highly regulated environment and are subject to supervision and examination by various federal and state regulatory agencies.

   Federal and state laws and regulatory restrictions limit the manner in which we and the banks may conduct business and obtain financing. We cannot predict the nature, timing or effect of any changes in such laws and regulations. Changes in applicable laws and regulations could adversely affect our business or results of operations.

                          Forward-Looking Information

   Statements and financial discussion and analysis contained in this prospectus that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe our future plans, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond our control.

Some of the important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation:

  . changes in interest rates and market prices, which could reduce our net interest margins, asset valuations and expense expectations;

  . changes in the levels of loan prepayments and the resulting effects on the value of our loan portfolio;

  . changes in local economic and business conditions which adversely affect our customers and their ability to transact profitable business with us, including the ability of our borrowers to repay their loans according to their terms or a change in the value of the related collateral;

  . increased competition for deposits and loans adversely affecting rates and terms;

  .  our ability to identify suitable future acquisition candidates;

  . the timing, impact and other uncertainties of our future acquisitions, including our success or failure in the integration of their operations, and our ability to enter new markets successfully and capitalize on growth opportunities;

  . increased credit risk in our assets and increased operating risk caused by a material change in commercial, consumer and/or real estate loans as a percentage of the total loan portfolio;

  . the failure of assumptions underlying the establishment of and provisions made to the allowance for credit losses;

  . changes in the availability of funds resulting in increased costs or reduced liquidity;

  . increased asset levels and changes in the composition of assets and the resulting impact on our capital levels and regulatory capital ratios;

  . our ability to acquire, operate and maintain effective and cost efficient systems without incurring unexpectedly difficult or expensive but necessary technological changes;

  . the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels;

  . changes in statutes and government regulations or their interpretations applicable to bank holding companies and our present and future banking and other subsidiaries, including changes in tax requirements and tax rates; and

  . other factors discussed in the "Risk Factors" section of this prospectus.

   We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events discussed in any forward-looking statements in this prospectus might not occur.

                                USE OF PROCEEDS

   The trust will invest all the proceeds from the sale of the trust preferred securities in the debentures. We will use the net proceeds we receive from the sale of the debentures, which we estimate to be approximately $9.45 million after deducting the underwriters' fee of approximately $350,000 and expenses of approximately $200,000, to redeem all $5.125 million of our outstanding 10.375% subordinated debentures underlying the trust preferred securities held by a third party. The remainder of the net proceeds will be used for general corporate purposes, including potential acquisitions. The proceeds from the prior sale of our outstanding trust preferred securities were used to fund a portion of the purchase price of Dayton State.

                              ACCOUNTING TREATMENT

   The trust will be treated, for financial reporting purposes, as our subsidiary and, accordingly, the accounts of the trust will be included in our consolidated financial statements. The trust preferred securities will be presented as a separate line item in our consolidated balance sheet under the caption "Company Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trust," and appropriate disclosures about the trust preferred securities, the guarantee and the debentures will be included in the notes to consolidated financial statements. For financial reporting purposes, we will record distributions payable on the trust preferred securities as non-interest expense related to minority interest in our Consolidated Statements of Income.

   Our future reports filed under the Securities Exchange Act of 1934, as amended, will include a footnote to the consolidated financial statements stating that:

  .  the trust is wholly-owned;

  . the sole assets of the trust are the debentures and specifying the debentures' principal amount, interest rate and maturity date; and

  . our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trust under the trust preferred securities.

                                 CAPITALIZATION

   The following table sets forth our indebtedness and capitalization as of June 30, 2000, on a historical basis and as adjusted for the offering and the application of the estimated net proceeds. This data should be read in conjunction with the "Selected Consolidated Financial Data" and the consolidated financial statements and notes thereto, included elsewhere in this prospectus.

                                                             June 30, 2000
                                                          --------------------
                                                                   As Adjusted
                                                                     for the
                                                          Actual    Offering
                                                          -------  -----------
                                                              (Dollars in
                                                              thousands)
Indebtedness:
Short-term borrowings.................................... $    50    $    50
                                                          =======    =======
Company obligated mandatorily redeemable trust preferred
 securities of subsidiary trust.......................... $ 5,125    $10,000
                                                          =======    =======
Shareholders' equity:
Preferred Stock, $1.00 par value; 10,000,000 shares
 authorized; one share issued and outstanding(1)......... $    --    $    --
Common Stock, $1.00 par value; 25,000,000 shares
 authorized; 2,375,000 shares issued and outstanding.....   2,375      2,375
Capital surplus..........................................  10,793     10,793
Retained earnings........................................   3,125      3,125
Accumulated other comprehensive income...................    (191)      (191)
                                                          -------    -------
    Total shareholders' equity........................... $16,102    $16,102
                                                          =======    =======
Capital(2):
 Dollar basis:
  Total risk-based capital............................... $18,372    $23,247
  Tier 1 risk-based capital..............................  17,543     19,018
  Leverage capital.......................................  17,543     19,018
 Percentage basis:
  Total risk-based capital...............................   13.70%     17.34%
  Tier 1 risk-based capital..............................   13.09%     14.19%
  Leverage capital (to adjusted total assets)............    8.80%      9.32%

Debt coverage and earnings to fixed charges ratios:
  Debt coverage ratio....................................    6.18x      3.63x
  Excluding deposit interest.............................   14.11x      8.22x
  Including deposit interest.............................    1.62x      1.57x

--------
(1) There is one share of preferred stock outstanding with a liquidation value of $10.00.
(2) Federal Reserve guidelines for calculation of Tier 1 capital limit the aggregate amount of trust preferred securities, including securities similar to the trust preferred securities, which can be included in Tier 1 capital to 25% of total core capital elements. As of June 30, 2000, after giving effect to the redemption of the $5.125 million of outstanding trust preferred securities, which will occur upon consummation of the offering, $6.6 million of the aggregate amount of trust preferred securities would have qualified as Tier 1 capital, and the remaining amount would have qualified as Tier 2 capital. Any future increases in other elements of our Tier 1 capital, including retained earnings, will allow us to include greater portions of the trust preferred securities in Tier 1 capital.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

   The following unaudited pro forma combined statement of income for the year ended December 31, 1999 combines our historical consolidated statements of income with the historical statements of income of Dayton State and is intended to give you a better picture of what the companies might have earned as a combined entity. The pro forma income statement assumes that the Dayton State acquisition was consummated at January 1, 1999. The companies may have performed differently if they had been combined.

   The unaudited pro forma statement of income is presented for illustrative purposes only. You should not rely on the pro forma information as being indicative of the results of future operations of the combined entity or of the actual results that would have been achieved had the acquisition been consummated as of the dates indicated above.

                                                       Pro Forma
                                                      Adjustments        Pro
                                             Dayton  -----------------  Forma
                                Paradigm(1) State(2) Debits    Credits Combined
                                ----------- -------- ------    ------- --------
                                  (Dollars in thousands, except per share
                                                   data)
Interest income:
  Interest and fees on loans..    $5,329     $4,023                     $9,352
  Interest on securities......     1,692      1,735                      3,427
  Interest on federal funds
   sold.......................       195        338                        533
                                  ------     ------                     ------
    Total interest income.....     7,216      6,096                     13,312

Interest expense:
  Interest on deposits and
   other borrowings...........     2,419      1,841                      4,260
Net interest income...........     4,797      4,255                      9,052
  Provision for credit
   losses.....................       289        100                        389
                                  ------     ------                     ------
Net interest income after
 provision for credit losses..     4,508      4,155                      8,663

Noninterest income:
  Customer service fees.......     1,807      1,142                      2,949
  Other noninterest income....       319         64                        383
                                  ------     ------                     ------
    Total noninterest income..     2,126      1,206                      3,332

Noninterest expense:
  Salaries and employee
   benefits...................     2,610      2,288                      4,898
  Net occupancy expense.......       715        258   100 (a)            1,073
  Other noninterest expense...     1,687      1,422   635 (b)            3,744
                                  ------     ------   ---               ------
    Total noninterest
     expense..................     5,012      3,968   735                9,715
                                  ------     ------   ---               ------
Income before federal income
 taxes........................     1,622      1,393                      2,280
  Provision for federal income
   taxes......................        36        436   316 (c)              788
                                  ------     ------                     ------
    Net income................    $1,586     $  952                     $1,492
                                  ======     ======              ===    ======
Basic and diluted earnings per
 share:
  Net income per share........    $ 1.01                                $ 0.63
  Average shares outstanding
   (in thousands).............     1,576                                 2,375
Adjustment for 1999 income
 tax..........................    $  512
    Net income adjusted for
     1999 income tax..........    $1,074
    Net income per share
     adjusted for 1999 income
     tax......................    $ 0.68

--------
(1) Represents data for Paradigm for the 12 months ended December 31, 1999 including one month of data for Dayton State.
(2) Represents data for Dayton State for the 11 months ended November 30, 1999.
(a) This adjustment represents the added depreciation expense which would have been incurred as a result of writing up the assets of Dayton State.
(b) This adjustment represents $487,000 of interest that would have been paid on the debentures supporting the $5.125 million of trust preferred securities and the additional goodwill amortization of $148,000.
(c) This adjustment represents the additional income tax expense at the effective rate of 34% as if Paradigm had been a C corporation the entire year, less the benefit attributable to the additional interest and depreciation expense.

                         PARADIGM BANCORPORATION, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data for, and as of the end of, each of the years in the two-year period ended December 31, 1999 are derived from our consolidated financial statements. The consolidated financial statements as of December 31, 1999 and 1998 and for each of the years in the two-year period ended December 31, 1999, and the report thereon of Harper and Pearson Company, P.C., are included elsewhere in this prospectus. The consolidated financial data as of and for each of the six months ended June 30, 2000 and 1999 are derived from unaudited consolidated financial statements included elsewhere in this prospectus, and, in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly our financial position and results of operations as of such dates and for such periods. The results of operations for past periods and for the six months ended June 30, 2000 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 2000, or for any future periods.

                          As of and for the
                          Six Months Ended         As of and for the Years
                              June 30,               Ended December 31,
                          --------------------    ---------------------------------
                            2000        1999        1999         1998        1997
                          --------    --------    --------     --------     -------
                               (Dollars in thousands, except per share data)
Income Statement Data:
Interest income.........  $  7,588    $  3,466    $  7,813     $  6,325     $ 4,758
Interest expense........     2,336       1,138       2,597        2,385       1,871
                          --------    --------    --------     --------     -------
 Net interest income....     5,252       2,328       5,216        3,940       2,887
Provision for credit
 losses.................       270          90         309           76          40
                          --------    --------    --------     --------     -------
 Net interest income
  after provision for
  credit losses.........     4,982       2,238       4,907        3,864       2,847
Noninterest income......     1,672         860       2,278        1,446       1,125
Noninterest expense.....     5,028       2,493       5,357        4,193       2,672
                          --------    --------    --------     --------     -------
 Earnings before taxes..     1,626         605       1,828        1,117       1,300
Provision for income tax
 expense................       544          --(1)      104(1)        --(1)      330
                          --------    --------    --------     --------     -------
 Net earnings...........  $  1,082    $    605(1) $  1,724(1)  $  1,117(1)  $   970
                          ========    ========    ========     ========     =======
Per Share Data:
Basic earnings per
 share..................  $   0.72    $   0.40    $   1.16(1)  $   0.74(1)  $  0.75
Book value..............      6.78        5.16        6.42         5.01        3.89
Tangible book value(2)..      5.15        4.68        4.77         4.51        3.28
Cash dividends..........      0.10        0.23        0.48         0.14        0.26
Dividend payout ratio...      21.9%       57.0%       41.3%(1)     18.7%(1)    34.8%
Weighted average shares
 outstanding (basic)....     2,375       1,500       1,576        1,472       1,499
Weighted average shares
 outstanding (diluted)..     2,375       1,500       1,576        1,472       1,499
Shares outstanding at
 end of period..........     2,375       1,500       2,375        1,500       1,287

Balance Sheet Data:
Total assets............  $203,966    $108,033    $210,847     $104,975     $93,387
Securities..............    48,479      25,471      51,596       24,511      22,211
Loans...................   124,235      62,188     111,244       49,368      37,958
Allowance for credit
 losses.................       829(3)      217         679(3)       113         247
Goodwill................     3,876         728       3,928          755         794
Total deposits..........   179,686      98,306     182,042       96,802      86,189
Borrowings and notes
 payable................        50       1,305      11,778           --          --
Trust preferred
 securities.............     5,125          --       5,125           --          --
Total shareholders'
 equity.................    16,102       7,747      15,248        7,524       5,006

Average Balance Sheet
 Data:
Total assets............  $207,407    $105,942    $116,104     $ 96,075     $72,110
Securities..............    54,313      26,049      25,028       19,353      22,090
Loans...................   117,325      54,742      62,483       43,411      29,625
Allowance for credit
 losses.................       755(3)      149         426(3)       202         164
Total deposits..........   180,864      97,631     105,408       88,348      65,495
Total shareholders'
 equity.................    15,675       7,566       8,593        6,828       6,202

Performance Ratios(4):
Return on average
 assets.................      1.56%       1.15%       1.57%        1.16%       1.35%
Return on average
 equity.................     20.74       16.13       21.27        16.36       15.64
Net interest margin.....      5.90        5.05        5.27         4.82        4.67
Efficiency ratio(5).....     71.04       81.02       70.59        79.26       67.60

                                As of and for the      As of and for the
                                Six Months Ended      Years Ended December
                                    June 30,                  31,
                                --------------------  ------------------------
                                  2000        1999     1999      1998    1997
                                --------    --------  ------    ------  ------
                                 (Dollars in thousands, except per share data)
Asset Quality Ratios(6):
Nonperforming assets to total
 loans and other real estate..      1.72%       1.19%   0.91%     0.70%   2.60%
Net loan charge-offs to
 average loans................      0.10          --    0.17      0.47    0.08
Allowance for credit losses to
 total loans..................      0.67(3)     0.35    0.61(3)   0.23    0.65
Allowance for credit losses to
 nonperforming loans(7).......     51.62(3)    48.54  129.33(3) 100.00   94.63

Debt Coverage and Earnings to
 Fixed Charges Ratios
Debt coverage ratio(8)........      3.63x       1.16x   1.80x     1.07x   1.25x
Excluding deposit
 interest(9)..................     14.11x      97.77x  48.98x    98.17x 138.57x
Including deposit
 interest(9)..................      1.62x       1.52x   1.70x     1.46x   1.69x

Capital Ratios (Company)(6):
Leverage ratio................      8.80%       6.53%   8.00%     6.45%   6.26%
Average shareholders' equity
 to average total assets......      7.56        7.14    7.40      7.11    8.61
Tier 1 risk-based capital
 ratio........................     13.09       10.07   12.82     11.64   12.07
Total risk-based capital
 ratio........................     13.70       10.38   13.35     11.84   12.58

--------
(1) For the federal income tax years beginning after December 31, 1997 and until December 1, 1999, Paradigm has been taxed under Subchapter S of the Internal Revenue Code. Consequently, there is no provision for income tax in 1998 and the first eleven months of 1999. Based upon Paradigm's federal income tax bracket if it were taxed as a C corporation, the provision for income tax would have been approximately $150,000 for the six months ended June 30, 1999, and $548,000 and $277,000 for the years ended December 31, 1999 and 1998, respectively, which would have resulted in net earnings of $455,000 for the six months ended June 30, 1999 and $1.3 million and $840,000 for the years ended December 31, 1999 and 1998, respectively.
(2) Calculated by dividing total assets, less total liabilities and goodwill, by shares outstanding at end of period.
(3) Does not include funds held in escrow from the purchase price for the acquisition of Dayton State as a reserve for the performance of certain loans held by Dayton State. At June 30, 2000, this amount was approximately $524,000.
(4) All interim periods have been annualized for the calculation of ratios.
(5) Calculated by dividing total noninterest expense, excluding securities losses and goodwill amortization, by net interest income plus noninterest income.
(6) Based on balances at period end, except net loan charge-offs (recoveries) to average loans and average shareholders' equity to average total assets.
(7) Nonperforming loans consist of nonaccrual loans and restructured loans.
(8) Represents the ratio of the interest payable on the subordinated debentures to our cash available to service such interest payments based on the current three month LIBOR plus 3.75%. The available cash includes our earnings before taxes and the interest payments made on the currently outstanding debentures, which debentures will be redeemed upon consummation of this offering.
(9) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus interest and one-third of rental expense. Fixed charges, excluding interest on deposits, consist of interest on indebtedness and one-third of rental expense (which is deemed representative of the interest factor). Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits. On a pro forma basis assuming this offering is fully subscribed and the existing subordinated debentures are retired, the ratio of earning to fixed charges including deposit interest for the six months ended June 30, 2000 and the year ended December 31, 1999 would have been 1.57x and 1.52x, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Management's Discussion and Analysis of Financial Condition and Results of Operations analyzes the major elements of our balance sheets and statements of income. This section should be read in conjunction with our financial statements and accompanying notes and other detailed information appearing elsewhere in this prospectus.

                For the Six Months Ended June 30, 2000 and 1999

Overview

   We elected to be taxed under Subchapter S of the Internal Revenue Code for the tax year beginning January 1, 1998 and terminated our Subchapter S election on December 1, 1999. If we had been a Subchapter C corporation for the six months ended June 30, 1999, given our municipal bond portfolio and based on effective tax rates in prior years, our effective tax rate would have been approximately 24.8%. Accordingly, certain information as noted herein has been adjusted to reflect this tax rate.

   Earnings increased for the six month period ended June 30, 2000 due to an increase in loan volume and the acquisition of Dayton State in the fourth quarter of 1999, which was accounted for under the purchase method of accounting. For the six months ended June 30, 2000 our net income was $1.1 million ($0.46 per common share on a basic and diluted basis) compared with an income tax adjusted $455,000 ($0.30 per common share on a basic and diluted basis) for the same period in 1999, an increase of $625,000, or 137.4%. We estimate that approximately 30% of this increase was attributable to internal growth. We posted returns on average common equity of 13.81% and 12.02% (adjusted for an income tax) and returns on average assets of 1.04% and 0.86% (adjusted for an income tax) for the six months ended June 30, 2000 and 1999, respectively.

   Earnings growth was the result of, among other things, the acquisition of Dayton State. We were able to generate internal loan growth through our "Financial Center President" approach to branching, in which each branch is administered by a Financial Center President with knowledge of the local community. In 1999, we completed the acquisition of Dayton State, while continuing to focus on asset generation through the Financial Center Presidents.

   Total assets were $204.0 million at June 30, 2000 compared with $210.8 million at December 31, 1999. Total loans increased to $124.2 million at June 30, 2000 from $111.2 million at December 31, 1999, an increase of $13.0 million, or 11.7%. Nonperforming loans were $1.6 million at June 30, 2000 compared with $525,000 at December 31, 1999. Our allowance for credit losses was $829,000 at June 30, 2000. Total deposits were $179.6 million at June 30, 2000 compared with $182.0 million at December 31, 1999, a decrease of $2.4 million, or 1.3%. Shareholders' equity increased $854,000, or 5.6%, to $16.1 million at June 30, 2000 compared with $15.2 million at December 31, 1999. A substantial portion of the increase in assets and earnings is due to our acquisition of Dayton State, which had total assets of $92 million at the time of the acquisition.

Results of Operations

 Net Interest Income

   Net interest income is the amount by which interest income on interest-earning assets, including securities and loans, exceeds interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of our earnings. Interest rate fluctuations and changes in the amount and type of earning assets and liabilities combine to affect net interest income. Our net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as a volume change. It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a rate change.

   Net interest income increased $3.0 million, or 130.4% to $5.3 million for the six months ended June 30, 2000 from $2.3 million for the same period in 1999. This increase was primarily due to the acquisition of Dayton State and higher average interest-earning assets and higher average loans. The net interest margin on a tax-equivalent basis increased to 6.01% from 5.26% for the same periods, due to a $85.3 million increase in average interest earning assets and a 100 basis point increase in the yield on interest earning assets.

   The following table presents for the periods indicated the total dollar amount of average balances, interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Except as indicated in the footnotes, no tax-equivalent adjustments were made and all average balances are daily average balances. Nonaccruing loans have been included in the tables as noninterest-earning assets.

                                          Six Months Ended June 30,
                          ---------------------------------------------------------
                                      2000                         1999
                          ---------------------------- ----------------------------
                            Average   Interest Average   Average   Interest Average
                          Outstanding Earned/  Yield/  Outstanding Earned/  Yield/
                            Balance     Paid   Rate(4)   Balance     Paid   Rate(4)
                          ----------- -------- ------- ----------- -------- -------
                                           (Dollars in thousands)
Assets
Interest-earning assets:
 Loans..................   $117,325    $5,756   9.81%   $ 54,742    $2,422   8.92%
 Securities(1)..........     54,313     1,642   6.05      35,277       976   5.58
 Federal funds sold and
  other temporary
  investments...........      6,544       190   5.81       2,887        68   4.75
                           --------    ------           --------    ------
 Total interest-earning
  assets................    178,182     7,588   8.52%     92,906     3,466   7.52%
                                       ------                       ------
 Less allowance for
  credit losses.........       (755)                        (149)
                           --------                     --------
 Total interest-earning
  assets, net of
  allowance.............    177,427                       92,757
Noninterest-earning
 assets.................     29,980                       13,185
                           --------                     --------
 Total assets...........   $207,407                     $105,942
                           ========                     ========
Liabilities and
 shareholders' equity
Interest-bearing
 liabilities:
 Interest-bearing
  demand deposits.......   $ 17,617    $  142   1.60%   $  6,753    $   36   1.08%
 Savings and money
  market accounts.......     42,702       764   3.56      24,552       358   2.94
 Certificates of
  deposit...............     54,324     1,416   5.21      32,107       743   4.66
 Federal funds
  purchased and other
  borrowings............        457        14   6.13          74         2   5.45
                           --------    ------           --------    ------
   Total interest-
    bearing
    liabilities.........    115,100     2,336   4.06%     63,486     1,139   3.62%
                           --------    ------           --------    ------
Noninterest-bearing
 liabilities:
 Noninterest-bearing
  demand deposits.......     66,221                       34,219
 Other liabilities......      5,286                          671
                           --------                     --------
   Total liabilities....    186,607                       98,376
                           --------                     --------
Company obligated
 mandatorily redeemable
 trust preferred
 securities.............      5,125                           --
Shareholders' equity....     15,675                        7,566
                           --------                     --------
   Total liabilities and
    shareholders'
    equity..............   $207,407                     $105,942
                           ========                     ========
Net interest rate
 spread.................                        4.46%                        3.90%
Net interest income and
 margin(2)..............               $5,252   5.90%               $2,327   5.05%
                                       ======                       ======
Net interest income and
 margin (tax-equivalent
 basis)(3)..............               $5,354   6.01%               $2,423   5.26%
                                       ======                       ======

--------
(1) Yield is based on amortized cost and does not include any component of unrealized gains or losses.
(2) The net interest margin is equal to net interest income divided by average interest-earning assets.
(3) To make pretax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments and loans, a tax-equivalent adjustment has been computed using a federal income tax rate of 34%.
(4) Annualized.

   The following table presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and identifies the change related to outstanding balances (volume) and the change due to interest rate fluctuations (rate) for the periods indicated. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated to rate.

                                                              Six Months Ended
                                                             June 30, 2000 vs.
                                                                    1999
                                                             ------------------
                                                              Increase
                                                             (Decrease)
                                                               Due to
                                                             -----------
                                                             Volume Rate Total
                                                             ------ ---- ------
                                                                (Dollars in
                                                                 thousands)
Interest-earning assets:
Loans....................................................... $3,077 $257 $3,334
Securities..................................................    583   83    666
Federal funds sold and other temporary investments..........    106   16    122
                                                             ------ ---- ------
  Total increase in interest income......................... $3,766 $356 $4,122
                                                             ====== ==== ======
Interest-bearing liabilities:
Interest-bearing demand deposits............................ $   88 $ 18 $  106
Savings and money market accounts...........................    330   76    406
Certificates of deposit.....................................    585   88    673
Federal funds purchased and other borrowings................     12   --     12
                                                             ------ ---- ------
  Total increase in interest expense........................  1,015  182  1,197
                                                             ------ ---- ------
Increase in net interest income............................. $2,751 $174 $2,925
                                                             ====== ==== ======

 Provision for Credit Losses

   Our provision for credit losses is established through charges to income to bring the total allowance for credit losses to a level deemed appropriate by our management based on such factors as our historical loan loss experience, industry diversification of our commercial loan portfolio, the amount of nonperforming loans and related collateral, the volume, growth and composition of our loan portfolio, current economic conditions that may affect the borrower's ability to pay and the value of collateral, the evaluation of our loan portfolio through our internal loan review process and other relevant factors. The provision for credit losses for the six months ended June 30, 2000 increased to $270,000 from $90,000 for the same period in 1999. The $180,000 increase was primarily due to the increase in loans from the acquisition of Dayton State. The remaining increase is due to loan growth at Woodcreek. We may increase our provision for credit losses based on management's assessment of the potential outcome of debtor bankruptcy at Dayton State which is discussed under "--Nonperforming Assets."

 Noninterest Income

   Our primary sources of noninterest income are service charges on deposit accounts and other banking service fees. Noninterest income increased $812,000, or 94.4%, to $1.7 million for the six month period ended June 30, 2000 from $860,000 for the same period in 1999. The increase in noninterest income was principally due to the acquisition of Dayton State.

   The following table presents, for the periods indicated, the major categories of noninterest income:

                                                              Six Months Ended
                                                                  June 30,
                                                              ------------------
                                                                2000     1999
                                                              --------- --------
                                                                 (Dollars in
                                                                 thousands)
   Service charges on deposit accounts....................... $   1,630 $   632
   Other noninterest income..................................        42     228
                                                              --------- -------
     Total noninterest income................................ $   1,672 $   860
                                                              ========= =======

 Noninterest Expense

   Noninterest expense totaled $5.0 million for the six months ended June 30, 2000, an increase of $2.5 million, or 100.0%, from $2.5 million for the same period in 1999. The increase primarily reflected additional expenses resulting from the acquisition of Dayton State.

   The following table presents, for the periods indicated, the major categories of noninterest expense:

                                                                   Six Months
                                                                      Ended
                                                                    June 30,
                                                                  -------------
                                                                   2000   1999
                                                                  ------ ------
                                                                   (Dollars in
                                                                   thousands)
   Salaries and employee benefits...............................  $2,454 $1,223
   Non-staff expenses:
     Net bank premises expenses.................................     380    171
     Equipment rentals, depreciation and maintenance............     371    194
     Professional fees..........................................     512    657
     Goodwill amortization......................................     110     27
     Minority interest (trust preferred)........................     263     --
     Other......................................................     938    221
                                                                  ------ ------
       Total noninterest expense................................  $5,028 $2,493
                                                                  ====== ======

   Salaries and employee benefits for the six month period ended June 30, 2000 totaled $2.5 million, an increase of $1.2 million, or 100.7%, from $1.2 million for the six month period ending June 30, 1999. The change was due primarily to an increase in the number of employees due to the acquisition of Dayton State and normal annual employee salary increases.

   Non-staff expenses increased $1.3 million, or 100.0%, to $2.6 million for the six month period ended June 30, 2000 from $1.3 million for the same period in 1999. The increase was principally due to the acquisition of Dayton State and the payment of minority interest expense on company obligated mandatorily redeemable trust preferred securities of a subsidiary trust.

 Income Taxes

   Income tax expense includes the regular federal income tax at the effective rate. The amount of federal income tax expense is influenced by the amount of taxable income, the amount of tax-exempt income, the amount of nondeductible interest expense and the amount of other nondeductible expenses. Income tax expense increased to $544,000 for the six months ended June 30, 2000 from zero for the same period in 1999. We terminated our Subchapter S Corporation status in December 1999. Since we were taxed under Subchapter S of the Internal Revenue Code during the first six months of 1999, there was no federal or state income tax in the first six months of 1999. Had we been taxed under Chapter C of the Internal Revenue Code in the first half of 1999, as we were in 2000, the federal income tax expense would have been approximately $150,000 for the first six months of 1999 and the effective tax rate would have been approximately 24.8%. The actual effective tax rates in the first six months of 2000 and 1999 were 33.5% and zero, respectively.

 Impact of Inflation

   The effects of inflation on the local economy and on our operating results have been relatively modest for the past several years. Since substantially all of our assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. We try to control the impact of interest rate fluctuations by managing the relationship between our interest rate sensitive assets and liabilities. See "--Financial Condition--Interest Rate Sensitivity and Liquidity."

Financial Condition

 Loan Portfolio

   Total loans were $124.2 million at June 30, 2000, an increase of $13.0 million, or 11.69%, from $111.2 million at December 31, 1999. Real estate loans increased $8.4 million and consumer loans increased $7.0 million. Period end loans comprised 69.7% of average earning assets at June 30, 2000 compared with 112.0% at December 31, 1999. The ratio of period end loans to average assets was greater at December 31, 1999 due to the acquisition of Dayton State on December 10, 1999.

   The following table summarizes our loan portfolio by type of loan as of June 30, 2000 and December 31, 1999:

                                                                December 31,
                                             June 30, 2000          1999
                                            ----------------  ----------------
                                             Amount  Percent   Amount  Percent
                                            -------- -------  -------- -------
                                                 (Dollars in thousands)
   Commercial and industrial............... $ 29,308  23.25%  $ 31,798  28.23%
   Real estate:
     Construction and land development.....   11,525   9.14     10,365   9.20
     1-4 family residential................   16,881  13.39     15,922  14.13
     Home equity/junior liens..............      686   0.54        627   0.56
     Commercial mortgages..................   30,355  24.08     23,143  20.54
     Farmland..............................    2,932   2.33      3,881   3.45
     Multifamily residential...............    1,659   1.32      1,703   1.51
   Agriculture.............................    7,701   6.11      7,270   6.45
   Consumer................................   25,005  19.84     17,939  15.93
                                            -------- ------   -------- ------
       Total loans(1)...................... $126,052 100.00%  $112,648 100.00%
                                            ======== ======   ======== ======

--------
(1) Includes unearned income of $1.8 million for June 30, 2000 and $1.4 million for December 31, 1999.

   Our lending focus is on commercial mortgages, small and medium-sized business and consumer loans. We offer a variety of commercial lending products including term loans and lines of credit. A broad range of short to medium-term commercial loans, primarily collateralized, is made available to businesses for working capital (including inventory and receivables), business expansion (including acquisitions of real estate and improvements) and the purchase of equipment and machinery. The purpose of a particular loan generally determines its structure. All loans in the one to four-family residential category were originated by us and are typically on a balloon structure.

   Loans from $150,000 to $300,000 are evaluated and acted upon by the Officers Loan Committee, which meets weekly. Loans above that amount must be approved by the Directors Loan Committee, which also meets weekly.

   Generally, our commercial loans are made in our primary market area and are underwritten on the basis of the borrower's ability to service such debt from income. We usually take as collateral a lien on any available real estate, equipment or other assets owned by the borrower and obtain a personal guaranty of the borrower. Working capital loans are primarily collateralized by short-term assets whereas term loans are usually collateralized by long-term assets.

   A portion of our lending activity is the origination of one to four-family residential mortgage loans collateralized by owner-occupied properties located in our market areas. We offer a variety of mortgage loan products which generally are amortized over 5 to 25 years, with maturities typically not exceeding five years. Loans collateralized by one to four-family residential real estate generally have been originated in amounts of no more than 85% of appraised value or have mortgage insurance. We require mortgage title insurance and hazard insurance.

   We make commercial mortgage loans to finance the purchase of real property which generally consists of real estate with completed structures. Our commercial mortgage loans are secured by first liens on real estate, typically have variable interest rates and amortize over a 10 to 15 year period, with maturities of 3 to 5 years. In underwriting commercial mortgage loans, we consider the property's operating history, future operating projections, current and projected occupancy, location and physical condition. The underwriting analysis also includes credit verification, appraisals and a review of the financial condition of the borrower.

   We make loans to finance the construction of residential and, to a limited extent, nonresidential properties. Construction loans generally are secured by first liens on real estate and have floating interest rates. We conduct periodic inspections, either directly or through an agent, prior to approval of periodic draws on these loans. Underwriting guidelines similar to those described above are also used in our construction lending activities. In keeping with the community-oriented nature of our customer base, we provide construction and permanent financing for churches located in our market area.

   Consumer loans made by us include direct "A" credit automobile loans, recreational vehicle loans, boat loans, home improvement loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 120 months and vary based upon the nature of collateral and size of loan.

   The contractual maturity ranges of the commercial, industrial, construction and land development loan portfolios and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of June 30, 2000 are summarized in the following table:

                                                        June 30, 2000
                                                ------------------------------
                                                         After
                                                          One
                                                  One   Through After
                                                Year or  Five    Five
                                                 Less    Years  Years   Total
                                                ------- ------- ------ -------
                                                    (Dollars in thousands)
   Commercial, industrial, construction and
    land development..........................  $33,674 $6,030  $1,129 $40,833
                                                ======= ======  ====== =======
   Loans with a predetermined interest rate...  $ 8,143 $6,030  $1,129 $15,302
   Loans with a floating interest rate........   25,531     --      --  25,531
                                                ------- ------  ------ -------
     Total....................................  $33,674 $6,030  $1,129 $40,833
                                                ======= ======  ====== =======

   We have adopted Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Under SFAS No. 114, as amended, a loan is considered impaired based on current information and events, if it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The fair value of impaired loans is based on either the present value of expected future cash flows discounted at the loan's effective interest rate or the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. The implementation of SFAS Nos. 114 and 118 did not have a material adverse effect on our financial statements.

 Nonperforming Assets

   We follow several procedures to help us maintain the overall quality of our loan portfolio. We have established underwriting guidelines for our officers and we monitor our delinquency levels for any adverse trends. Additionally, we hire a third party to perform a loan review at the banks to increase the consistency of asset quality. There can be no assurance, however, that our loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

   We record real estate acquired by foreclosure at the lesser of the outstanding loan balance or the fair value at the time of foreclosure, less estimated costs to sell. We require appraisals on loans secured by real estate. With respect to potential problem loans, an evaluation of the borrower's overall financial condition is made to determine the need for possible write-downs or appropriate additions to the allowance for loan losses. We usually place a loan on non-accrual status and cease accruing interest when the payment of principal or interest is delinquent for 90 days, or earlier in some cases, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. We generally charge-off loans before attaining non-accrual status. As of June 30, 2000, non-performing assets were $2.1 million.

   In September 2000, a significant debtor to Dayton State filed a Chapter 11 bankruptcy petition. This debtor owed Dayton State a total of $825,000 on two loans outstanding at August 31, 2000. Of the outstanding balances on these loans, $429,000 was collateralized by real estate with an estimated market value of $560,000. The remaining balance was further collateralized by accounts receivable, which may or may not help reduce the outstanding loan balances. The potential loss on this contingency is further mitigated by the specific escrow reserve of $45,000 for these loans from the purchase price of Dayton State.

   Management is unable to determine the likelihood or amount of material loss from this contingency. Management estimates that the possible loss could range from zero to $350,000, depending on the results of the bankruptcy proceedings and the realizable value of the collateral on the loan.

   The following table presents information regarding non-performing assets at the dates indicated:

                                                         June 30, December 31,
                                                           2000       1999
                                                         -------- ------------
                                                              (Dollars in
                                                              thousands)
   Nonaccrual loans.....................................  $1,532     $  473
   90 days or more past due.............................      74         52
   Other real estate....................................     534        542
                                                          ------     ------
     Total nonperforming assets.........................  $2,140     $1,067
                                                          ======     ======
   Nonperforming assets to total loans and other real
    estate..............................................    1.72%      0.91%

   The increase in nonaccrual loans for the six months ended June 30, 2000 is primarily the result of two loans to one borrower that were transferred to nonaccrual status. These loans are currently subject to the bankruptcy proceeding discussed above.

 Allowance for Credit Losses

   The allowance for credit losses is a reserve established through charges to earnings in the form of a provision for credit losses. Management has established an allowance for credit losses which it believes is adequate for estimated losses in our loan portfolio. Based on an evaluation of the loan portfolio, management presents a monthly review of the allowance for credit losses to each bank's Board of Directors, indicating any change in the allowance since the last review and any recommendations as to adjustments in the allowance. In making its evaluation, management considers the diversification by industry of our commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral security, the evaluation of our loan portfolio by the loan review function and the annual examination of our financial statements by our independent auditors. Charge-offs are made when loans are deemed to be uncollectible.

   We follow a loan review program to evaluate the credit risk in the loan portfolio. Through the loan review process, we maintain an internally classified loan list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for credit losses. Loans classified as "substandard" are those loans with clear and defined weaknesses such as a highly-leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the debt. Loans classified as "doubtful" are those loans which have characteristics similar to substandard accounts but with an increased risk that a loss may occur, or at least a portion of the loan may require a charge-off if liquidated at present. Loans classified as "loss" are those loans which are in the process of being charged-off.

   In addition to the internally classified loan list and delinquency list of loans, we maintain a separate "watch list" which further aids us in monitoring loan portfolios. Watch list loans have one or more deficiencies that require attention in the short term or pertinent ratios of the loan account that have weakened to a point where more frequent monitoring is warranted. These loans do not have all of the characteristics of a classified loan (substandard or doubtful) but do show weakened elements as compared with those of a satisfactory credit. We review these loans to assist in assessing the adequacy of the allowance for credit losses.

   To determine the adequacy of the allowance for credit losses, management considers the risk classification or delinquency status of loans and other factors, such as collateral value, portfolio composition, trends in economic conditions and the financial strength of borrowers. We establish specific allowances for loans which we believe require reserves greater than those allocated according to their classification or delinquent status. An unallocated allowance is also established based on our historical charge-off experience. We then charge to operations a provision for loan losses to maintain the allowance for credit losses at an adequate level determined by the foregoing methodology.

   For the six months ended June 30, 2000, net charge-offs totaled $120,000, or 0.10%, of average loans outstanding for the period, compared with no net charge-offs for the six months ended June 30, 1999. During the six months ended June 30, 2000, we recorded a provision for credit and overdraft losses of $270,000 compared with $104,000 for the same period in 1999. At June 30, 2000, the allowance totaled $829,000, or 0.67% of total loans, compared with $217,000, or 0.35% of total loans, at June 30, 1999.

   In connection with the acquisition of Dayton State, we withheld approximately $524,000 of the purchase price as a reserve for the performance of 29 specified loans. A specific amount of the aggregate reserve is allocated to each loan. This reserve is held in escrow in an account at Dayton State. Pursuant to the escrow agreement, semiannual disbursements of the reserve are made to the former shareholders of Dayton State only if a specific loan is paid-off or it is deemed satisfactory by us. The escrow arrangement will terminate about December 10, 2001, two years from the closing date. At that time, funds remaining in the escrow account will be transferred to Dayton State's loan loss reserve. As of June 30, 2000, there have been no disbursements from the escrow account.

   The following table presents, for the periods indicated, an analysis of the allowance for credit losses and other related data:

                                                              Six Months Ended
                                                                  June 30,
                                                              -----------------
                                                                2000     1999
                                                              --------  -------
                                                                (Dollars in
                                                                 thousands)
   Average loans outstanding................................. $117,325  $54,742
                                                              ========  =======
   Gross loans outstanding at end of period.................. $124,235  $62,188
                                                              ========  =======

   Allowance for credit losses at beginning of period........ $    679  $   113
   Provision for credit losses...............................      270      104
   Charge-offs:
     Commercial and industrial...............................       31        1
     Real estate and agricultural............................       --       --
     Consumer................................................      156        3
   Recoveries:
     Commercial and industrial...............................      (13)      --
     Real estate and agricultural............................       (2)      --
     Consumer................................................      (52)      (4)
                                                              --------  -------
   Net charge-offs...........................................      120       --
                                                              --------  -------
   Allowance for credit losses at end of period.............. $    829  $   217
                                                              ========  =======
   Ratio of allowance to end of period loans.................     0.67%    0.35%
   Ratio of net charge-offs to average loans.................     0.10       --
   Ratio of allowance to end of period
    nonperforming loans......................................    51.62    48.54

   The following table shows the allocation of the allowance for credit losses among various categories of loans and certain other information at June 30, 2000. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                                June 30, 2000
                                                              -----------------
                                                                     Percent of
                                                                      Loans to
                                                                       Total
                                                              Amount   Loans
                                                              ------ ----------
                                                                 (Dollars in
                                                                 thousands)
   Balance of allowance for credit losses applicable to:
     Commercial and industrial...............................  $276     23.25%
     Real estate.............................................   298     50.80
     Agriculture.............................................    38      6.11
     Consumer................................................   102     19.84
     Unallocated.............................................   115        --
                                                               ----    ------
       Total allowance for credit losses.....................  $829    100.00%
                                                               ====    ======

   When management can identify specific loans or categories of loans requiring specific amounts of reserve, allocations are assigned to those categories. Federal and state bank regulators also require that a bank maintain a reserve that is sufficient to absorb an estimated amount of unidentified potential losses based on management's perception of economic conditions, loan portfolio growth, historical charge-off experience and exposure concentrations. Our recent rate of charge-offs is low due in part to an extremely beneficial economic environment. Our management, along with a number of economists, has perceived during the past year an increasing instability in the national and Southeast Texas economies and a worldwide economic slowdown that could contribute to job losses and otherwise adversely affect a broad variety of business sectors. In addition, as we have grown, our aggregate loan portfolio has increased. By virtue of our increased capital levels, we are able to make larger loans, thereby increasing the possibility of one bad loan having a larger adverse impact. Accordingly, management believes that the maintenance of an unallocated reserve in the current amount is prudent and consistent with regulatory requirements.

   We believe that the allowance for credit losses at June 30, 2000 is adequate to cover losses inherent in the portfolio as of such date. There can be no assurance, however, that we will not sustain losses in future periods which could be substantial in relation to the size of the allowance at June 30, 2000. For example, a debtor of Dayton State recently filed Chapter 11 bankruptcy. This debtor owed Dayton State a total of $825,000 as of August 31, 2000. Management is unable to determine the likelihood or amount of material loss from this contingency, although management estimates its maximum exposure is $350,000. See "--Nonperforming Assets".

 Securities

   We use our securities portfolio both as a source of income and as a source of liquidity. At June 30, 2000, investment securities totaled $48.5 million, a decrease of $2.8 million, or 5.5%, from $51.3 million at December 31, 1999. At June 30, 2000, securities represented 23.8% of total assets compared with 24.3% of total assets at December 31, 1999.

   The following table presents the amortized cost and fair value of securities classified as available-for-sale at June 30, 2000.

                                                    June 30, 2000
                                       ---------------------------------------
                                                   Gross      Gross
                                       Amortized Unrealized Unrealized  Fair
                                         Cost      Gains      Losses    Value
                                       --------- ---------- ---------- -------
                                               (Dollars in thousands)
U.S. Treasury securities and
 obligations of U.S. government
 agencies.............................  $ 3,738     $--        $ 37    $ 3,701
Mortgage-backed securities............   16,927      46         181     16,792
States and political subdivisions.....    8,259       2         121      8,140
Other.................................       50      --          --         50
                                        -------     ---        ----    -------
  Total...............................  $28,974     $48        $339    $28,683
                                        =======     ===        ====    =======

   The following table presents the amortized cost and fair value of securities classified as held-to-maturity at June 30, 2000:

                                                    June 30, 2000
                                       ---------------------------------------
                                                   Gross      Gross
                                       Amortized Unrealized Unrealized  Fair
                                         Cost      Gains      Losses    Value
                                       --------- ---------- ---------- -------
                                               (Dollars in thousands)
U.S. Treasury securities and
 obligations of U.S. government
 agencies.............................  $16,001     $--        $575    $15,426
Mortgage-backed securities............      855      --           9        846
States and political subdivisions.....    2,940       3          55      2,888
                                        -------     ---        ----    -------
  Total...............................  $19,796     $ 3        $639    $19,160
                                        =======     ===        ====    =======

   Mortgage-backed securities are securities which pool real estate mortgages and which are principally issued by federal agencies such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. These securities are deemed to have high credit ratings, and minimum regular monthly cash flows of principal and interest are guaranteed by the issuing agencies.

   At June 30, 2000, 22.2% of the mortgage-backed securities we held had contractual final maturities of more than ten years with a weighted average life of 6.4 years. However, unlike U.S. Treasury and U.S. government agency securities, which have a lump sum payment at maturity, mortgage-backed securities provide cash flows from regular principal and interest payments and principal prepayments throughout the lives of the securities. Mortgage-backed securities which are purchased at a premium will generally suffer decreasing net yields as interest rates drop because home owners tend to refinance their mortgages. Thus, the premium paid must be amortized over a shorter period. Therefore, these securities purchased at a discount will obtain higher net yields in a decreasing interest rate environment. As interest rates rise, the opposite will generally be true. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal and consequently, the average life of this security will not be unduly shortened. If interest rates begin to fall, prepayments will increase.

   The following table summarizes the contractual maturity of investment securities and their weighted average yields (available-for-sale securities are not adjusted for unrealized gains or losses):

                                                       June 30, 2000
                          ---------------------------------------------------------------------------
                                          After One
                                          Year but     After Five Years
                           Within One    Within Five    but Within Ten     After Ten
                              Year          Years            Years           Years          Total
                          ------------  -------------  -----------------  ------------  -------------
                          Amount Yield  Amount  Yield   Amount    Yield   Amount Yield  Amount  Yield
                          ------ -----  ------- -----  --------- -------  ------ -----  ------- -----
                                                  (Dollars in thousands)
U.S. Treasury securities
 and obligations of U.S.
 government agencies....  $   --   --%  $18,024 5.90%  $   1,715   6.83%  $   --   --%  $19,739 6.07%
Mortgage-backed
 securities.............   3,015 6.49     6,260 7.10       4,556   7.16    3,953 7.21    17,784 7.04
States and political
 subdivisions...........     727 6.07     3,738 6.89       5,747   6.98      985 7.53    11,197 6.94
                          ------ ----   ------- ----   --------- ------   ------ ----   ------- ----
 Total (1)..............  $3,742 6.41%  $28,022 6.30%  $  12,018   7.03%  $4,938 7.27%  $48,720 6.62%
                          ====== ====   ======= ====   ========= ======   ====== ====   ======= ====

--------
   (1) Table does not include $50,000 of Texas Independent Bank Stock.

   The tax-exempt states and political subdivisions are not calculated on a tax-equivalent basis. On a tax- equivalent basis, the yield on states and political subdivisions would have been 10.51% at June 30, 2000.

   We have adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. At the date of purchase, we are required to classify debt and equity securities into one of three categories: held-to-maturity, trading or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Investments not classified as either held-to-maturity or trading are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in a separate component of shareholders' equity until realized.

 Deposits

   We offer a variety of deposit accounts with a wide range of interest rates and terms. Our deposits consist of demand, savings, money market and time accounts. We rely primarily on competitive pricing policies and customer service to attract and retain these deposits. We do not have or accept any brokered deposits.

   Total deposits at June 30, 2000 were $179.7 million compared with $182.0 million at December 31, 1999, a decrease of $2.3 million, or 1.3%. At June 30, 2000 noninterest-bearing deposits accounted for approximately 37.6% of total deposits compared with 35.7% of total deposits at December 31, 1999. Interest-bearing deposits totaled $112.0 million, or 62.5%, of total deposits at June 30, 2000 compared with $117.0 million, or 64.3%, of total deposits at December 31, 1999.

   The average balances and weighted average rates paid on deposits for the period ended June 30, 2000, are presented below:

                                                                   Six Months
                                                                      Ended
                                                                  June 30, 2000
                                                                  -------------
                                                                   Amount  Rate
                                                                  -------- ----
   Interest-bearing checking..................................... $ 17,617 1.60%
   Regular savings...............................................   16,108 3.39
   Money market savings..........................................   26,594 3.69
   Time deposits.................................................   54,324 5.21
                                                                  --------
     Total interest-bearing deposits.............................  114,643 4.05%
   Noninterest-bearing deposits..................................   66,221
                                                                  --------
     Total deposits.............................................. $180,864
                                                                  ========

   The following table sets forth the amount of our certificates of deposit that were $100,000 or greater by time remaining until maturity at June 30, 2000:

                                                                       June 30,
                                                                         2000
                                                                      ----------
                                                                       (Dollars
                                                                          in
                                                                      thousands)
   Three months or less..............................................  $ 8,714
   Over three through six months.....................................    3,847
   Over six months through 12 months.................................    5,535
   Over 12 months....................................................      742
                                                                       -------
     Total...........................................................  $18,838
                                                                       =======

 Other Borrowings

   Through our subsidiary, Paradigm Capital Trust I, we sold $5.125 million of trust preferred securities to a third party in December 1999. We intend to use the proceeds from this offering to redeem the debentures underlying the trust preferred securities held by the third party. The prior sale of trust preferred securities plus the $7.0 million in proceeds from our sale of common equity and a dividend from Dayton State of $5.6 million funded our purchase of Dayton State. The rate on the trust preferred securities held by the third party is 10.375%, with a maturity of thirty years. The currently outstanding trust preferred securities are redeemable by us at any time.

   Deposits are the primary source of funds for our lending and investing activities. Occasionally, we obtain additional funds from correspondent banks. At June 30, 2000, we had no funds borrowed from correspondent banks. During 1998, we entered into an agreement with another commercial bank to borrow up to $5.0 million under a reducing, revolving line of credit. At June 30, 2000 we had no borrowings under this line.

 Interest Rate Sensitivity and Liquidity

   Our Asset Liability and Funds Management Policy provides management with guidelines for effective funds management, and we use a measurement system for monitoring our net interest rate sensitivity position. We manage our sensitivity position within established guidelines. Interest rate risk is managed by the Asset Liability Committee ("ALCO"), composed of our senior officers in accordance with policies approved by our Board of Directors.

   The ALCO formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the ALCO considers the impact on earnings and capital of potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The ALCO meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the ALCO reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management uses two methodologies to manage interest rate risk: (i) an analysis of relationships between interest-earning assets and interest-bearing liabilities; and (ii) an interest rate shock simulation model. We have traditionally managed our business to reduce our overall exposure to changes in interest rates.

   In July 2000, we purchased an interest rate floor to hedge against the effect of future declines in interest rates. This floor will help partially offset lower interest income from our floating rate loans if the 90 day LIBOR interest rate is below 7.0% from January 25, 2001 through July 25, 2002. In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities which was amended in June 2000 by SFAS No. 138 Accounting for Certain Derivative Instruments and Certain Hedging Activities. Paradigm will account for any derivative instruments and hedging activities in compliance with SFAS No. 133 and 138. Management does not expect application of these standards to have a significant effect on its consolidated results of operations or financial position.

   An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. Interest rate risk is managed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP") and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income of a change in interest rates. A company is asset sensitive, or has a positive GAP, when the amount of its interest-earning assets maturing or repricing within a given period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a company is liability sensitive, or has a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. During a period of rising interest rates, a negative GAP would tend to adversely affect net interest income, while a positive GAP would tend to increase net interest income. During a period of falling interest rates, a negative GAP would tend to result in an increase net interest income, while a positive GAP would tend to affect net interest income adversely.

   The following table sets forth our interest rate sensitivity analysis at June 30, 2000:

                                  Volumes Subject to Repricing Within
                               -------------------------------------------------
                                                                After
                                0-30      31-180    181-365      one
                                days       days       days      year     Total
                               -------   --------   --------   -------  --------
                                         (Dollars in thousands)
Interest-earning assets:
  Securities.................  $   475   $  3,525   $  2,305   $45,575  $ 51,880
  Loans......................   60,165      8,735      8,351    48,303   125,554
                               -------   --------   --------   -------  --------
    Total interest-earning
     assets..................  $60,640   $ 12,260   $ 10,656   $93,878  $177,434
                               =======   ========   ========   =======  ========
Interest-bearing liabilities:
  Demand, money market and
   savings deposits..........  $57,434   $     --   $     --   $    --  $ 57,434
  Certificates of deposit and
   other time deposits.......    6,407     23,909     18,660     6,318    55,294
  Federal funds purchased and
   FHLB advances.............       50         --         --        --        50
                               -------   --------   --------   -------  --------
    Total interest-bearing
     liabilities.............  $63,891   $ 23,909   $ 18,660   $ 6,318  $112,778
                               =======   ========   ========   =======  ========
Period GAP...................  $(3,251)  $(11,649)  $ (8,004)  $87,560
Cumulative GAP...............  $(3,251)  $(14,900)  $(22,904)  $64,656
Period GAP to total assets...    (1.60)%    (5.72)%    (3.93)%   43.01%
Cumulative GAP to total
 assets......................    (1.60)%    (7.32)%   (11.25)%   31.76%

   Shortcomings are inherent in any GAP analysis since certain assets and liabilities may not move proportionally as interest rates change. In addition to GAP analysis, we use an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and the balance sheet. Contractual maturities and repricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and call options within the investment portfolio. Assumptions based on past experience are incorporated into the model for nonmaturity deposit accounts.

   Based on our June 30, 2000 simulation analysis, we estimate that a 200 basis point rise in rates over the next 12 month period would have an impact of 4.4% on our net interest income for the period, while a 200 basis point decline would have a 6.8% impact on net interest income. In addition, we estimate that a 200 basis point rise over the next 12 month period would cause net income to increase $331,000 and a 200 basis point decrease over the next 12 month period would cause net income to decrease $509,000. The results are primarily from the behavior of demand, money market and savings deposits. We have found that historically interest rates on these deposits change more slowly in a rising rate environment than in a declining rate environment. This assumption is incorporated into the simulation model and is generally not fully reflected in a GAP analysis. The ALCO reviews our interest risk position, generally on a quarterly basis.

   Our primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense realized on most of our assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. We are not subject to foreign exchange or commodity price risk. We do not own any trading assets.

   Our exposure to market risk is reviewed regularly. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. Our goal is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while maximizing income.

   We apply a market value ("MV") methodology to gauge our interest rate risk exposure as derived from its simulation model. Generally, MV is the discounted present value of the difference between incoming cash flows on interest-earning assets and other investments and outgoing cash flows on interest-bearing liabilities. The application of the methodology attempts to quantify interest rate risk by measuring the change in the MV that would result from a theoretical 200 basis point change in market interest rates. Both market rate increases and decreases are considered.

   At June 30, 2000, we estimated that our MV would increase 3.0% over a 12-month horizon with a 200 basis point increase in market interest rates. Our MV at the same date would decrease 7.7% over a 12-month horizon with a 200 basis point decrease in market rates.

   Presented below, as of June 30, 2000, is an analysis of the Company's interest rate risk as measured by changes in MV for instantaneous and sustained parallel shifts over a 12-month horizon:

                                                                  Market Value as a
                                                                  % of Present Value
                                                                      of Assets
                                                                  --------------------------
   Change
     in            $ Change MV               % Change              MV
    Rates         (In thousands)              in MV               Ratio              Change
   ------         --------------             --------             -----              ------
   -200 bp           $(1,998)                  (7.7)%             11.61%             (119bp)
      0 bp                --                     --               12.80%                 --
   +200 bp               785                    3.0%              13.50%               70bp

   Management believes that the MV methodology overcomes three shortcomings of the typical maturity GAP methodology. First, it does not use arbitrary repricing intervals and accounts for all expected future cash flows. Second, because the MV method projects cash flows of each financial instrument under different interest rate environments, it can incorporate the effect of embedded options on an institution's interest rate risk exposure. Third, it allows interest rates on different instruments to change by varying amounts in response to a change in market interest rates, resulting in more accurate estimates of cash flows.

   As with any method of gauging interest rate risk, however, there are certain shortcomings inherent in the MV methodology. The model assumes interest rate changes are instantaneous parallel shifts in the yield curve.

In reality, rate changes are rarely instantaneous. The simplifying assumption that short-term and long-term rates change by the same degree may also misstate historic rate patterns, which rarely show parallel yield curve shifts. Further, the model assumes that certain assets and liabilities of similar maturity or repricing will react identically to changes in rates. In reality, the market value of certain types of financial instruments may adjust in anticipation of changes in market rates, while any adjustment in the valuation of other types of financial instruments may lag behind the change in general market rates. Additionally, the MV methodology does not reflect the full impact of contractual restrictions on changes in rates for certain assets, such as adjustable rate loans. When interest rates change, actual loan prepayments and actual early withdrawals from certificates of deposit may deviate significantly from the assumptions used in the model. Finally, this methodology does not measure or reflect the impact that higher rates may have on the ability of adjustable-rate loan clients to service their debt. All of these factors are considered in monitoring our exposure to interest rate risk.

 Capital Resources

   Capital management involves providing equity to support both current and future operations. We are subject to capital adequacy requirements imposed by the Federal Reserve and the banks are subject to capital adequacy requirements imposed by the FDIC and the Texas Banking Department. Both the Federal Reserve and the FDIC have adopted risk-based capital requirements for assessing financial holding company and bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among financial holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, with relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

   The risk-based capital standards issued by the Federal Reserve require all bank holding companies to have Tier 1 capital of at least 4.0% and total risk-based capital (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets. Tier 1 capital generally includes common shareholders' equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. Tier 2 capital may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is total risk-based capital.

   The Federal Reserve has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets (leverage ratio) of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0% to 5.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

   Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), each federal banking agency revised its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. The banks are subject to capital adequacy guidelines of the FDIC that are substantially similar to the Federal Reserve's guidelines. Also pursuant to FDICIA, the FDIC has promulgated regulations setting the levels at which insured institutions such as the banks would be considered "well capitalized," "adequately capitalized," "undercapitalized,"

"significantly undercapitalized" and "critically undercapitalized." Under the FDIC's regulations, the banks are classified "well capitalized" for purposes of prompt corrective action.

   Shareholders' equity increased to $16.1 million at June 30, 2000, compared with $15.2 million at December 31, 1999, an increase of $854,000, or 5.6%. The increase was primarily due to net earnings of $1.1 million offset by cash dividends paid of $237,000 for the six months ended June 30, 2000.

   The following table provides a comparison of the leverage and risk-weighted capital ratios of us and the banks as of June 30, 2000 to the minimum and well capitalized regulatory standards:

                                           Minimum
                                          Required      To Be Well      Actual
                                         for Capital Capitalized Under Ratio at
                                          Adequacy   Prompt Corrective June 30,
                                          Purposes   Action Provisions   2000
                                         ----------- ----------------- --------
   The Company
   Leverage ratio.......................    3.00%(1)         N/A         8.80%
   Tier 1 risk-based capital ratio......    4.00%            N/A        13.09%
   Total risk-based capital ratio.......    8.00%            N/A        13.70%

   Woodcreek
   Leverage ratio.......................    3.00%(2)       5.00%         7.12%
   Tier 1 risk-based capital ratio......    4.00%          6.00%         9.87%
   Total risk-based capital ratio.......    8.00%         10.00%        10.38%

   Dayton State
   Leverage ratio.......................    3.00%(2)       5.00%        10.78%
   Tier 1 risk-based capital ratio......    4.00%          6.00%        17.10%
   Total risk-based capital ratio.......    8.00%         10.00%        17.85%

--------
(1) The Federal Reserve may require us to maintain a leverage ratio of up to 200 basis points above the required minimum.
(2) The FDIC may require the banks to maintain a leverage ratio of up to 200 basis points above the required minimum.

                 For the Years Ended December 31, 1999 and 1998

Overview

   We elected to be taxed under Subchapter S of the Internal Revenue Code for the tax year beginning January 1, 1998 and terminated our Subchapter S election on December 1, 1999. If we had been a C corporation for 1999 and 1998, our effective tax rate would have been approximately 29.9% and 24.8%, respectively, given our municipal bond portfolio and based on effective tax rates in prior years. Accordingly, certain information as noted herein has been adjusted to reflect this tax rate.

   Our actual pre-tax earnings in 1999 and 1998 were $1.8 million, or $1.16 per share, and $1.1 million, or $0.74 per share, respectively. Adjusted for income tax, our net income was $1.3 million and $840,000 for the years ended December 31, 1999 and 1998, respectively. Earnings before noninterest expense grew $1.9 million or 36.0% from December 31, 1998 to December 31, 1999.

   Earnings growth was the result of, among other things, the acquisition of Dayton State. In 1999, we completed the acquisition of Dayton State, while continuing to focus on asset generation through the Financial Center Presidents. Tax adjusted returns on average assets for 1999 and 1998 were 1.04% and 0.87%, respectively. The after-tax returns on average common equity for 1999 and 1998 years were 13.81% and 12.29%, respectively. Our efficiency ratios were 70.59% in 1999 and 79.26% in 1998.

   Consolidated assets at December 31, 1999 and 1998 were $210.8 million and $104.9 million, respectively. Consolidated deposits at December 31, 1999 and 1998 were $182.0 million and $96.8 million, respectively. Asset and deposit growth is primarily due to the Dayton State acquisition in 1999 and the one new branch in 1998. Loans were $111.2 million at December 31, 1999, an increase of $61.9 million, or 125.6%, from $49.3 million at the end of 1998. Shareholders' equity was $15.2 million and $7.5 million at December 31, 1999 and 1998, respectively.

   Our acquisition of Dayton State in December 1999 was accounted for as a purchase in accordance with generally accepted accounting principles. Accordingly, our balance sheet for December 31, 1999 includes Dayton State and our balance sheet for December 31, 1998 does not. Our statement of operations for the year ended December 31, 1999 includes the results of operations for Dayton State for the month of December 1999. Dayton State results are not included in our statement of operations for 1998.

Results of Operations

 Net Interest Income

   Net interest income for 1999 was $5.2 million, compared with $3.9 million for 1998, an increase of $1.3 million, or 33.3%. The improvement in net interest income for 1999 was mainly due to an increase in total interest-earning assets, primarily in the loan portfolio, resulting from both the acquisition of Dayton State and the development of the "Financial Center President" concept. During 1999, the yield on interest-earning assets fell 24 basis points from 7.75% in 1998 to 7.51% in 1999 primarily due to a decrease in interest rates by the Federal Reserve during the second and third quarters of 1998. Total funding costs decreased 29 basis points from 4.07% in 1998 to 3.78% in 1999 primarily due to the rate cuts orchestrated by the Federal Reserve. For 1999, the net interest margin on a tax-equivalent basis increased 34 basis points to 5.41% from 5.06% in 1998.

   The following table presents for the periods indicated the total dollar amount of average balances, interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Except as indicated in the footnotes, no tax-equivalent adjustments were made and all average balances are yearly average balances. Nonaccruing loans have been included in the tables as noninterest-earning assets.

                                          Years Ended December 31,
                          ---------------------------------------------------------
                                      1999                         1998
                          ---------------------------- ----------------------------
                            Average   Interest Average   Average   Interest Average
                          Outstanding Earned/  Yield/  Outstanding Earned/  Yield/
                            Balance     Paid    Rate     Balance     Paid    Rate
                          ----------- -------- ------- ----------- -------- -------
                                           (Dollars in thousands)
Assets
Interest-earning assets:
 Loans..................   $ 62,483    $5,723   9.16%    $43,411    $4,183   9.64%
 Securities (1).........     32,647     1,860   5.70      25,217     1,435   5.69
 Federal funds sold &
  other temporary
  investments...........      3,769       230   6.10      12,992       706   5.43
                           --------    ------            -------    ------
 Total interest-earning
  assets................     98,899     7,813   7.51%     81,620     6,324   7.75%
                                       ------                       ------
 Less allowance for
  credit loss...........        426                         (202)
                           --------                      -------
 Total interest-earning
  assets, net of
  allowance.............     98,473                       81,418
 Noninterest-earning
  assets................     17,631                       14,657
                           --------                      -------
 Total assets...........   $116,104                      $96,075
                           ========                      =======
Liabilities and
 shareholders' equity
Interest-bearing
 liabilities:
 Interest-bearing demand
  deposits..............   $  7,380    $   89   1.21%    $ 6,685    $  114   1.70%
 Savings and money
  market accounts.......     25,983       786   3.03      20,442       642   3.14
 Certificates of
  deposit...............     34,360     1,663   4.84      31,339     1,618   5.16
 Federal funds purchased
  and other
  borrowings(2).........        982        59   6.01         163        13   7.97
                           --------    ------            -------    ------
 Total interest-bearing
  liabilities...........     68,705     2,597   3.78%     58,629     2,387   4.07%
                           --------    ------            -------    ------
Noninterest-bearing
 liabilities:
 Noninterest-bearing
  demand deposits.......     37,685                       29,882
 Other liabilities......      1,121                          736
                           --------                      -------
 Total liabilities......    107,511                       89,247
                           --------                      -------
Shareholders' equity....      8,593                        6,828
                           --------                      -------
 Total liabilities and
  shareholders' equity..   $116,104                      $96,075
                           ========                      =======
Net interest rate
 spread.................                        3.73%                        3.68%
Net interest income and
 margin(3)..............               $5,216   5.27%               $3,937   4.82%
                                       ======                       ======
Net interest income and
 margin (tax-equivalent)
 basis(4)...............               $5,356   5.41%               $4,133   5.06%
                                       ======                       ======

--------
(1) Yield is based on amortized cost and does not include any component of unrealized gains or losses.
(2) Includes company obligated mandatorily redeemable trust preferred securities.
(3) The net interest margin is equal to net interest income divided by average interest-earning assets.
(4) To make pretax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments and loans, a tax-equivalent adjustment has been computed using a federal income tax rate of 34%.

   The following table presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the change related to outstanding balances (volume) and the change due to interest rates. Changes attributable to both rate and volume which cannot be segregated have been allocated to rate.

                                                             Years Ended
                                                            December 31,
                                                         ---------------------
                                                            1999 vs 1998
                                                         ---------------------
                                                           Increase
                                                          (Decrease)
                                                            Due to
                                                         -------------
                                                         Volume  Rate   Total
                                                         ------  -----  ------
                                                             (Dollars in
                                                             thousands)
   Interest-earning assets:
   Loans................................................ $1,748  $(208) $1,540
   Securities...........................................    423      2     425
   Federal funds sold and other temporary investments...   (563)    87    (476)
                                                         ------  -----  ------
     Total increase in interest income.................. $1,608  $(119) $1,489
                                                         ======  =====  ======
   Interest-bearing liabilities:
   Interest-bearing demand deposits..................... $    8  $ (33) $  (25)
   Savings and money market accounts....................    167    (23)    144
   Certificates of deposit..............................    145   (100)     45
   Federal funds purchased and other borrowings.........     49     (3)     46
                                                         ------  -----  ------
     Total increase (decrease) in interest expense......    369   (159)    210
                                                         ------  -----  ------
   Increase in net interest income...................... $1,239  $  40  $1,279
                                                         ======  =====  ======

 Provision for Credit Losses

   The allowance for credit losses at December 31, 1999 was $679,000, representing 0.61% of outstanding loans. In 1998, the allowance was $113,000, representing 0.23% of outstanding loans. The provision for credit losses charged against earnings was $309,000 in 1999 compared with $76,000 in 1998. We recorded a higher provision in 1999 than 1998 due to the growth in loans. Net loans charged-off in 1999 were $106,000, compared with $206,000 in 1998.

 Noninterest Income

   For 1999, noninterest income totaled $2.3 million, an increase of $871,000 or 61.9% versus $1.4 million in 1998. Service charges on deposit accounts are the largest component of noninterest income and a significant source of revenue to us. The increase in service charges on deposit accounts and total noninterest income from 1998 to 1999 was partly the result of the introduction of the free checking account which generated overdraft protection fees.

   The following table presents for the periods indicated the major categories of noninterest income:

                                                                   Years Ended
                                                                  December 31,
                                                                  -------------
                                                                   1999   1998
                                                                  ------ ------
                                                                   (Dollars in
                                                                   thousands)
   Service charges on deposit accounts........................... $1,922 $1,336
   Gain on sale of securities....................................    185     --
   Other noninterest income......................................    171     71
                                                                  ------ ------
     Total noninterest income.................................... $2,278 $1,407
                                                                  ====== ======

 Noninterest Expense

   For 1999, noninterest expense totaled $5.4 million, an increase of $1.2 million, or 29.0%, over $4.2 million in 1998. Salaries and employee benefits for 1999 totaled $2.7 million, an increase of $550,000, or 25.1%, over the $2.2 million for 1998. This increase was due to the acquisition of Dayton State and the opening of the Silver Ridge Financial Center. Other operating expenses of $2.7 million represented an increase of $656,000, or 33.5%, compared with $2.0 million in 1998. This increase was the result of the acquisition referred to above as well as the other charges referenced herein.

   The following table presents for the periods indicated the major categories of noninterest expense:

                                                                   Years Ended
                                                                  December 31,
                                                                  -------------
                                                                   1999   1998
                                                                  ------ ------
                                                                   (Dollars in
                                                                   thousands)
   Salaries and employee benefits................................ $2,745 $2,195
   Non-staff expenses:
     Net bank premises expense...................................    224    428
     Equipment rentals, depreciation and maintenance.............    353    185
     Goodwill amortization.......................................     67     40
     Other.......................................................  1,968  1,303
                                                                  ------ ------
       Total noninterest expense................................. $5,357 $4,151
                                                                  ====== ======

 Income Taxes

   Income tax expense includes the regular federal income tax at the effective rate. The amount of federal income tax expense is influenced by the amount of taxable income, the amount of tax-exempt income, the amount of non-deductible interest expense and the amount of other nondeductible expense including the provision for loan losses. Since we elected to be taxed under Subchapter S of the Internal Revenue Code, the statutory rate plus the income tax component of the Texas franchise tax was zero in the first eleven months of 1999 and all of 1998. Had we been taxed under Subchapter C of the Internal Revenue Code, the federal income tax expense would have been $548,000 for 1999 and $277,000 for 1998. The effective tax rate, had we not elected Subchapter S treatment, would have been approximately 29.9% and 24.8% for 1999 and 1998, respectively. The actual effective tax rates in 1999 and 1998, respectively, were 5.7% and zero.

Financial Condition

 Loan Portfolio

   Loans, net of unearned interest, were $111.2 million at December 31, 1999, an increase of $61.9 million, or 125.6%, from $49.3 million at December 31, 1998. The increase was principally due to the acquisition of Dayton State ($42.1 million) and loans generated under our Financial Center President program ($19.8 million). The loan to deposit ratios as of December 31, 1999 and 1998 were 61.1% and 51.0%, respectively. The loan to asset ratios as of December 31, 1999 and 1998 were 52.8% and 47.1%, respectively. Commercial and industrial loans grew 169.5% from $11.8 million from 1998 to $31.8 million at 1999. Commercial real estate loans grew 76.33% from $13.1 million to $23.1 million from 1998 to 1999. Construction and land development loans were $10.3 million at December 31, 1999, an increase of $8.4 million or 442.1% from $1.9 million at December 31, 1998. Loans to individual consumers grew to $17.9 million from $10.9 million, a 64.2% increase for the period.

   The following table summarizes for the periods indicated our loan portfolio by type of loan:

                                                       December 31,
                                             ---------------------------------
                                                   1999             1998
                                             ----------------  ---------------
                                              Amount  Percent  Amount  Percent
                                             -------- -------  ------- -------
                                                  (Dollars in thousands)
   Commercial and industrial................ $ 31,798  28.23%  $11,857  23.78%
   Real estate:
     Construction and land development......   10,365   9.20     1,958   3.92
     1-4 family residential.................   15,922  14.13     9,827  19.72
     Home equity/junior liens...............      627   0.56       531   1.06
     Commercial mortgages...................   23,143  20.54    13,137  26.36
     Farmland...............................    3,881   3.45       795   1.61
     Multifamily residential................    1,703   1.51       543   1.09
   Agricultural.............................    7,270   6.45       258    .52
   Consumer.................................   17,939  15.93    10,937  21.94
                                             -------- ------   ------- ------
       Total loans(1)....................... $112,648 100.00%  $49,843 100.00%
                                             ======== ======   ======= ======

--------
(1) Includes $1.4 million in unearned income for 1999 and $475,000 for 1998.

   The contractual maturity ranges of the commercial, industrial, construction and land development portfolio and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of December 31, 1999 are summarized in the following table:

                                                     December 31, 1999
                                               ------------------------------
                                                        After
                                                         One
                                                 One   Through After
                                               Year Or  Five    Five
                                                Less    Years  Years   Total
                                               ------- ------- ------ -------
                                                   (Dollars in thousands)
   Commercial, industrial, construction and
    land development.......................... $40,148 $20,739 $1,289 $62,176
                                               ======= ======= ====== =======
   Loans with a predetermined interest rate... $14,505 $20,739 $1,289 $36,533
   Loans with a floating interest rate........  25,643      --     --  25,643
                                               ------- ------- ------ -------
     Total.................................... $40,148 $20,379 $1,289 $62,176
                                               ======= ======= ====== =======

 Nonperforming Assets

   As of December 31, 1999 and 1998, nonperforming assets were $1.1 million and $346,000, respectively. The 1999 number includes $460,000 in nonperforming assets acquired in the Dayton State acquisition.

   The following table presents information regarding nonperforming assets at the dates indicated:

                                                                    December
                                                                       31,
                                                                   ------------
                                                                    1999   1998
                                                                   ------  ----
                                                                   (Dollars in
                                                                   thousands)
   Nonaccrual loans............................................... $  473  $113
   90 days or more past due.......................................     52    --
   Other real estate..............................................    542   233
                                                                   ------  ----
     Total nonperforming assets................................... $1,067  $346
                                                                   ======  ====
   Nonperforming assets to total loans and other real estate......   0.91% 0.70%

   The other real estate held as of December 31, 1999, consisted of twelve parcels of real estate, with a carrying value of $542,000.

 Allowance for Credit Losses

   For the year ended December 31, 1999, net charge-offs totaled $106,000, or 0.17% of average loans outstanding for the period, compared with $206,000, or 0.48% of average loans during 1998. During 1999, we recorded a provision for credit losses of $309,000 compared with $72,000 for 1998 due to loan growth. At December 31, 1999, the allowance totaled $679,000, or 0.61% of total loans. At December 31, 1998, the allowance aggregated $113,000 or 0.23% of total loans. The increase was due to the acquisition of Dayton State and management's estimate of the appropriate allowance balance.

   The following table presents, for the periods indicated, an analysis of the allowance for credit losses and other related data:

                                 Years Ended
                                 December 31,
                               -----------------
                                 1999     1998
                               --------  -------
                                 (Dollars in
                                  thousands)
   Average loans
    outstanding..............  $ 62,483  $43,411
                               ========  =======
   Gross loans outstanding at
    end of period............  $111,244  $49,368
                               ========  =======
   Allowance for credit
    losses at beginning of
    period...................  $    113  $   165
   Provision for credit
    losses...................       309       76
   Balance of allowance for
    credit losses acquired
    from
     First National Bank of
      Dayton.................        --       78
     Dayton State Bank.......       363       --
   Charge-offs:
     Commercial and
      industrial.............        22      198
     Real estate and
      agricultural...........        48       --
     Consumer................        91       25
   Recoveries:
     Commercial and
      industrial.............        (3)     (14)
     Real estate and
      agricultural...........       (48)      --
     Consumer................        (4)      (3)
                               --------  -------
   Net charge-offs...........       106      206
                               --------  -------
   Allowance for credit
    losses at end of period..  $    679  $   113
                               ========  =======
   Ratio of allowance to end
    of period loans..........      0.61%    0.23%
   Ratio of net charge-offs
    to average loans.........      0.17     0.48
   Ratio of allowance to end
    of period nonperforming
    loans....................    129.33   100.00

   The following table shows the allocation of the allowance for credit losses among loan categories and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                    December 31,
                                        -------------------------------------
                                               1999               1998
                                        ------------------ ------------------
                                               Percent of         Percent of
                                                Loans to           Loans to
                                        Amount Total Loans Amount Total Loans
                                        ------ ----------- ------ -----------
                                               (Dollars in thousands)
   Balance of allowance for credit
    losses applicable to:
     Commercial and industrial.........  $ 40      28.6%    $  2      24.0%
     Real estate.......................    51      50.0       29      53.5
     Agriculture.......................    42       6.5       --       0.5
     Consumer..........................    67      14.9       13      22.0
     Unallocated.......................   479        --       69        --
                                         ----     -----     ----    ------
       Total allowance for credit
        losses.........................  $679     100.0%    $113    100.00%
                                         ====     =====     ====    ======

 Securities

   At December 31, 1999, investment securities totaled $51.6 million, an increase of $27.1 million from $24.5 million at December 31, 1998. At December 31, 1999, investment securities represented 24.4% of total assets, compared with 23.3% of total assets at December 31, 1998. The yield on the investment portfolio for the year ended December 31, 1999 was 5.78% compared with a yield of 5.67% for the year ended December 31, 1998.

   The following table presents the amortized cost of investment securities as of the dates shown (available-for-sale securities are not adjusted for unrealized gains or losses):

                                                                 December 31,
                                                                ---------------
                                                                 1999    1998
                                                                ------- -------
                                                                  (Dollars in
                                                                  thousands)
   U.S. Treasury securities and obligations of
    U.S. government agencies................................... $21,528 $14,106
   Mortgage-backed securities..................................  18,107   2,034
   State and political subdivisions............................  11,911   8,327
   Other.......................................................      50      --
                                                                ------- -------
     Total..................................................... $51,596 $24,467
                                                                ======= =======

   The following table summarizes the contractual maturity of investment securities. Available-for-sale securities are not adjusted for unrealized gains or losses.

                                             December 31, 1999
                              -----------------------------------------------
                                                    After
                                       After One    Five
                                        Year but  Years but
                               Within    Within    Within     After
                              One Year Five Years Ten Years Ten Years  Total
                              -------- ---------- --------- --------- -------
                                          (Dollars in thousands)
   U.S. Treasury securities
    and obligations of U.S.
    government agencies......  $  700   $16,781    $ 2,453   $   --   $19,934
   Mortgage-backed
    securities...............     814     4,595     13,099      694    19,202
   States and political
    subdivisions.............   1,027     5,062      5,583      738    12,410
   Other.....................      --        --         --       50        50
                               ------   -------    -------   ------   -------
     Total...................  $2,541   $26,438    $21,135   $1,482   $51,596
                               ======   =======    =======   ======   =======

   The average yield for the investment securities at December 31, 1999 ranged from 5.32% to 7.26%.

   The following table summarizes the carrying value and classification of securities as of the dates shown:

                                                                  December 31,
                                                                 ---------------
                                                                  1999    1998
                                                                 ------- -------
                                                                   (Dollars in
                                                                   thousands)
   Available-for-sale........................................... $29,847 $ 2,522
   Held-to-maturity.............................................  21,445  21,989
                                                                 ------- -------
     Total...................................................... $51,292 $24,511
                                                                 ======= =======

   The following table presents the amortized cost and fair value of securities classified as available-for-sale at December 31, 1999 and 1998:

                                     December 31, 1999                      December 31, 1998
                          --------------------------------------- --------------------------------------
                                      Gross      Gross                        Gross      Gross
                          Amortized Unrealized Unrealized  Fair   Amortized Unrealized Unrealized  Fair
                            Cost       Gain       Loss     Value    Cost       Gain       Loss    Value
                          --------- ---------- ---------- ------- --------- ---------- ---------- ------
                                                      (Dollars in thousands)
U.S. Treasuries and
 obligations of U.S.
 government agencies....   $ 3,732     $--       $ (31)   $ 3,701  $  902      $ 2        $--     $  904
Mortgage-backed
 securities.............    18,107      --        (234)    17,873     136        8         --        144
State and political
 subdivisions...........     8,262      --         (39)     8,223   1,440       34         --      1,474
Other...................        50      --          --         50      --       --         --         --
                           -------     ---       -----    -------  ------      ---        ---     ------
 Total..................   $30,151     $--       $(304)   $29,847  $2,478      $44        $--     $2,552
                           =======     ===       =====    =======  ======      ===        ===     ======

   The following table presents the amortized cost and fair value of securities classified as held-to-maturity at December 31, 1999 and 1998:

                                     December 31, 1999                       December 31, 1998
                          --------------------------------------- ---------------------------------------
                                      Gross      Gross                        Gross      Gross
                          Amortized Unrealized Unrealized  Fair   Amortized Unrealized Unrealized  Fair
                            Cost       Gain       Loss     Value    Cost       Gain       Loss     Value
                          --------- ---------- ---------- ------- --------- ---------- ---------- -------
                                                      (Dollars in thousands)
U.S. Treasuries and
 obligations of U.S.
 government agencies....   $17,796     $ 3       $(462)   $17,337  $13,204     $ 11       $56     $13,159
Mortgage-backed
 securities.............        --      --          --         --    1,898       22        24       1,896
State and political
 subdivisions...........     3,649      --         (25)     3,624    6,887      365        --       7,252
                           -------     ---       -----    -------  -------     ----       ---     -------
 Total..................   $21,445     $ 3       $(487)   $20,961  $21,989     $398       $80     $22,307
                           =======     ===       =====    =======  =======     ====       ===     =======

 Deposits

   Deposits at December 31, 1999 were $182.0 million, an increase of 88.0% from $96.8 million at December 31, 1998. The increase was due to internal growth and the acquisition of Dayton State. Noninterest-bearing deposits of $64.9 million at December 31, 1999, increased $30.6 million or 89.2% from $34.3 million at December 31, 1998. Interest-bearing deposits at December 31, 1999 were $117.0 million, up $54.6 million, or 87.5%, from $62.4 million at December 31, 1998.

   The daily average balances on deposits for each of the years ended December 31, 1999 and 1998, are presented below:

                                                                 Years Ended
                                                                 December 31,
                                                               ----------------
                                                                 1999    1998
                                                               -------- -------
                                                                 (Dollars in
                                                                  thousands)
   Interest-bearing checking.................................. $  7,380 $ 6,685
   Regular savings............................................    8,243   6,987
   Money market savings.......................................   17,740  13,455
   Time deposits..............................................   34,360  31,339
                                                               -------- -------
     Total interest-bearing deposits..........................   67,723  58,466
   Noninterest-bearing deposits...............................   37,685  29,882
                                                               -------- -------
     Total deposits........................................... $105,408 $88,348
                                                               ======== =======

   Average rates paid during the year ended December 31, 1999 ranged from 1.21% to 4.84%.

   The following table sets forth the amount of our certificates of deposit that are $100,000 or greater by time remaining until maturity:

                                                               December 31, 1999
                                                               -----------------
                                                                  (Dollars in
                                                                  thousands)
   Three months or less.......................................      $ 5,980
   Over three through six months..............................        4,143
   Over six months through 12 months..........................        5,831
   Over 12 months.............................................          820
                                                                    -------
     Total....................................................      $16,774
                                                                    =======

 Other Borrowings

   We sold $5.125 million of trust preferred securities to a third party in December 1999. We plan to use the proceeds from this offering to redeem the trust preferred securities held by the third party. The prior sale of trust preferred securities plus the $7.0 million in proceeds from our sale of common equity and a dividend from Dayton State of $5.6 million funded the acquisition of Dayton State. The rate on the trust preferred securities held by the third party is 10.375%, with a maturity of thirty years and no call protection.

   Deposits are the primary source of funds for our lending and investment activities. Occasionally, we obtain additional funds from correspondent banks. At December 31, 1999 and 1998, we had no funds borrowed from correspondent banks. During 1998, we entered into an agreement with another commercial bank to borrow up to $5.0 million under a reducing, revolving line of credit. At December 31, 1999, we had $269,000 in outstanding borrowings under this line.

 Capital Resources

   Shareholders' equity increased from $7.5 million at December 31, 1998 to $15.2 million at December 31, 1999, an increase of $7.7 million or 102.6%. This increase was primarily the result of the $7.0 million in proceeds from the sale of 875,000 shares of common stock through a private placement.

   The following table provides a comparison of the leverage and risk-weighted capital ratios of us and the banks as of December 31, 1999 to the minimum and well capitalized regulatory standards:

                                 Minimum
                               Required for    To Be Well
                                 Capital    Capitalized Under
                                 Adequacy   Prompt Corrective  Actual Ratio at
                                 Purposes   Action Provisions December 31, 1999
                               ------------ ----------------- -----------------
The Company
 Leverage ratio...............     3.00%(1)         N/A              8.00%
 Tier 1 risk-based capital
  ratio.......................     4.00%            N/A             12.82%
 Total risk-based capital
  ratio.......................     8.00%            N/A             13.35%

Woodcreek
 Leverage ratio...............     3.00%(1)        5.00%             6.76%
 Tier 1 risk-based capital
  ratio.......................     4.00%           6.00%            10.09%
 Total risk-based capital
  ratio.......................     8.00%          10.00%            10.41%

Dayton State
 Leverage ratio...............     3.00%(2)        5.00%            10.88%
 Tier 1 risk-based capital
  ratio.......................     4.00%           6.00%            18.73%
 Total risk-based capital
  ratio.......................     8.00%          10.00%            19.34%

--------
(1) The Federal Reserve may require us to maintain a leverage ratio of up to 200 basis points above the required minimum.
(2) The FDIC may require the banks to maintain a leverage ratio of up to 200 basis points above the required minimum.

                                  THE COMPANY

General

   We are a financial holding company that provides commercial and retail banking services through the community banking offices of two subsidiary banks--Woodcreek and Dayton State, Texas banking associations headquartered in Houston, Texas and Dayton, Texas, respectively. Woodcreek has seven community banking offices, six of which are located in the greater Houston metropolitan area with one located in Dayton. In addition to its main office in Dayton, Dayton State has community banking offices in Mont Belvieu and Winnie. We were incorporated under the laws of the State of Texas and became the parent bank holding company of Woodcreek in 1996. We acquired Dayton State on December 10, 1999. Woodcreek was chartered in 1980 and Dayton State was chartered in 1907. We elected to become a financial holding company in 2000. We plan to merge Dayton State and Woodcreek in the near future. At June 30, 2000, we had total assets of $204.0 million, loans of $124.2 million, deposits of $179.7 million and shareholders' equity of $16.1 million.

   We operate under a community banking philosophy emphasizing long-term customer relationships based on service and convenience. We maintain a conservative approach to lending as evidenced by our ratio of net charge-offs to average loans of 0.10% at June 30, 2000. We invest heavily in our officers and employees by recruiting talented officers and giving them economic incentive in the form of stock appreciation rights and bonuses based on loan growth. We offer a variety of traditional loan and deposit products to our customers, which consist primarily of small and medium-sized businesses and individual consumers.

   Our growth strategy has concentrated on increasing our community banking presence in our existing Houston market, and expanding into new markets. We have grown through a combination of internal growth, opening new community banking offices and acquiring two commercial banks. In addition to the acquisition of Dayton State in 1999 and the First National Bank of Dayton in 1997, we opened four de novo full-service Financial Centers in Houston between 1991 and 1998. In August 2000, we opened a new branch in the Houston area. We plan to open at least one more branch this year. As a result of this expansion and internal growth, our assets increased from $93.4 million at December 31, 1997 to $204.0 million as of June 30, 2000. During that same period, loans increased from $38.0 million to $124.2 million, deposits increased from $86.2 million to $179.7 million and shareholders' equity increased from $5.0 million to $16.1 million.

   Our primary market consists of the communities served by our six locations in the north Houston metropolitan area, our two locations in Dayton and branches in Mont Belvieu and Winnie. These market areas provide us with a diverse customer base and allow us to allocate our lending risk among different types of borrowers. Management believes that we, as a financial institution that provides responsive community banking, skilled and experienced executive officers and sophisticated products and services, have a competitive advantage in our market areas and excellent growth opportunities through acquisitions, new branch locations and additional business development.

   One key component of our community banking emphasis is our Financial Center concept, which began in 1998. Each banking location is considered a Financial Center and is administered by a Financial Center President with knowledge of the local community. We entrust our Financial Center Presidents with authority and flexibility for product pricing and decision making within general parameters established by us. We operate each Financial Center as a separate profit center, maintaining separate data with respect to each Financial Center's net interest income, deposit growth, loan growth and overall profitability. Financial Center Presidents are accountable for performance in these areas and are compensated accordingly.

   Our overall business strategy focuses on:

  . continuing to serve small and medium-sized businesses and consumer customers by providing individualized, responsive, quality service through our community banking network,

  . expanding our market share by opening new Financial Centers and making strategic acquisitions in growth areas, particularly in Houston and the East Texas markets around Houston and

  .  maintaining conservative lending with low net charge-offs.

Bank Activities

   We offer a variety of traditional loan and deposit products to our customers, which consist primarily of small and medium-sized businesses and consumers. We tailor our products to the specific needs of customers in a given market. At June 30, 2000, we maintained approximately 25,027 separate deposit accounts and 4,880 separate loan accounts.

   We have been an active mortgage lender, with real estate loans comprising 50.8% of our total loans as of June 30, 2000. We offer loans for automobiles and other consumer durables, debit cards, personal computer banking and other cash management services and Internet banking. By offering certificates of deposit, NOW accounts, savings accounts and overdraft protection at competitive rates, we give our depositors a full range of traditional deposit products.

   We target businesses that seek aggregate loans in the $50,000 to $1.3 million range. We offer these businesses a broad array of loan products including term loans, lines of credit and loans for working capital, business expansion and the purchase of equipment and machinery, interim construction loans for builders and owner-occupied commercial real estate loans.

Business Strategies

   Our goal is to take advantage of expansion opportunities while maintaining individualized customer service and maximizing profitability. To do so, we will emphasize the following strategies:

   Emphasizing Community Banking. We intend to continue operating as a community banking organization focused on meeting the specific needs of consumers and small and medium-sized businesses in our market areas. We will continue to provide a high degree of responsiveness and a wide variety of banking products and services. We staff our Financial Centers with experienced bankers with lending expertise in the specific industries found in the community, giving them authority to make certain pricing and credit decisions, thereby attempting to avoid the bureaucratic structure of larger banks.

   Expanding Market Share Through Internal Growth and a Disciplined Acquisition Strategy. We plan to seek opportunities, inside and outside our existing markets, to expand by establishing new Financial Centers or by acquiring existing banks or branches of banks. All of our acquisitions have been accretive to earnings and have added relatively low-cost deposits to fund our lending activities. Factors we use to evaluate expansion opportunities include similarity in management and operating philosophies, whether the acquisition will be accretive to earnings and enhance shareholder value, the ability to achieve economies of scale to improve our efficiency ratio and the opportunity to enhance our image and market presence.

   Maintaining Conservative Lending Philosophy. We intend to maintain a conservative lending philosophy. As we diversify and increase our lending activities, we may face higher risks of nonpayment and increased risks in the event of economic downturns. We intend, however, to continue to employ the strict underwriting guidelines and comprehensive loan review process that have contributed to our low charge-offs in the past.

Competition

   The banking business is highly competitive, and our profitability depends on our ability to compete successfully in our market areas. We compete with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based nonbank lenders and certain other nonfinancial entities, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than we do. We have been able to compete effectively with other financial institutions by emphasizing customer service and responsive decision-making and by establishing long-term customer relationships and building customer loyalty as well as by providing products and services tailored to our customers. We expect competition from both financial and nonfinancial institutions to continue. Recently enacted Federal legislation eased burdens previously imposed on banks, securities firms, insurance companies, credit unions and other financial service providers. As a result, it is easier for such firms to directly compete with us.

Employees

   As of June 30, 2000, we and the banks had 115 full-time equivalent employees, 29 of whom were officers of the banks. We provide medical and hospitalization insurance to our full-time employees. We consider our relations with our employees to be good. Neither we nor the banks is a party to any collective bargaining agreement.

Properties

   We conduct business at ten full-service Financial Center locations. Our corporate headquarters are located at 2828 FM 1960 E., Houston, Texas. We own all of the buildings in which our financial centers are located other than the Copperfield, Cy-Fair, Silver Ridge and Medical Financial Centers. The lease terms of these four financial centers expire in one to five years, subject to renewal option periods which may be available. The following table sets forth specific information on each of our Financial Centers:

     Location                                          Deposits at June 30, 2000
     --------                                          -------------------------
                                                        (Dollars in thousands)
     Woodcreek
     Aldine Financial Center..........................          $10,395
     (Houston, Texas)
     Copperfield Financial Center.....................               --(1)
     (Houston, Texas)(1)
     Cy-Fair Financial Center.........................            3,559
     (Houston, Texas)
     Dayton Financial Center..........................           12,043
     (Dayton, Texas)
     Main Financial Center............................           66,719
     (Houston, Texas)
     Silver Ridge Financial Center....................            6,179
     (Houston, Texas)
     Medical Financial Center.........................            4,406
     (Houston, Texas)
     Dayton State
     Dayton Financial Center..........................          $62,716
     (Dayton, Texas)
     Mont Belvieu Financial Center....................            5,903
     (Mont Belvieu, Texas)
     Winnie Financial Center..........................            7,766
     (Winnie, Texas)

--------
(1) Opened for business on August 14, 2000.

Legal Proceedings

   We and the banks are from time to time parties to or otherwise involved in legal proceedings arising in the normal course of business. Management does not believe that there is any pending or threatened proceeding against us or the banks which, if determined adversely, would have a material effect on our business, financial condition or results of operations, or those of the banks.

Change in Accountants

   Harper & Pearson Company, P.C. was selected as our independent auditors on November 19, 1998 following the dismissal of Wallingford, McDonald, Fox & Co., P.C. on November 19, 1998. The decision to change accountants was approved by our Board of Directors.

   The last report on the financial statements prepared by Wallingford, McDonald, Fox & Co., P.C. was for the year ended December 31, 1997. In connection with the audits of our financial statements during the year ended December 31, 1997 and the subsequent interim period prior to their dismissal, there were no disagreements between us and Wallingford, McDonald, Fox & Co., P.C. on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Wallingford, McDonald, Fox & Co., P.C., would have caused Wallingford, McDonald, Fox & Co., P.C. to make reference to the matter in their reports.

   During our fiscal year ended December 31, 1997 and the subsequent interim period prior to the dismissal of Wallingford, McDonald, Fox & Co., P.C., Wallingford, McDonald, Fox & Co., P.C. did not advise us with respect to any of the matters listed in paragraphs (a)(1)(v)(A) through (D) of Item 304 of Regulation S-B.

   In accordance with the rules of the Commission, we provided Wallingford, McDonald, Fox & Co., P.C. a copy of the disclosures filed with the Commission in the registration statement on Form SB-2 and requested Wallingford, McDonald, Fox & Co., P.C. to furnish us with a letter addressed to the Commission stating whether or not Wallingford, McDonald, Fox & Co., P.C. agreed with the statements made by us and, if not, stating the respects in which it did not agree. A copy of the letter is attached as Exhibit 16.1 to the registration statement on Form SB-2.

   During our fiscal year ended December 31, 1997 and the subsequent interim period prior to the engagement of Harper & Pearson Company, P.C., neither us, nor anyone on our behalf, consulted Harper & Pearson regarding the application of accounting principles to a specified completed or proposed transaction or the type of opinion that Harper & Pearson might render on our financial statements.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information with respect to our executive officers and directors:

          Name                               Position(1)                    Age
          ----                               -----------                    ---
Dennis M. Cain...........  Director; Director of Woodcreek                   59
Brad Fagan(2)............  Chief Financial Officer and Director; Director    41
                           of Woodcreek and Dayton State
William H. Fagan,
 M.D.(3).................  Secretary, Treasurer and Director; Chairman of    70
                           the Board of Woodcreek; Director of Dayton State
Walter G. Finger.........  Director, Director of Woodcreek                   40
Peter E. Fisher..........  President and Chief Executive Officer and         53
                           Director; Vice Chairman of Woodcreek; Director
                           of Dayton State
Charles J. Howard, M.D...  Chairman of the Board; Director of Woodcreek and  65
                           Dayton State
Leah Boomer Huffmeister..  Director; Director of Woodcreek                   34
Jay W. Porter, Jr........  Director, Executive Vice President and Chief      54
                           Credit Officer; Director and President of
                           Woodcreek; Director of Dayton State
James A. Woodall, Jr.....  Director; Chairman of the Board, President and    56
                           Chief Executive Officer of Dayton State;
                           Director of Woodcreek

--------
(1) Unless otherwise noted, position is with us.
(2) Brad Fagan is the son of Dr. William H. Fagan.
(3) Dr. Fagan is the father of Brad Fagan.

   Dennis M. Cain. Mr. Cain has been a director since our formation in 1996 and a director of Woodcreek since 1990. He has been owner and president of Dennis Cain Physician Solutions, LLC, a physician billing service, since 1998. Prior to this, Mr. Cain served as an executive in the physician billing industry since 1976. Mr. Cain also serves on the board of directors of the Richey Road Municipal Utility District. After graduating from Wichita State University, Mr. Cain was employed in the engineering department of Cessna Aircraft Company.

   Brad Fagan. Mr. Fagan became our chief financial officer and a director in June of 2000. At the same time, he was named a director of Woodcreek and Dayton State. Before joining us, Mr. Fagan worked for Pancho's Mexican Buffet, Inc., a publicly-traded, multi-unit restaurant company, for about nine years, and for the last five years served as vice president, treasurer and chief financial officer. Mr. Fagan, a CPA with a masters degree in accounting, was previously an accountant and auditor with PepsiCo., Inc., and with Arthur Andersen & Co.

   William H. Fagan, M.D. Dr. Fagan began his banking experience in 1965 when he joined the board of Channelview State Bank, which later changed its name to Prime Bank. He served on that board until 1980, when he left to become an organizing director of the Bank of Cypress Trails, which later changed its name to Woodcreek Bank. Dr. Fagan has served continuously on the board of directors since Woodcreek was chartered and as Chairman of the Board of Woodcreek since 1996. He has been a director since our formation in 1996. A native Houstonian, Dr. Fagan practiced medicine in Houston for 27 years until his retirement from active practice in 1987.

   Walter G. Finger. Mr. Finger was elected as one of our directors in September 2000 and a director of Woodcreek in February 1998. He has been an investor in real estate and oil and gas properties since 1994. Prior to this he served as executive vice president of Charter Bancshares, Inc. from 1986 to 1994.

   Peter E. Fisher. Mr. Fisher joined us as president in August of 1997. He was elected vice chairman of Woodcreek in January of 1999. Prior to joining us, Mr. Fisher was president of Charter Bank--Houston until that bank was acquired by NationsBank. He then became executive vice president at American Bank in Houston. Mr. Fisher is an attorney licensed to practice law in Texas and Illinois. He is active in numerous charitable organizations and sits on the board of trustees for the Gulf Coast Regional Blood Center. He has been one of our directors since August of 1997.

   Charles J. Howard, M.D. Dr. Howard has been our chairman since our inception in 1996. He is a founding director of Woodcreek. Dr. Howard has served as a director of Vail Valley Medical Center since 1985, and served as chairman from 1992 to 1996. He retired from the general practice of medicine in 1983. He is a licensed airline transport pilot and is an active investor in numerous aviation-related businesses, including the only fixed base operation in Aspen, Colorado.

   Leah Boomer Huffmeister. Ms. Huffmeister has been our director since 1997. She is vice president of sales and business development for PULSE EFT Association in Houston where she has been employed for more than ten years. Ms. Huffmeister received a Bachelor of Business Administration from Stephen F. Austin State University.

   Jay W. Porter. Mr. Porter has been president and chief executive officer of Woodcreek since he joined Woodcreek in 1990. In 1999, he was elected our executive vice president and chief credit officer. He serves as one of our directors and as a director of both banks. Previously, Mr. Porter served as president of Allied Jetero Bank, and chief executive officer, and director of First Interstate Jetero Bank. He began his banking career as an examiner with the FDIC.

   James A. Woodall, Jr. Mr. Woodall became one of our directors in December 1999 when we acquired Dayton State. Mr. Woodall joined Dayton State as its president and chief executive officer in 1992. Mr. Woodall was elected chairman of the board of Dayton State when it was acquired by us. Since joining First City National Bank in 1972, Mr. Woodall has held various positions of responsibility in three banks in the Houston area. Additionally, Mr. Woodall worked for the Texas Department of Banking, supervising and restructuring problem banks during the late 1980s and early 1990s. Mr. Woodall lives in Dayton where he is involved in numerous civic and professional organizations, including serving as Chairman of the Texas Bankers' Association in 1999-2000.

   Directors are elected to three year terms, classified into Classes I, II and
III. Messrs. Cain, Porter and Woodall are Class I directors with terms of office expiring on the date of our annual meeting of shareholders in 2003; Mr. Brad Fagan, Mr. Fisher and Ms. Huffmeister are Class II directors with terms of office expiring on the date of our annual meeting of shareholders in 2001; and Drs. Fagan and Howard and Mr. Finger are Class III directors with terms of office expiring on the date of our annual meeting of shareholders in 2002. Each of our officers is elected by the Board of Directors and holds office until his successor is duly elected and qualified or until his earlier death, resignation or removal.

Operation of our Board of Directors

   Our Board of Directors established an Audit Committee in January of 2000. The purpose of the Audit Committee is to review the general scope of the audit conducted by our independent auditors and matters relating to our internal control systems. In performing its function, the Audit Committee will review reports from our independent auditors and meet separately with representatives of senior management. The Audit Committee is comprised of Ms. Huffmeister, Drs. Fagan and Howard and Mr. Cain. Prior to the formation of the Audit Committee, all matters relating to our external audit and internal control systems were reviewed by the Board of Directors.

Employment Agreements

   Messrs. Fisher, Porter and Woodall entered into employment/retention agreements with us in 1999. The agreements are for terms of one, two and three years for Messrs. Porter, Fisher and Woodall, respectively.

Mr. Fagan entered into a two-year employment agreement effective in June 2000. The employment agreements provide, among other things, that if the employee is terminated without cause (including constructive termination) the employee shall be entitled to receive from us a lump sum payment equal to the remaining salary under his contract. The agreement for Mr. Porter only provides for a lump sum payment upon a termination after a change in control.

Compensation Committee Interlocks and Insider Participation

   Matters related to compensation and employee benefit matters of our executive officers and stock options for our employees and employees of the banks are considered and determined by our Board of Directors. However, because such compensation matters directly affect Messrs. Fagan, Fisher, Porter and Woodall, who serve as directors and executive officers, Messrs. Fagan, Fisher, Porter and Woodall do not participate in such discussions or decisions.

Director Compensation

   Our directors receive a $500 fee for each meeting of our Board of Directors attended and no fees for each committee meeting attended. Directors of Woodcreek receive a $500 fee and directors of Dayton State receive a $400 fee for each meeting of the respective bank's Board of Directors attended and outside directors receive a $100 fee for each committee meeting attended.

Executive Compensation

   The following table provides certain summary information concerning compensation we paid or accrued to or on behalf of our President and Chief Executive Officer and our other two most highly compensated executive officers for the fiscal year ended December 31, 1999:

                                                                    All Other
            Name and Principal Position            Salary   Bonus  Compensation
            ---------------------------           -------- ------- ------------
   Peter E. Fisher..............................  $145,000 $21,750   $24,528(1)
    President and Chief Executive Officer of the
    Company
   Jay W. Porter, Jr............................   102,967  15,039   $17,777(2)
    President of Woodcreek
   James A. Woodall, Jr.........................   123,000  15,000   $22,804(3)
    President and Chief Executive Officer of
    Dayton State

--------
(1) Mr. Fisher's other compensation includes $13,440 accrued for vested Stock Appreciation Rights (SARs) and $6,000 in board of director fees.
(2) Mr. Porter's other compensation includes $10,752 accrued for vested SARs and $6,000 in board of director fees.
(3) Mr. Woodall's other compensation includes $10,426 in deferred compensation, $5,918 in company-matching 401(k) contributions, and $5,800 in board of director fees.

Stock Option Plans

   Our Board of Directors and shareholders approved a stock option plan in 1999 (1999 Plan) which authorizes the issuance of up to 200,000 shares of common stock under both non-qualified and incentive stock options to employees and non-qualified stock options to directors who are not employees. Options under the 1999 Plan generally must be exercised within 10 years following the date of grant or no later than three months after optionee's termination with us, if earlier. The 1999 Plan also provides for the granting of restricted stock awards, stock appreciation rights, performance awards and phantom stock awards. Options to acquire 2,000 shares of Common Stock have been granted under the 1999 Plan.

   In 1998, we adopted a stock appreciation rights plan (the SAR Plan). At December 31, 1999, we had issued 61,000 units to key employees and directors. Each unit (SAR) is exercisable only for cash and is evidenced by a Stock Appreciation Rights Agreement. The cash value is the fair market value of a share of common stock as defined in the SAR Plan less the exercise price of the unit. The units are exercisable for cash over a ten year period with 20% vesting each year for the first five years. All outstanding units will vest and become exercisable upon a change of control or an initial public offering (as defined in the SAR Plan).

   In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. This statement established fair value based accounting and reporting standards for all transactions in which a company acquires goods or services by issuing its equity investments, which includes stock-based compensation plans. Under SFAS 123, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Fair value of stock options is determined using an option- pricing model. This statement encourages companies to adopt as prescribed the fair value based method of accounting to recognize compensation expense for employee stock compensation plans. Although it does not require the fair value based method to be adopted, a company must comply with the disclosure requirements set forth in the statement. We have continued to apply accounting in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and, accordingly, provide the pro forma disclosures of net income and earnings per share.

Stock Appreciation Right Grants During 1999

   The following table sets forth certain information concerning the number and value of stock appreciation rights granted during the year ended December 31, 1999 to the named executive officers:

                                                                                 Potential Realizable
                                                             Fair               Value at Assumed Annual
                          Number of   % of Total            Market                     Rates of
                         Securities  SARs Granted Exercise Value of            Stock Price Appreciation
                         Underlying  to Employees or Base  Stock at                 for Option Term
   Name and Principal       SARs      in Fiscal    Price     Date   Expiration -------------------------
        Position         Granted (#)     Year      ($/Sh)  of Grant    Date       5%       10%      0%
   ------------------    ----------- ------------ -------- -------- ----------    --    -------- -------
Peter E. Fisher.........   20,000        64.5%     $5.26    $8.00    10 years  $155,424 $309,798 $54,800
 President and Chief
  Executive Officer
James A. Woodall, Jr....    8,000        26.7%     $6.42    $8.00    10 years  $ 52,889 $114,640 $12,640
 President and Chief
 Executive Officer of
 Dayton State

Stock Appreciation Right Exercises and Fiscal Year End Values

   The following table sets forth certain information concerning stock appreciation rights exercised during fiscal 1999 and the number and value of unexercised stock appreciation rights held by each of the named executives at December 31, 1999.

                                               Number of Securities      Value of Unexercised
                                              Underlying Unexercised     In-the-Money SARs at
                          Number of  Dollar  SARs at December 31, 1999     December 31, 1999
                            SARs     Value   ------------------------- -------------------------
          Name            Exercised Realized Exercisable Unexercisable Exercisable Unexercisable
          ----            --------- -------- ----------- ------------- ----------- -------------
Peter E. Fisher B.......      --       --       4,000       26,000       $13,440      $74,960
Jay W. Porter B.........      --       --       3,200        4,800       $10,752      $16,128
James A. Woodall, Jr. ..      --       --          --        8,000            --      $12,640

Benefit Plan

   We have established an employee tax-deferred savings plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees (the 401(k) Plan). Each year we determine, in our discretion, the amount of matching contributions. We have elected to match 25% of employee contributions not to exceed 6% of the employee's annual compensation. Total 401(k) Plan expenses charged to our operations for 1999 and 1998 were approximately $31,000 and $16,000, respectively.

           INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

   Many of our directors, executive officers and principal shareholders (i.e., those who own 10% or more of the common stock) and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are our customers. During 1999, we made loans in the ordinary course of business to many of our directors, executive officers and principal shareholders and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with us and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to our directors, executive officers and principal shareholders are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by us to executive officers, directors and principal shareholders satisfy the foregoing standards. On June 30, 2000, all of such loans aggregated $1.9 million, which was approximately 10.83% of our Tier 1 capital at such date. At June 30, 2000, there were unfunded commitments to executive officers, directors and principal shareholders of $1.1 million.

   We expect to have transactions on a similar basis with our directors, executive officers and principal shareholders and their associates in the future.

                    BENEFICIAL OWNERSHIP OF COMMON STOCK BY
                     MANAGEMENT AND PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 1, 2000, by (1) our directors and executive officers, (2) each shareholder whom we know to own beneficially 5% or more of the common stock and (3) all of our directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management believes that each person has sole voting and dispositive power over their shares and the address of each shareholder is the same as our address.

                                                         Number of
                           Name                           Shares      Percentage
                           ----                          ---------    ----------
   Principal Shareholders
    Marcella Boomer.....................................   244,324(2)   10.29%

   Directors and Executive Officers
    Dennis M. Cain......................................     1,000          *
    Brad Fagan..........................................    23,750        1.0%
    William H. Fagan, M.D...............................   830,078(3)   34.95%
    Walter G. Finger....................................    51,875       2.18%
    Peter E. Fisher.....................................    51,875       2.18%
    Charles J. Howard, M.D..............................   404,701(4)   17.04%
    Leah Boomer Huffmeister.............................    15,000(5)       *
    Jay W. Porter, Jr...................................     5,000          *
                                                         ---------      -----
   Directors and Executive Officers as a Group.......... 1,383,279      58.24%

--------
 * Indicates ownership which does not exceed 1.0%.
(1) The percentage beneficially owned was calculated based on 2,375,000 shares of common stock issued and outstanding.
(2) Includes 78,000 shares held of record by the James B. Boomer Trust, of which Ms. Boomer is the Trustee, and 54,162 shares held of record by the James B. Boomer Marital Exempt Trust, of which Ms. Boomer is the Trustee.
(3) Includes 74,530 shares held of record by Marilyn B. Fagan, the spouse of Dr. Fagan.
(4) Includes 37,392 shares held of record by Cathryn L. Howard, the spouse of Dr. Howard.
(5) Includes 5,000 shares held of record by Leah Boomer Huffmeister as custodian for her minor daughter.

                           SUPERVISION AND REGULATION

   The supervision and regulation of financial holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and not for the protection of the financial holding company shareholders or creditors. The banking agencies have broad enforcement power over financial holding companies and banks including the power to impose substantial fines and other penalties for violations of laws and regulations.

   The following description summarizes some of the laws to which we and the banks are subject. References herein to applicable statutes and regulations are brief summaries thereof, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations. We believe that we are in compliance in all material respects with these laws and regulations.

Paradigm Bancorporation, Inc.

   We are a financial holding company registered under the Gramm-Leach-Bliley Act, and subject to the Bank Holding Company Act of 1956 as amended (BHCA), and therefore subject to supervision, regulation and examination by the Federal Reserve. The BHCA and other federal laws subject financial holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

   Regulatory Restrictions on Dividends; Source of Strength. It is the policy of the Federal Reserve that financial holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that financial holding companies should not maintain a level of cash dividends that undermines the financial holding company's ability to serve as a source of strength to its banking subsidiaries.

   Under Federal Reserve policy, a financial holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve policy, a holding company may not be inclined to provide it. As discussed below, a financial holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

   In the event of a financial holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

   Scope of Permissible Activities. Except as provided below, we are prohibited from acquiring a direct or indirect interest in or control of more than 5% of the voting shares of any company which is not a bank or financial holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiary banks, except we may engage in and may own shares of companies engaged in certain activities found by the Federal Reserve to be so closely related to banking or managing and controlling banks as to be a proper incident thereto. These activities include, among others, operating a mortgage, finance, credit card, or factoring company; performing certain data processing operations; providing investment and financial advice; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; and providing certain stock brokerage and investment advisory services. In approving acquisitions or the addition of activities, the Federal Reserve considers whether the acquisition or the additional activities can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh such possible adverse effects as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

   On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act which eliminated the barriers to affiliations among banks, securities firms, insurance companies and other financial service providers. We elected and were approved to become a financial holding company in April of 2000. The Gramm-Leach-Bliley Act permits financial holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. The Gramm-Leach-Bliley Act defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Federal Reserve has determined to be closely related to banking. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve.

   While the Federal Reserve will serve as the umbrella regulator for financial holding companies and has the power to examine banking organizations engaged in new activities, regulation and supervision of activities which are financial in nature or determined to be incidental to such financial activities will be handled along functional lines. Accordingly, activities of subsidiaries of a financial holding company will be regulated by the agency or authorities with the most experience regulating that activity as it is conducted in a financial holding company.

   Safe and Sound Banking Practices. Financial holding companies are not permitted to engage in unsafe and unsound banking practices. The Federal Reserve's Regulation Y, for example, generally requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of its consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. Depending upon the circumstances, the Federal Reserve could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

   The Federal Reserve has broad authority to prohibit activities of financial holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1.0 million for each day the activity continues.

   Anti-Tying Restrictions. Financial holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other nonbanking services offered by a holding company or its affiliates.

   Capital Adequacy Requirements. The Federal Reserve has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of financial holding companies. Under the guidelines, specific categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. The guidelines require a minimum total risk-based capital ratio of 8.0% (of which at least 4.0% is required to consist of Tier 1 capital elements). Total capital is the sum of Tier 1 and Tier 2 capital. As of June 30, 2000, our ratio of Tier 1 capital to total risk-weighted assets was 13.09% and our ratio of total capital to total risk-weighted assets was 13.70%.

   In addition to the risk-based capital guidelines, the Federal Reserve uses a leverage ratio as an additional tool to evaluate the capital adequacy of financial holding companies. The leverage ratio is a company's Tier 1 capital divided by its average total consolidated assets. Certain highly rated financial holding companies may maintain a minimum leverage ratio of 3.0%, but other financial holding companies are required to maintain a leverage ratio of at least 4.0%. As of June 30, 2000, our leverage ratio was 8.80%.

   The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

   Imposition of Liability for Undercapitalized Subsidiaries. Bank regulators are required to take prompt corrective action to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes undercapitalized, it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy.

   The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to be adequately capitalized. The bank regulators have greater power in situations where an institution becomes significantly or critically undercapitalized or fails to submit a capital restoration plan. For example, a financial holding company controlling such an institution can be required to obtain prior Federal Reserve approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.

   Acquisitions by Financial Holding Companies. The BHCA requires every financial holding company to obtain the prior approval of the Federal Reserve before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by financial holding companies, the Federal Reserve is required to consider the financial and managerial resources and future prospects of the financial holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors.

   Control Acquisitions. The Change in Bank Control Act prohibits a person or group of persons from acquiring control of a financial holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a financial holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute acquisition of control of us.

   In addition, any entity is required to obtain the approval of the Federal Reserve under the BHCA before acquiring 25% (5% in the case of an acquiror that is a financial holding company) or more of our outstanding common stock, or otherwise obtaining control or a controlling influence over us.

Woodcreek and Dayton State

   The banks are Texas-chartered banking associations, the deposits of which are insured by the Bank Insurance Fund (BIF) of the FDIC. The banks are not members of the Federal Reserve System; therefore, the banks are subject to supervision and regulation by the FDIC and the Texas Banking Department. Such supervision and regulation subjects the banks to special restrictions, requirements, potential enforcement actions and periodic examination by the FDIC and the Texas Banking Department. Because the Federal Reserve regulates us, as the financial holding company parent of the banks, the Federal Reserve also has supervisory authority which directly affects the banks.

   Equivalence to National Bank Powers. The Texas Constitution, as amended in 1986, provides that a Texas-chartered bank has the same rights and privileges that are or may be granted to national banks domiciled in Texas. To the extent that the Texas laws and regulations may have allowed state-chartered banks to engage in a broader range of activities than national banks, FDICIA has operated to limit this authority. FDICIA provides that no state bank or subsidiary thereof may engage as principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the insurance fund. In general, statutory restrictions on the activities of banks are aimed at protecting the safety and soundness of depository institutions.

   Branching. Texas law provides that a Texas-chartered bank can establish a branch anywhere in Texas provided that the branch is approved in advance by the Texas Banking Department. The branch must also be approved by the FDIC, which considers a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers.

   Restrictions on Transactions with Affiliates and Insiders. Transactions between the banks and their nonbanking affiliates, including us and any of our nonbanking subsidiaries, are subject to Section 23A of the Federal Reserve Act. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by our securities or obligations or the securities or obligations of any of our nonbanking subsidiaries.

   Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between the banks and their affiliates be on terms substantially the same, or at least as favorable to the banks, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons.

   The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as insiders) contained in the Federal Reserve Act and Federal Reserve Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the FDIC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

   Restrictions on Distribution of Subsidiary Bank Dividends and Assets. Dividends paid by the banks have provided a substantial part of our operating funds and for the foreseeable future it is anticipated that dividends paid by the banks to us will continue to be our principal source of operating funds. Capital adequacy requirements serve to limit the amount of dividends that may be paid by the banks. Under federal law, the banks cannot pay a dividend if, after paying the dividend, the banks will be undercapitalized. The FDIC may declare a dividend payment to be unsafe and unsound even though the bank would continue to meet its capital requirements after the dividend.

   Because we are a legal entity separate and distinct from our subsidiaries, our right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution holding company (such as us) or any shareholder or creditor thereof.

   Examinations. The FDIC periodically examines and evaluates insured banks. Based on such an evaluation, the FDIC may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between the FDIC-determined value and the book value of such assets. The Texas Banking Department also conducts examinations of state banks but may accept the results of a federal examination in lieu of conducting an independent examination.

   Audit Reports. Insured institutions with total assets of $500 million or more must submit annual audit reports prepared by independent auditors to federal and state regulators. In some instances, the audit report of the institution's holding company can be used to satisfy this requirement. Auditors must receive examination reports, supervisory agreements and reports of enforcement actions. In addition, financial statements prepared in accordance with generally accepted accounting principles, management's certifications concerning responsibility for the financial statements, internal controls and compliance with legal requirements designated by the FDIC, and an attestation by the auditor regarding the statements of management relating to the internal controls must be submitted. For institutions with total assets of more than $3 billion, independent auditors may be required to review quarterly financial statements. FDICIA requires that independent audit committees be formed, consisting of outside directors only. The committees of such institutions must include members with experience in banking or financial management, must have access to outside counsel, and must not include representatives of large customers.

   Capital Adequacy Requirements. The FDIC has adopted regulations establishing minimum requirements for the capital adequacy of insured institutions. The FDIC may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.

   The FDIC's risk-based capital guidelines generally require state banks to have a minimum ratio of Tier 1 capital to total risk-weighted assets of 4.0% and a ratio of total capital to total risk-weighted assets of 8.0%. The capital categories have the same definitions for the banks as for us. As of June 30, 2000, Woodcreek's ratio of Tier 1 capital to total risk-weighted assets was 9.87% and its ratio of total capital to total risk-weighted assets was 10.38%. As of June 30, 2000, Dayton State's ratio of Tier 1 capital to total risk-weighted assets was 17.10%, and its ratio of total capital to total risk-weighted assets was 17.85%.

   The FDIC's leverage guidelines require state banks to maintain Tier 1 capital of no less than 5.0% of average total assets, except in the case of certain highly rated banks for which the requirement is 3.0% of average total assets. The Texas Banking Department has issued a policy which generally requires state chartered banks to maintain a leverage ratio (defined in accordance with federal capital guidelines) of 6.0%. As of June 30, 2000, Woodcreek's and Dayton State's ratios of Tier 1 capital to average total assets (leverage ratio) were 7.12% and 10.78%, respectively.

   Corrective Measures for Capital Deficiencies. The federal banking regulators are required to take prompt corrective action with respect to capital-deficient institutions. Agency regulations define, for each capital category, the levels at which institutions are "well capitalized," "adequately capitalized," "under capitalized," "significantly under capitalized" and "critically under capitalized." A "well capitalized" bank has a total risk-based capital ratio of 10.0% or higher; a Tier 1 risk-based capital ratio of 6.0% or higher; a leverage ratio of 5.0% or higher; and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure. An "adequately capitalized" bank has a total risk-based capital ratio of 8.0% or higher; a Tier 1 risk-based capital ratio of 4.0% or higher; a leverage ratio of 4.0% or higher (3.0% or higher if the bank was rated a composite 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a well capitalized bank. A bank is "under capitalized" if it fails to meet any one of the ratios required to be adequately capitalized. The banks are classified as "well capitalized" for purposes of the FDIC's prompt corrective action regulations.

   In addition to requiring undercapitalized institutions to submit a capital restoration plan, agency regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

   As an institution's capital decreases, the FDIC's enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management and other restrictions. The FDIC has only very limited

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discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

   Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

   Deposit Insurance Assessments. The banks must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk-based assessment system as required by FDICIA. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher risk classifications (that is, institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The current range of BIF assessments is between zero and 0.27% of deposits.

   The FDIC established a process for raising or lowering all rates for insured institutions semi-annually if conditions warrant a change. Under this system, the FDIC has the flexibility to adjust the assessment rate schedule twice a year without seeking prior public comment, but only within a range of five cents per $100 above or below the premium schedule adopted. Changes in the rate schedule outside the five cent range above or below the current schedule can be made by the FDIC only after a full rulemaking with opportunity for public comment.

   On September 30, 1996, President Clinton signed into law an act that contained a comprehensive approach to recapitalizing the Savings Association Insurance Fund (SAIF) and to assure the payment of the Financing Corporation's
(FICO) bond obligations. Under this new act, banks insured under the BIF are required to pay a portion of the interest due on bonds that were issued by FICO to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987.

   Enforcement Powers. The FDIC and the other federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject us or our banking subsidiaries, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties.

   The appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan. The Texas Banking Department also has broad enforcement powers over the bank, including the power to impose orders, remove officers and directors, impose fines and appoint supervisors and conservators.

   Brokered Deposit Restrictions. Institutions that are only adequately capitalized (as defined for purposes of the prompt corrective action rules described above) cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.

   Cross-Guarantee Provisions. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) contains a cross-guarantee provision which generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

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   Community Reinvestment Act. The Community Reinvestment Act of 1977 (CRA) and
the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks.
These regulations also provide for regulatory assessment of a bank's record in meeting the needs of its service area when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank. FIRREA requires federal banking agencies to make public a rating of a bank's performance under the CRA. In the case of a financial holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other financial holding company. An unsatisfactory record can substantially delay or block the transaction.

   Consumer Laws and Regulations. In addition to the laws and regulations discussed herein, the banks are also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. The banks must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing customer relations.

Instability and Regulatory Structure

   Various legislation, including proposals to overhaul the bank regulatory system, expand the powers of banking institutions and financial holding companies and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change banking statutes and the environment in which we and our banking subsidiaries operate in substantial and unpredictable ways. We cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations with respect thereto, would have upon our financial condition or results of operations or that of our subsidiaries.

Expanding Enforcement Authority

   One of the major additional burdens imposed on the banking industry by FDICIA is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve and FDIC are possessed of extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. FDICIA, FIRREA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers.

Effect on Economic Environment

   The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of financial holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits.

   Federal Reserve monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of us and our subsidiaries cannot be predicted.

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                            DESCRIPTION OF THE TRUST

   The trust is a statutory business trust formed pursuant to the Delaware Business Trust Act under a trust agreement executed by us and the trustees of the trust, and a certificate of trust filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which the prospectus is a part, as of the date the trust preferred securities are initially issued. The trust agreement will be qualified under the Trust Indenture Act of 1939.

   Upon issuance of the trust preferred securities, the holders will own all of the issued and outstanding trust preferred securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the trust and will own, directly or indirectly, all of the issued and outstanding common securities. The trust preferred securities, together with the common securities are referred to as the trust securities). The trust exists for the purposes of:

  .  issuing the trust preferred securities to the public for cash;

  . issuing its common securities to us in exchange for our capitalization of the trust;

  . investing the proceeds from the sale of the trust securities in an equivalent amount of debentures; and

  .  engaging in other activities that are incidental to those listed above.

   The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The trust agreement does not permit the trust to borrow money or make any investment other than in the debentures. Other than with respect to the trust securities, we have agreed to pay for all debts and obligations and all costs and expenses of the trust and the offering of the trust preferred securities, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the trust may become subject, except for United States withholding taxes that are properly withheld.

   The number of trustees of the trust will initially be five. Three of the trustees will be persons who are our employees or officers or who are affiliated with us (the administrative trustees). The current administrative trustees are Messrs. Fisher and Porter and Dr. Fagan. The fourth trustee will be an institution that maintains its principal place of business in the State of Delaware (the Delaware trustee). Initially, First Union Trust Company, National Association, a national banking association (First Union), will act as Delaware trustee. The fifth trustee will be a financial institution that is unaffiliated with us and will serve as institutional trustee under the trust agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the property trustee). Initially, First Union will also be the property trustee. For the purpose of compliance with the provisions of the Trust Indenture Act, First Union will also act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. We, as holder of all of the common securities, will have the right to appoint, remove or replace any trustee unless an event of default under the indenture shall have occurred and be continuing, in which case only the holders of the trust preferred securities may remove the indenture trustee or the property trustee. The trust has a term of approximately 31 years but may terminate earlier as provided in the trust agreement.

   The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated noninterest-bearing property account to hold all payments made in respect of the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the property account. The guarantee trustee will hold the guarantee for the benefit of the holders of the trust preferred securities.


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                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

   The trust preferred securities will be issued pursuant to the trust agreement, which will be qualified as an indenture under the Trust Indenture Act. First Union will act as property trustee for the trust preferred securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the trust preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act. The following is a summary of the material terms and provisions of the trust preferred securities and the trust agreement. A form of the trust agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

General

   The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust securities. We will own all of the common securities issued by the trust. The trust preferred securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders of the trust preferred securities will be entitled to a preference upon an event of default with respect to distributions and amounts payable on redemption or liquidation over the common securities. The trust is not permitted to issue any securities other than the trust securities or incur any other indebtedness.

   The trust preferred securities will rank equally, and payments on the trust preferred securities will be made proportionally, with the common securities, except as described under "--Subordination of Common Securities" below.

   The property trustee will hold legal title to the debentures in trust for the benefit of the holders of the trust securities. We guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the trust preferred securities or liquidation of the trust, to the extent the trust has funds available for such distributions. The guarantee agreement does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

Distributions

   Source of Distributions. The funds of the trust available for distribution to holders of the trust preferred securities will be limited to payments made under the debentures, which the trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, who will hold the amounts received from our interest payments on the debentures in the property account for the benefit of the holders of the trust preferred securities. If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the trust preferred securities.

   Payment of Distributions. Distributions on the trust preferred securities will be payable at a floating rate of 3.75% over the three-month London interbank offered rate (LIBOR) of the stated liquidation amount, payable quarterly on March 31, June 30, September 30 and December 31 of each year, to the holders of the trust preferred securities on the relevant record dates. The record date will be the business day immediately preceding the relevant distribution date. The first distribution date for the trust preferred
securities will be             , 2000.

   Distributions will accumulate from the date of issuance, and the amount payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the immediately preceding business day. Business day means any day other than a Saturday, a Sunday, a day on which banking institutions in The City of New York or Wilmington, Delaware are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

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   The interest rate for each interest period will be set on the 15th day of the months, March, June, September and December of each year; provided, that
the initial interest rate will be set on              , 2000. If the interest
reset date is not a London business day, such interest reset date will be the next succeeding day which is a London business day. The three-month LIBOR, will be determined as follows:

     (1) On the second London business day preceding each interest reset
  date,              , the Calculation Agent will determine the three-month
  LIBOR rate which shall be the rate for deposits in the London interbank market in U.S. dollars having a three-month maturity commencing on the second London business day immediately following such interest determination date which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on such interest determination date. If the three-month LIBOR rate on such interest determination date does not appear on the Telerate Page 3750, such three-month LIBOR rate will be determined as described in (2) below. London business day means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     (2) If the three-month LIBOR rate does not appear on the Telerate Page 3750 as specified above, the Calculation Agent will request the principal London offices of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars having a three-month maturity commencing on the second London business day immediately following such interest determination date to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such interest determination date and in a principal amount that is representative for a single transaction in such market at such time. If at least two such quotations are provided, the three-month LIBOR rate on such interest determination date will be the arithmetic mean (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point, with five or more one-millionths of one percentage point rounded upwards) of such quotations. If fewer than two quotations are provided, the three-month LIBOR rate determined on such interest determination date will be the arithmetic mean (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point, with five or more one-millionths of one percentage point rounded upwards) of the rates quoted at approximately 11:00 a.m., New York City time, on such interest determination date for loans in U.S. dollars to leading European banks, having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount that is representative for a single transaction in such market at such time by three major banks in New York City selected by the Calculation Agent; provided, however, if the banks so selected by the Calculation Agent are not quoting as aforesaid, the three-month LIBOR rate with respect to such interest determination date will be the three-month LIBOR rate in effect on such interest determination date.

Extension Period

   As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters.
However, no extension period may extend beyond    , 2030 or end on a date other
than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the trust preferred securities will also be deferred during any such extension period. Any deferred distributions under the trust preferred securities will accumulate additional amounts at a floating rate of 3.75% over the three month London LIBOR rate compounded quarterly from the relevant distribution date. The term distributions as used in this prospectus includes those accumulated amounts.

   During an extension period, we may not:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than the payment of dividends or distributions to us);

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

  . make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the debentures or allow any of our subsidiaries to do the same;

  . make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures other than payments under the guarantee; or

  . redeem, purchase or acquire less than all of the debentures or any of the trust preferred securities.

   After the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period, subject to the above requirements.

   We do not currently intend to exercise our right to defer distributions on the trust preferred securities by extending the interest payment period on the debentures.

Redemption or Exchange

   The trust will redeem your trust preferred securities upon repayment of the debentures at maturity or the earlier redemption. The trust will redeem your trust preferred securities upon the same terms as which we redeem the debentures.

   General. Subject to the prior approval of the Federal Reserve, if required, we may redeem the debentures prior to maturity:

  .  in whole at any time, or in part from time to time, on or after , 2005;
     or

  . in whole, but not in part, at any time within 90 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event as defined below.

   Mandatory Redemption. Upon our repayment or redemption, in whole or in part, of any debentures, whether on , 2030 or earlier, the property trustee will apply the proceeds to redeem a like amount of the trust securities, upon not less than 30 days nor more than 60 days notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions and Additional Interest (as defined below) to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of the trust preferred securities and the common securities proportionally.

   Additional Interest means the additional amounts as may be necessary to be paid by us in order that the amount of distributions then due and payable by the trust on the outstanding trust securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject.

   Distribution of Debentures. Upon prior approval of the Federal Reserve, if required, we will have the right at any time to dissolve, wind-up or terminate the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of the trust. See "Liquidation Distribution Upon Termination."

   After the liquidation date fixed for any distribution of debentures in exchange for trust preferred securities:

  . those trust preferred securities will no longer be deemed to be outstanding; and

  . any certificates representing trust preferred securities will be deemed to represent debentures with a principal amount equal to the liquidation amount of those trust preferred securities, and bearing

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    accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the trust preferred securities until the certificates are presented to the administrative trustees or their agent for transfer or reissuance.

   There can be no assurance as to the market prices for the trust preferred securities or the debentures that may be distributed if a dissolution and liquidation of the trust were to occur. The trust preferred securities that an investor may purchase, or the debentures that an investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the trust preferred securities.

   Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event. If a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined below) occurs, we have the right to redeem the debentures in whole and thereby cause a mandatory redemption of the trust securities in whole at the redemption price. If one of these events occurs and we do not elect to redeem the debentures, or we elect to dissolve the trust and cause the debentures to be distributed to holders of the trust securities, then the trust preferred securities will remain outstanding and Additional Interest may be payable on the debentures. See "Description of Debentures--Redemption or Exchange."

   Tax Event means the receipt by the trust and us of an opinion of counsel experienced in such matters stating that there is more than an insubstantial risk that:

  . interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

  . the trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

  . the trust is, or will be within 90 days after the date of opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges, as a result of any amendment to any tax laws or regulations.

   Investment Company Event means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that the trust is or will be considered an investment company that is required to be registered under the Investment Company Act, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation.

   Capital Treatment Event means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment of our ability to treat the trust preferred securities as Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to any laws or any regulations.

   For all of the events described above, we or the trust must request and receive an opinion of counsel with regard to the event within a reasonable period of time after we became aware of the possible occurrence of an event of this kind.

Redemption Procedures

   Trust preferred securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the debentures. Redemptions of the trust preferred securities will be made and the redemption price will be payable on each date of redemption only to the extent that the trust has funds available for the payment of the redemption price. See "Subordination of Common Securities."

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, interest will cease to accrue on the debentures called for redemption on and after the date of redemption.

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   If the trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust securities. See "Book-Entry Issuance." If the trust preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for such trust preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

   If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price. No interest on such redemption price will accrue after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment of the interest will be made on the immediately preceding business day.

   If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price. See "Description of the Guarantee."

   Payment of the redemption price on the trust preferred securities and any distribution of debentures to holders of trust preferred securities will be made to the applicable recordholders as they appear on the register for the trust preferred securities on the relevant record date. The record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

   If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately between the common securities and the trust preferred securities based upon the relative liquidation amounts. The particular trust preferred securities to be redeemed will be selected by the property trustee in its discretion. This method may provide for the redemption of portions equal to $10 or an integral multiple of $10 of the liquidation amount of the trust preferred securities. The property trustee will promptly notify the registrar for the trust preferred securities in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities will relate to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

   Subject to applicable law, and if we are not exercising our right to defer interest payments on the debentures, we may, at any time, purchase outstanding trust preferred securities.

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Subordination of Common Securities

   Payment of distributions on, and the redemption price of, the trust preferred securities and common securities will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities will be made unless:

  . payment in full in cash of all accumulated and unpaid distributions, including Additional Interest, if any is required, on all of the outstanding trust preferred securities for all distribution periods terminating on or before that time;

  . in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding trust preferred securities then called for redemption, will have been made or provided for; and

  . all funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the trust preferred securities then due and payable.

   In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on our behalf, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Termination

   We will have the right at any time to dissolve, wind-up or terminate the trust and cause the debentures to be distributed to the holders of the trust preferred securities subject to Federal Reserve approval, if required.

   In addition, the trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of:

  .  our bankruptcy, dissolution or liquidation;

  . the distribution of a like amount of the debentures to the holders of the trust securities, if we have given written direction to the property trustee to terminate the trust;

  . redemption of all of the trust preferred securities as described under "--Redemption or Exchange--Mandatory Redemption;" or

  . the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

   With the exception of a redemption as described under "--Redemption or Exchange--Mandatory Redemption," if an early termination occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities debentures:

  . an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

  . with an interest rate identical to the distribution rate on the trust securities; and

  . with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

   However, if the property trustee determines that the distribution is not practical, then the holders will be entitled to receive a proportionate amount of the liquidation distribution. The liquidation distribution will be the

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amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid to us, as the holder of the common securities, and the holders of the trust preferred securities on a proportional basis based on liquidation amounts.

   Under current United States federal income tax law and interpretations and assuming that the trust is treated as a grantor trust, as is expected, a distribution of the debentures should not be a taxable event to holders of the trust preferred securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the trust preferred securities. See "Federal Income Tax Consequences--Receipt of Debentures or Cash Upon Liquidation of the Trust."

   If we do not elect to redeem the debentures prior to maturity or to liquidate the trust and distribute the debentures to holders of the trust preferred securities, the trust preferred securities will remain outstanding until the repayment of the debentures. If we elect to dissolve the trust and thus cause the debentures to be distributed to holders of the trust preferred securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the debentures. See "Description of the Debentures-- General."

Liquidation Value

   The amount of the liquidation distribution payable on the trust preferred securities in the event of any liquidation of the trust is $10 per trust preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of debentures having a liquidation value and accrued interest of an equal amount. See "--Liquidation Distribution Upon Termination."

Events of Default; Notice

   Any one of the following events constitutes an event of default under the trust agreement with respect to the trust preferred securities:

  .  the occurrence of an event of default under the indenture;

  . a default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

  . a default by the trust in the payment of any redemption price of any of the trust securities when it becomes due and payable;

  . a default in the performance, or breach, in any material respect, of any covenant or warranty of the trust in the trust agreement, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding trust preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

  . the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

   Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the trust preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. We and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we are each in compliance with all the conditions and covenants applicable to us and the administrative trustee, respectively, under the trust agreement.

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   If an event of default under the indenture has occurred and is continuing, the trust preferred securities will have preference over the common securities upon termination of the trust. The existence of an event of default under the trust agreement does not entitle the holders of trust preferred securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity thereof.

Removal of the Trustees

   Unless an event of default under the indenture has occurred and is continuing, any trustee may be removed at any time by us. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding trust preferred securities may remove the property trustee or the Delaware trustee. The holders of the trust preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

Co-Trustees and Separate Property Trustee

   Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entity to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or as separate trustee of any trust property. In either case, these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the trust agreement. If an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

Merger or Consolidation of Trustees

   Generally, a successor trustee may be any person matching all of the qualifications and eligibility standards to act as a trustee, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

   The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the trust preferred securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

  . the successor entity either (1) expressly assumes all of the obligations of the trust with respect to the trust preferred securities, or (2) substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities so long as such successor securities rank the same in priority as the trust preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

  . we expressly appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures;

  . the successor securities are listed or will be listed upon notification of issuance, on any national securities exchange or other organization on which the trust preferred securities are then listed, if any;

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

  . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect;

  . the successor entity has a purpose substantially identical to that of the trust;

  . prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to the effect that (1) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect, and (2) following the transaction, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

  . we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, the trust may not, except with the consent of holders of 100% in liquidation amount of the trust preferred securities, enter into any transaction of this kind or permit any other person to consolidate, amalgamate, merge with or into, or replace the trust if the transaction would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

   Except as provided below and under "Description of the Guarantee--Amendments and Assignment" and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the trust preferred securities will have no voting rights.

   The trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the trust preferred securities, in the following circumstances:

  .  with respect to acceptance of appointment by a successor trustee;

  . to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does have a material adverse effect on the interests of any holder of trust securities; or

  . to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an investment company under the Investment Company Act.

   With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for federal income tax purposes or the trust's exemption from status as an investment company under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (i) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (ii) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

   As long as the property trustee holds any debentures, the trustees will not:

  . direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the debentures;

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

  .  waive any past default that is waivable under the indenture;

  . exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

  . consent to any amendment, modification or termination of the indenture or the debentures, where the consent is required, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust securities. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by the property trustee without the prior consent of each holder of the trust securities.

The trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust securities except by subsequent vote of the holders of the trust securities. The property trustee will notify each holder of trust securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the trust securities, prior to taking any of the foregoing actions the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

   Any required approval of holders of trust securities may be given at a meeting of holders of the trust securities convened for the purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

   No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel its trust preferred securities in accordance with the trust agreement.

   Notwithstanding the fact that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by us, the trustees or any affiliate of us or any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Trust Preferred Securities

   The trust preferred securities will be represented by one or more global trust preferred securities registered in the name of The Depository Trust Company, New York, New York (DTC) or its nominee. A global trust preferred security is a security representing interests of more than one beneficial holder. Beneficial interests in the global trust preferred securities will be shown on, and transfers will be effected only through, records maintained by participants. Participants are brokers, dealers, or others with accounts with DTC. Except as described below, trust preferred securities in definitive form will not be issued in exchange for the global trust preferred securities. See "Book-Entry Issuance."

   No global trust preferred security may be exchanged for trust preferred securities registered in the names of persons other than DTC or its nominee unless:

  . DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global trust preferred security and we are unable to locate a qualified successor depositary;

  . we execute and deliver to the indenture trustee a written order stating that we elect to terminate the book-entry system through DTC; or

  . there shall have occurred and be continuing an event of default under the indenture.

Any global trust preferred security that is exchangeable for definitive certificates shall be registered in the names as DTC shall direct. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global trust preferred security. If trust preferred securities are issued in definitive form, the trust preferred securities will be in denominations of $10 and integral multiples of $10 and may be transferred or exchanged at the offices described below.

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

   Unless and until it is exchanged in whole or in part for the individual trust preferred securities represented thereby, a global trust preferred security may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

   Payments on global trust preferred securities will be made to DTC, as the depositary for the global trust preferred securities. If the trust preferred securities are issued in definitive form, distributions will be payable, the transfer of the trust preferred securities will be registrable, and trust preferred securities will be exchangeable, for trust preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. However, payment of any distribution may be made at the option of the administrative trustees by check mailed to the address of record of the persons entitled to the distribution or by wire transfer. In addition, if the trust preferred securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

   Upon the issuance of one or more global trust preferred securities, and the deposit of the global trust preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual trust preferred securities represented by the global trust preferred security to the accounts of persons that have accounts with DTC. These accounts shall be designated by the dealers, underwriters or agents with respect to the trust preferred securities. Ownership of beneficial interests in a global trust preferred security will be limited to persons or entities with an account with DTC or who may hold interest through any person or entity with an account that may hold interests through participants. With respect to interests of any person or entity with an account with DTC, ownership of beneficial interests in a global trust preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee. With respect to persons or entities who hold interest in a global trust preferred security through a participant, the interest and any transfer of the interest will be shown on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of these securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global trust preferred security.

   So long as DTC or another depositary, or its nominee, is the registered owner of the global trust preferred security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the trust preferred securities represented by the global trust preferred security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global trust preferred security will not be entitled to have any of the individual trust preferred securities represented by the global trust preferred security registered in their names, will not receive or be entitled to receive physical delivery of any the trust preferred securities in definitive form, will not be considered the owners or holders of the trust preferred securities under the trust agreement and will not receive notices from the trust, the trustees or the company with respect to the trust preferred securities.

   None of us, the property trustee, any paying agent or the securities registrar for the trust preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global trust preferred security representing the trust preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global trust preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global trust preferred security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global trust preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with

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securities held for the accounts of customers in bearer form or registered in street name. The payments will be the responsibility of the participants. See "Book-Entry Issuance."

Payment and Paying Agency

   Payments in respect of the trust preferred securities shall be made to DTC, which shall credit the relevant accounts of participants on the applicable distribution dates, or, if any of the trust preferred securities are not held by DTC, the payments shall be made by check mailed to the address of the holder as listed on the register of holders of the trust preferred securities. The paying agent for the trust preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the trust preferred securities may resign as paying agent upon 30 days written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the trust preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

Registrar and Transfer Agent

   The property trustee will act as the registrar and the transfer agent for the trust preferred securities. Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of trust preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

   The property trustee, until the occurrence and continuance of an event of default under the trust agreement, undertakes to perform only the duties set forth in the trust agreement. After an event of default under the trust agreement, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred.

   If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of trust preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

   The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

  . the trust will not be deemed to be an investment company required to be registered under the Investment Company Act;

  . the trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

  . the debentures will be treated as our indebtedness for federal income tax purposes.

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

In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

   Holders of the trust preferred securities have no preemptive or similar rights. The trust agreement and the trust preferred securities will be governed by Delaware law.

                         DESCRIPTION OF THE DEBENTURES

   Concurrently with the issuance of the trust preferred securities, the trust will invest the proceeds from the sale of the trust securities in the debentures issued by us. The debentures will be issued as unsecured debt under the indenture between us and First Union, as indenture trustee. The indenture will be qualified under the Trust Indenture Act.

   The following discussion is subject to, and qualified by the indenture and to the Trust Indenture Act. We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

   The debentures will be limited in aggregate principal amount to $10,310,000, this amount being the sum of the aggregate stated liquidation amounts of the trust securities. The debentures will bear interest at a floating rate of 3.75% over the three month LIBOR rate of the principal amount. The interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each
year, beginning       , 2000, to the person in whose name each debenture is
registered at the close of business on the business day immediately preceding the day interest is due. It is anticipated that, until the liquidation, if any, of the trust, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

   The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of the interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at a floating rate of 3.75% over the three month LIBOR rate compounded quarterly. The term interest, includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional interest, as applicable.

   The debentures will mature on      , 2030, the stated maturity date. We may
shorten this date once at any time to any date not earlier than      , 2005,
subject to the prior approval of the Federal Reserve, if required.

   We will give notice to the indenture trustee and the holders of the debentures no more than 180 days and no less than 90 days prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the debentures from the trust until after , 2005, except if a Tax Event, an Investment Company Event or a Capital Treatment Event has occurred, or to the extent we have repurchased trust preferred securities.

   The debentures will be unsecured and will rank junior to all of our senior and subordinate indebtedness. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of

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

creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt.

   The indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the debentures.

Option to Extend Interest Payment Period

   As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and unpaid, together with interest thereon at a floating rate of 3.75% over the three month LIBOR rate compounded quarterly. During an extension period, interest will continue to accrue and holders of debentures, or the holders of trust preferred securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued. See "Federal Income Tax Consequences--Interest Payment Period and Original Issue Discount."

   During an extension period, we may not:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than the reclassification of any class of our capital stock into another class of capital stock, or allow any of our subsidiaries to do the same with respect to their capital stock, other than the payment of dividends or distributions to us;

  . make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the debentures or allow any of our subsidiaries to do the same;

  . make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures other than payments under the guarantee; or

  . redeem, purchase or acquire less than all of the debentures or any of the trust preferred securities.

   Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time.

   We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of (1) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or (2) the date we are required to give notice of the record date, or the date the distributions are payable, to the OTC Bulletin Board, or other applicable self-regulatory organization, or to holders of the trust preferred securities, but in any event at least one business day prior to the record date.

   Subject to the foregoing, there is no limitation on the number of times that we may elect to begin an extension period.

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Interest Rate

   Interest will accrue on the principal of the debentures from their original issue date at the rate of 3.75% per annum over the three-month LIBOR, adjusted quarterly. LIBOR is the rate that most banks charge one another for large overnight loans of Eurodollars in the London market. Unless deferred as described above, interest will be payable quarterly in arrears on March 31,
June 30, September 30 and December 31 of each year commencing on           ,
2000, to the persons who are the record holders of the debentures at the close of business on the 15th day of the last month of the calendar quarter. The amount of interest payable for any period will be computed on a basis of a 360-day year of twelve 30-day months.

   The interest rate for each interest period will be set on the 15th day of the months, March, June, September and December of each year; provided, that
the initial interest rate will be set on              , 2000. If the interest
reset date is not a London business day, such interest reset date will be the next succeeding day which is a London business day. The three-month LIBOR, will be determined as follows:

     (1) On the second London business day preceding each interest reset
  date,              , the Calculation Agent, will determine the three-month
  LIBOR rate which shall be the rate for deposit in the London interbank market in U.S. dollars having a three-month maturity commencing on the second London business day immediately following such interest determination date which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on such interest determination date. If the three-month LIBOR rate on such interest determination date does not appear on the Telerate Page 3750, such three-month LIBOR rate will be determined as described in (2) below. London business day means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     (2) If the three-month LIBOR rate does not appear on the Telerate Page 3750, the Calculation Agent will request the principal London offices of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars having a three-month maturity commencing on the second London business day immediately following such interest determination date to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such interest determination date and in a principal amount that is representative for a single transaction in such market at such time. If at least two such quotations are provided, the three-month LIBOR rate on such interest determination date will be the arithmetic mean (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point, with five or more one-millionths of one percentage point rounded upwards) of such quotations. If fewer than two quotations are provided, the three-month LIBOR rate determined on such interest determination date will be the arithmetic mean (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point, with five or more one-millionths of one percentage point rounded upwards) of the rates quoted at approximately 11:00 a.m., New York City time, on such interest determination date for loans in U.S. dollars to leading European banks, having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount that is representative for a single transaction in such market at such time by three major banks in New York City selected by the Calculation Agent; provided, however, if the banks so selected by the Calculation Agent are not quoting as aforesaid, the three-month LIBOR rate with respect to such interest determination date will be the three-month LIBOR rate in effect on such interest determination date.

   The amount of interest of each day that a debenture is outstanding will be calculated by dividing the floating interest rate in effect for such day by 360 and multiplying the result of the principal amount of such debenture. The amount of interest to be paid on such debenture for any interest period will be calculated by adding the daily interest amounts for each day in such interest period. The floating interest rate will in no event be higher than the maximum rate permitted by the law of the State of Texas, or, if higher, the law of the United States of America.

   Absent manifest error, the Calculation Agent's determination of LIBOR and its calculation of the applicable interest rate for each interest period will be final and binding. Investors may obtain the interest rates

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

for the current and preceding interest period by writing or calling at the Calculation Agent at
(telephone                   ).

Additional Sums to be Paid as a Result of Additional Taxes

   If the trust is required to pay any additional taxes, duties or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional amounts on the debentures any amounts which may be required so that the net amounts received and retained by the trust after paying any additional taxes, duties or other governmental charges will not be less than the amounts the trust would have received had the additional taxes, duties or other governmental charges not been imposed.

Redemption or Exchange

   Subject to prior approval of the Federal Reserve, if required, we may redeem the debentures prior to maturity:

  .  in whole at any time, or in part from time to time, on or after      ,
     2005; or

  . in whole, but not in part, at any time within 90 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event.

In each case, we will pay a redemption price equal to the accrued and unpaid interest on the debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the debentures.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Redemption of less than all outstanding debentures shall be effected proportionately, by lot or in any other manner deemed to be fair by the indenture trustee. Unless we default in payment of the redemption price for the debentures, on and after the redemption date interest shall cease to accrue on the debentures or portions thereof called for redemption.

   The debentures will not be subject to any sinking fund.

Distribution Upon Liquidation

   As described under "Description of the Trust Preferred Securities-- Liquidation Distribution Upon Termination," under certain circumstances and with the Federal Reserve's approval, the debentures may be distributed to the holders of the trust preferred securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust. If this occurs, we will use our best efforts to have the debentures quoted on the OTC Bulletin Board or other stock exchange or national quotation service, on which the trust preferred securities are then listed, if any. There can be no assurance as to the market price of any debentures that may be distributed to the holders of trust preferred securities.

Restrictions on Payments

   Upon the occurrence of any of the following events, we will not make the payments set forth below. We are restricted from making certain payments if at that time:

  .  an event of default is continuing under the indenture;

  .  we are in default with respect to our obligations under the guarantee;
     or

  . we have given notice of our election to extend an interest payment period with respect to the debentures and the notice has not been rescinded or the extension period is continuing.

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

   If any of the above events have occurred, we will not:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, other than the reclassification of any class of our capital stock into another class of capital stock, or allow any of our subsidiaries to do the same with respect to their capital stock, other than the payment of dividends or distributions to us;

  . make any payment of principal, interest or premium on, or repay or repurchase or redeem any of our debt securities that rank equally with or junior to the debentures or allow any of our subsidiaries to do the same;

  . make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures other than payments under the guarantee; or

  . redeem, purchase or acquire less than all of the debentures or any of the trust preferred securities.

Subordination

   Under the indenture, the debentures are subordinated and junior in right of payment to all of our senior and subordinated debt. Upon any payment or distribution of assets to our creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any of our insolvency or bankruptcy proceeding, the holders of senior and subordinated debt will first be entitled to receive payment in full of principal, premium and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

   In the event of the acceleration of the maturity of any debentures, the holders of all or our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due, including any amounts due upon acceleration, before the holders of the debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the debentures.

   No payments of principal or interest in respect of the debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the debentures, or if any judicial proceeding is pending with respect to any default.

   The term debt means, with respect to any entity, whether recourse is to all or a portion of the assets of an entity and whether or not contingent:

  .  every obligation of the entity for money borrowed;

  . every obligation of the entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

  . every reimbursement obligation of the entity with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the entity;

  . every obligation of the entity issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

  .  every capital lease obligation of the entity; and

  . every obligation of the type referred to in the first five points of another person and all dividends of another person the payment of which, in either case, the entity has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

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

   The term senior debt means, with respect to us, the principal of and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not a claim for post-petition interest is allowed in the proceeding, on debt, whether incurred on or prior to the date of the indenture or incurred after the date. Senior debt also includes all indebtedness, whether incurred on or prior to the date of the indenture or thereafter incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements. However, senior debt will not be deemed to include:

  . any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures or to other debt which is equal with, or subordinated to, the debentures;

  . any of our debt that when incurred and without respect to any election under the federal bankruptcy laws was without recourse to us;

  .  any debt of ours to any of our subsidiaries;

  .  any debt to any of our employees;

  . any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; and

  .  debt which constitutes subordinated debt.

   The term subordinated debt means, with respect to us, the principal of, premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not the claim for post-petition interest is allowed in the proceeding, on debt. Subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours, other than the debentures. However, subordinated debt will not be deemed to include:

  . any of our debt which when incurred and without respect to any election under the federal bankruptcy laws, was without recourse to us;

  .  any debt of ours to any of our subsidiaries;

  .  any debt to any of our employees;

  . any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

  .  debt which constitutes senior debt; and

  . any debt of ours under debt securities or guarantees of debt securities initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, a financing vehicle of ours in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for Tier 1 capital treatment.

   We expect from time to time to incur additional indebtedness, and there is no limitation on the amount we may incur. At June 30, 2000, we had consolidated senior debt and subordinated debt of approximately $5.125 million which we intend to eliminate with the proceeds from this offering.

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

Payment and Paying Agents

   Generally, payment of principal of and any interest on the debentures will be made at the office of the indenture trustee in Wilmington, Delaware. However, we have the option to make payment of any interest by (i) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (ii) transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, provided that proper transfer instructions have been received by the regular record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest. We may at any time designate additional paying agents for the debentures or rescind the designation of any paying agent for the debentures. However, we will at all times be required to maintain a paying agent in Wilmington, Delaware, and each place of payment for the debentures.

   Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by us in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on May 31 of each year. If we hold any of this money in trust, then it will be discharged from the trust to us and the holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

Registrar and Transfer Agent

   The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that we maintain a transfer agent in Wilmington, Delaware, we may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We may at any time designate additional transfer agents with respect to the debentures.

   In the event of any redemption, neither we nor the indenture trustee will be required to (i) issue, register the transfer of or exchange debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or (ii) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

Modification of Indenture

   We and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

  .  extend the fixed maturity of the debentures;

  . reduce the principal amount or the rate or extend the time of payment of interest; or

  . reduce the percentage of principal amount of debentures required to amend the indenture.

   As long as any of the trust preferred securities remain outstanding, no modification may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the trust preferred securities.

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

Debenture Events of Default

   The indenture provides that any one or more of the following described events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

  . failure for 30 days to pay any interest on the debentures when due, subject to deferral of any due date in the case of an extension period;

  . failure to pay any principal on the debentures when due whether at maturity, upon redemption by declaration or otherwise;

  . failure to observe or perform in any material respect other covenants contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

  . our bankruptcy, insolvency or reorganization or dissolution of the trust.

   The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the debentures may annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration, has been deposited with the indenture trustee. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the debentures which has become due solely by the acceleration. Should the holders of the debentures fail to annul the declaration and waive the default, the holders of at least 25% in aggregate liquidation amount of the trust preferred securities will have this right.

   If an event of default under the indenture has occurred and is continuing, the indenture trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the debentures.

   We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

Enforcement of Certain Rights by Holders of the Trust Preferred Securities

   If an event of default under the indenture has occurred and is continuing and the event is attributable to our failure to pay interest on or principal of the debentures on the payment date on which the payment is due and payable, then a holder of trust preferred securities may initiate a direct action against us. In connection with a direct action, we will have a right to counter the amount of the direct action to the extent of any payment made by us to the holder of trust preferred securities with respect to the direct action. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the trust preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

   The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement.

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

Consolidation, Merger, Sale of Assets and Other Transactions

   We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

  . if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any State or the District of Columbia, and the successor person expressly assumes by supplemental indenture our obligations on the debentures, or substitutes securities having substantially similar terms;

  . immediately after giving effect, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

  .  other conditions as prescribed in the indenture are met.

Satisfaction and Discharge

   The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

  .  have become due and payable, or

  . will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

   We may still be required to provide officers' certificates, opinions of counsel and pay fees and expenses due after these events occur.

Governing Law

   The indenture and the debentures will be governed by and construed in accordance with the laws of the State of Texas.

Information Concerning the Indenture Trustee

   The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

   We have agreed, pursuant to the indenture, for so long as trust preferred securities remain outstanding:

  . to maintain directly or indirectly 100% ownership of the common securities of the trust except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

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

  . not to voluntarily terminate, wind up or liquidate the trust without prior approval of the Federal Reserve, if required;

  . to use our reasonable efforts to cause the trust (1) to remain a business trust, except in connection with a distribution of debentures, the redemption of all of the trust securities of the trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (2) to otherwise continue not to be treated as an association taxable as a corporation or partnership for federal income tax purposes; and

  . to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the debentures.

                              BOOK-ENTRY ISSUANCE

General

   DTC will act as securities depositary for the trust preferred securities and may act as securities depositary for all of the debentures in the event of the distribution of the debentures to the holders of trust preferred securities. Except as described, the trust preferred securities will be issued only as registered securities in the name of DTC's nominee, Cede & Co.

   DTC is a limited purpose trust company organized under New York banking law, a banking organization within the meaning of the New York banking law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to
Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of trust preferred securities within the DTC system must be made by or through direct participants, which will receive a credit for the trust preferred securities on DTC's records. The beneficial ownership interest of each actual purchaser of each trust preferred security is in turn to be recorded on the direct and indirect participant's records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased trust preferred securities. Transfers of ownership interests in the trust preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in trust preferred securities, except if use of the book-entry system for the trust preferred securities is discontinued.

   DTC will have no knowledge of the actual beneficial owners of the trust preferred securities; DTC's records reflect only the identity of the direct participants to whose accounts the trust preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we and the trust assume no responsibility for the accuracy thereof.

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Neither we nor the trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Notices and Voting

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Redemption notices will be sent to Cede & Co. as the registered holder of the trust preferred securities. If less than all of the trust preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

   Although voting with respect to the trust preferred securities is limited to the holders of record of the trust preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to trust preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the trust preferred securities are credited on the record date.

Distribution Funds

   The property trustee will make distribution payments on the trust preferred securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

Successor Depositories and Termination of Book-Entry System

   DTC may discontinue providing its services with respect to any of the trust preferred securities at any time by giving reasonable notice to the property trustee and to us. If no successor securities depositary is obtained, definitive trust preferred securities representing the trust preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC or any successor depositary. After an event of default under the indenture, the holders of a majority in liquidation amount of trust preferred securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the trust preferred securities will be printed and delivered.

                          DESCRIPTION OF THE GUARANTEE

   The trust preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the trust preferred securities for the benefit of the holders of the trust preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. First Union, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the guarantee for the benefit of the holders of the trust preferred securities. Prospective investors are urged to read the form of the guarantee agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

General

   We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments to the holders of the trust preferred securities, as and when due, regardless of any defense or counterclaim that the trust may have or assert other than the defense of payment.

   The following payments with respect to the trust preferred securities are called the guarantee payments and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

  . any accumulated and unpaid distributions required to be paid on the trust preferred securities;

  . with respect to any trust preferred securities called for redemption, the redemption price; and

  . upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (other than in connection with the distribution of debentures to the holders of trust preferred securities or a redemption of all of the trust preferred securities), the lesser of:

    (a) the amount of the liquidation distribution; or

    (b) the amount of assets of the trust remaining available for distribution to holders of trust preferred securities in liquidation of the trust.

We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the trust preferred securities or by causing the trust to pay the amounts to the holders.

   The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the trust preferred securities.

Status of the Guarantee

   The guarantee constitutes our unsecured obligation that ranks junior in right of payment to all of our senior and subordinated debt in the same manner as the debentures. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently, and neither the indenture nor the trust agreement limits the amounts of the obligations that we may incur.

   The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of trust preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

   The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the debentures to the holders of the trust preferred securities. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

Amendments and Assignment

   Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding trust preferred securities.

Events of Default; Remedies

   An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. The holders of a majority in aggregate liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

   Any holder of trust preferred securities may initiate and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

   We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

Termination of the Guarantee

   The guarantee will terminate and be of no further force and effect upon:

  .  full payment of the redemption price of the trust preferred securities;

  .  full payment of the amounts payable upon liquidation of the trust; or

  . distribution of the debentures to the holders of the trust preferred securities.

If at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

Information Concerning the Guarantee Trustee

   The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Expense Agreement

   We and the trust will enter into an agreement as to expenses and liabilities whereby we agree to irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the trust preferred securities or other similar interests in the trust of the amounts due to those holders. Third party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

Governing Law

   The guarantee will be governed by the laws of the State of Texas.

             RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE
                          DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

   We and the trust believe that, taken together, our obligations under the debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the trust preferred securities to the extent the trust has funds available for the payment of these amounts. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the trust preferred securities.

   If and to the extent that we do not make payments on the debentures, the trust will not pay distributions or other amounts due on the trust preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of trust preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinate and junior in right of payment to all of our other indebtedness.

Sufficiency of Payments

   As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the trust preferred securities, primarily because:

  . the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

  . the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the trust preferred securities;

  . we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the trust preferred securities the amounts due to the holders pursuant to the terms of the trust preferred securities; and

  . the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

Enforcement Rights of Holders of Trust Preferred Securities

   A holder of any trust preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

Limited Purpose of the Trust

   The trust preferred securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a trust preferred security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on debentures held, while a holder of trust preferred securities is entitled to receive distributions from the trust (or from us under the guarantee) if and to the extent the trust has funds available for the payment of the distributions.

Rights Upon Termination

   Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the debentures, the holders of the trust preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of the Trust Preferred Securities--Liquidation Distribution Upon Termination."

   Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our stockholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to holders of the trust preferred securities the amounts due to the holders pursuant to the terms of the trust preferred securities, the positions of a holder of the trust preferred securities and a holder of the debentures relative to our other creditors and to our shareholders in the event of liquidation or bankruptcy are expected to be substantially the same.

                        FEDERAL INCOME TAX CONSEQUENCES

General

   The following summary of the material federal income tax considerations that may be relevant to the purchasers of trust preferred securities represents the opinion of Bracewell & Patterson, L.L.P., counsel to us and the trust insofar as it relates to matters of law and legal conclusions. The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of trust preferred securities may differ from the treatment described below. In rendering its opinion, Bracewell & Patterson, L.L.P. has not sought a ruling from the Internal Revenue Service as to any tax consequences, and its opinion is not binding on the Internal Revenue Service.

   No attempt has been made in the following discussion to comment on all federal income tax matters affecting purchasers of trust preferred securities. Moreover, the discussion generally focuses on holders of trust preferred securities who are individual citizens or residents of the United States and who acquire trust preferred securities on their original issue at their offering price and hold trust preferred securities as capital assets. The discussion has only limited application to dealers in securities, corporations, estates, trusts or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment. The following summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of trust preferred securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the trust preferred securities. Accordingly, each prospective investor should consult, and should rely exclusively on, the investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of trust preferred securities.

Classification of the Debentures

   In accordance with the opinion of Bracewell & Patterson, L.L.P., that generally the debentures will be classified for federal income tax purposes as our indebtedness under current law, and, by acceptance of a trust preferred security, each holder covenants to treat the debentures as indebtedness and the trust preferred securities as evidence of an indirect beneficial ownership interest in the debentures. No assurance can be given, however, that this position will not be challenged by the Internal Revenue Service or, if challenged, that it will not be successful. The remainder of this discussion assumes that the debentures will be classified for federal income tax purposes as our indebtedness.

Classification of the Trust

   With respect to the trust preferred securities, Bracewell & Patterson, L.L.P. has rendered its opinion generally to the effect that, assuming full compliance with the terms of the trust agreement and indenture, the trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for federal income tax purposes, each holder of trust preferred securities generally will be treated as owning an undivided beneficial interest in the debentures, and each holder will be required to include in its gross income any interest with respect to the debentures at the time such interest is accrued or is received, in accordance with the holder's method of accounting. If the debentures were determined to be subject to the original issue discount OID rules, each holder would instead be required to include in its gross income any OID accrued with respect to its allocable share of the debentures whether or not cash were actually distributed to the holder.

Interest Payment Period and Original Issue Discount

   United States taxpayers including cash basis taxpayers that hold debt instruments issued with OID must generally include such OID in income as it accrues on a constant yield method even if there is not a corresponding receipt of cash attributable to such income. Debt instruments such as the debentures will generally be treated as issued with OID if the stated interest on the instrument does not constitute qualified stated interest. Qualified stated interest is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether stated interest on an instrument is unconditionally payable and thus constitutes qualified stated interest, remote contingencies as to the timely payment of stated interest are ignored. In the case of the debentures, we have concluded that the likelihood of exercising our option to defer payments of interest is remote.

   If the option to defer any payment of interest was determined not to be remote or if we actually exercise our option to defer the payment of interest, the debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all stated interest would thereafter be treated as OID as long as the debentures remained outstanding. In such event, all of a United States person's taxable interest income in respect of the debentures would constitute OID that would have to be included in income on a constant yield method before the receipt of the cash attributable to such income, regardless of such person's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of trust preferred securities would be required to include such OID in gross income even though we would not make any actual cash payments during an extension period.

   Because income on the trust preferred securities will constitute interest, corporate holders of trust preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the trust preferred securities.

Market Discount and Acquisition Premium

   Holders of trust preferred securities other than holders who purchased the trust preferred securities upon original issuance may be considered to have acquired their undivided interests in the debentures with market discount or acquisition premium as these phrases are defined for federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the trust preferred securities.

Receipt of Debentures or Cash Upon Liquidation of the Trust

   Under the circumstances described under "Description of the Trust Preferred Securities--Redemption or Exchange" and "--Liquidation Distribution Upon Termination," the debentures may be distributed to holders of trust preferred securities upon a liquidation of the trust. Under current federal income tax law, such a distribution would be treated as a nontaxable event to the holder and would result in the holder having an aggregate tax basis in the debentures received in the liquidation equal to the holder's aggregate tax basis in the trust preferred securities immediately before the distribution. A holder's holding period in debentures received in liquidation of the trust would include the period for which the holder held the trust preferred securities.

   If, however, a Tax Event occurs which results in the trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the trust preferred securities. Under certain circumstances described herein, the debentures may be redeemed for cash and the proceeds of the redemption distributed to holders in redemption of their trust preferred securities. Under current law, such a redemption should, to the extent that it constitutes a complete redemption, constitute a taxable disposition of the redeemed trust preferred securities, and a holder for federal income tax purposes, should recognize gain or loss as if the holder sold the trust preferred securities for cash.

Disposition of Trust Preferred Securities

   A holder that sells trust preferred securities will recognize gain or loss equal to the difference between the amount realized on the sale of the trust preferred securities and the holder's adjusted tax basis in the trust preferred securities. A holder's adjusted tax basis in the trust preferred securities generally will be its initial purchase price increased by OID previously includible in the holder's gross income to the date of disposition and decreased by payments received on the trust preferred securities to the date of disposition. A gain or loss of this kind will generally be a capital gain or loss and will be a long-term capital gain or loss if the trust preferred securities have been held for more than one year at the time of sale.

   The trust preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying debentures. A holder that disposes of its trust preferred securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the debentures through the date of disposition in income as ordinary income, and to add the amount to its adjusted tax basis in its proportionate share of the underlying debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis a holder will recognize a capital loss. The adjusted basis would include, in the form of OID, all accrued but unpaid interest. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

Effect of Possible Changes in Tax Laws

   Congress and the Clinton Administration have considered certain proposed tax law changes in the past that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations if the debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the term was in excess of 20 years. Although these proposed tax law changes have not been enacted into law, there can be no assurance that tax law changes will not be reintroduced into future legislation which, if enacted after the date hereof, may adversely affect the federal income tax deductibility of interest payable on the debentures. Accordingly, there can be no assurance that a Tax Event will not occur. A Tax Event would permit us, upon approval of the Federal Reserve if then required, to cause a redemption of the
trust preferred securities before, as well as after,             , 2005. See
"Description of the Debentures--Redemption or Exchange" and "Description of the Trust Preferred Securities--Redemption or Exchange--Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event."

Backup Withholding and Information Reporting

   The amount of qualified stated interest, or, if applicable, OID, accrued on the trust preferred securities held of record by individual citizens or residents of the United States, or certain trusts, estates and partnerships, will be reported to the Internal Revenue Service on Forms 1099-INT, or, where applicable, forms 1099-OID, which forms should be mailed to the holders by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the trust preferred securities may be subject to a backup withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability, provided the required information is provided to the Internal Revenue Service.

   The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon the particular situation of a holder of trust preferred securities. Holders of trust preferred securities should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the trust preferred securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                              ERISA CONSIDERATIONS

   Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974 (ERISA), or Section 4975 of the Internal Revenue Code, generally may purchase trust preferred securities, subject to the investing fiduciary's determination that the investment in trust preferred securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the plan.

   In any case, with respect to certain plans, we and/or any of our affiliates may be considered a party in interest within the meaning of ERISA or a disqualified person within the meaning of Section 4975 of the Internal Revenue Code. These plans generally include plans maintained or sponsored by, or contributed to by, any such persons with respect to which we or any of our affiliates are a fiduciary or plans for which we or any of our affiliates provide services. The acquisition and ownership of trust preferred securities by a plan or by an individual retirement arrangement or other plans described in Section 4975(e)(1) of the Internal Revenue Code with respect to which we or any of our affiliates are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or
Section 4975 of the Internal Revenue Code, unless the trust preferred securities are acquired pursuant to and in accordance with an applicable exemption.

   As a result, plans with respect to which we or any of our affiliates or any of its affiliates is a party in interest or a disqualified person should not acquire trust preferred securities unless the trust preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any other plans or other entities whose assets include plan assets subject to ERISA or
Section 4975 of the Internal Revenue Code proposing to acquire trust preferred securities should consult with their own counsel.

                                  UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement among us, the trust and the underwriters listed on the table below for whom Hoefer & Arnett, Incorporated is acting as representative, the underwriters have severally agreed to purchase from the trust an aggregate of 1,000,000 trust preferred securities in the amounts set forth below opposite their respective names.

                                                                      Number of
                                                                        trust
                                                                      preferred
                              Underwriters                            securities
                              ------------                            ----------
   Hoefer & Arnett, Incorporated.....................................
   SAMCO Capital Markets.............................................
                                                                      ---------
     Total........................................................... 1,000,000
                                                                      =========

   The underwriting agreement requires the underwriters to accept and pay for all of the trust preferred securities, if any are taken. In addition, the underwriting agreement sets forth customary conditions that must be satisfied on the part of us and the trust before the underwriters are obligated to purchase the trust preferred securities. These conditions include the accuracy of specific representations and warranties and the receipt of opinions of counsel and reports from accountants as to our status and the status of the trust and the trust preferred securities.

   The table below shows the price and proceeds on a per security and aggregate basis:

                                                         Per trust
                                                         preferred
                                                         security     Total
                                                         --------- -----------
   Public offering price................................  $10.00   $10,000,000
   Underwriting fees to be paid by Paradigm
    Bancorporation, Inc.................................  $ 0.35   $   350,000
   Proceeds to the trust................................  $10.00   $10,000,000

   The proceeds the trust will receive as shown in the table above do not reflect estimated expenses of $200,000 payable by us.

   All of the proceeds to the trust will be used to purchase the debentures from us. We have agreed to pay the underwriters a fee of 3.5% of the public offering price per trust preferred security out of the proceeds we receive from the sale of the debentures. A maximum of $350,000 will be paid to the underwriters for arranging the sale of the trust preferred securities and subsequent investment in the debentures.

   The underwriters propose to offer the trust preferred securities in part directly to the public at the initial public offering price set forth above, and in part to securities dealers at this price less a concession not in excess
of $     per trust preferred security. The underwriters may allow, and the
dealers may reallow, a concession not in excess of $     per trust preferred
security to brokers and dealers. After the trust preferred securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

   We and the trust have agreed to indemnify the several underwriters against several liabilities, including liabilities under the Securities Act of 1933. Generally, the indemnification provisions in the underwriting agreement provide for full indemnification of the underwriters in actions related to the disclosure in this prospectus unless such disclosure was provided by the underwriters specifically for use in this prospectus.

   In connection with the offering, the underwriters may purchase and sell the trust preferred securities in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the trust preferred securities; and syndicate short positions involve the sale by the underwriters of a greater number of securities than they are required to purchase from us in the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their own account may be reclaimed by the syndicate if the trust preferred securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the trust preferred securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be affected in the over-the-counter market or otherwise.

                                 LEGAL MATTERS

   Certain legal matters, including matters relating to federal income tax considerations, for us and the trust will be passed upon by Bracewell & Patterson, L.L.P., Houston, Texas, counsel to us and the trust. Certain legal matters will be passed upon for the underwriters by Rothgerber Johnson & Lyons LLP. Bracewell & Patterson, L.L.P. and Rothgerber Johnson & Lyons LLP may rely on the opinion of Richards, Layton & Finger, P.A., Wilmington, Delaware, as to matters of Delaware law.

                                    EXPERTS

   Our consolidated financial statements as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999, included in this prospectus, have been audited by Harper & Pearson Company, P.C., independent certified public accountants, as stated in their report appearing herein, and are included in reliance upon such report given upon their authority as experts in accounting and auditing.

   The financial statements of Dayton State as of December 31, 1998 and for the year ended December 31, 1998, included in this prospectus, have been audited by Grant Thornton, L.L.P., independent certified public accountants, as stated in their report appearing herein, and are included in reliance upon such report given upon their authority as experts in accounting and auditing.

                         WHERE YOU CAN FIND INFORMATION

   This prospectus is a part of a Registration Statement on Form SB-2 filed by us and the trust with the Securities and Exchange Commission under the Securities Act, with respect to the trust preferred securities, the debentures and the guarantee. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Securities and Exchange Commission.

   As a result of this offering, we will be required to file periodic reports, proxy statements and other information with the SEC. Our filings will be available to the public over the Internet at the SEC's web site. The address of that site is http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1400, New York, New York 10007. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

   The trust is not currently subject to the information reporting requirements of the Securities Exchange Act of 1934. Although the trust will become subject to such requirements upon the effectiveness of the Registration Statement, it is not expected that the trust will be required to file separate reports under the Securities Exchange Act of 1934 because:

  . after the offering, we will be a reporting company under the Securities Exchange Act;

  . the trust is a wholly-owned subsidiary of the company and does not have any independent operations other than issuing the trust preferred and common securities and purchasing the debentures of the company;

  . the company has fully and unconditionally guaranteed all of the trust's obligations with respect to the trust preferred securities through the guarantee, the indenture, the trust agreement and the debentures; and

  . the holders of the trust preferred securities may proceed directly against the company to enforce the company's guarantees.

   We have not included separate financial statements of the trust in this prospectus. We do not consider that separate financial statements would be material to holders of trust preferred securities because we will own all of the trust's voting securities, the trust has no independent operations and we guarantee the payments on the trust preferred securities to the extent described in this prospectus.

                         INDEX TO FINANCIAL STATEMENTS

Paradigm Bancorporation, Inc.
  Independent Auditor's Report............................................  F-2
  Consolidated Statements of Condition as of December 31, 1999 and 1998...  F-3
  Consolidated Statements of Income for the Years Ended December 31, 1999
   and 1998...............................................................  F-4
  Consolidated Statements of Changes in Stockholders' Equity for the Years
   Ended December 31, 1999 and 1998.......................................  F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1999 and 1998..........................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
  Consolidated Statement of Condition as of June 30, 2000 (Unaudited)..... F-21
  Consolidated Statements of Income for the Six Months Ended
   June 30, 2000 and 1999 (Unaudited)..................................... F-22
  Consolidated Statements of Cash Flows for the Six Months Ended
   June 30, 2000 and 1999 (Unaudited)..................................... F-23
  Notes to Consolidated Financial Statements as of and for the Six Months
   Ended June 30, 2000 and 1999 (Unaudited)............................... F-24
Dayton State Bank
  Independent Auditor's Report............................................ F-25
  Consolidated Statements of Condition as of December 31, 1999............ F-26
  Consolidated Statements of Income for the Year Ended December 31, 1999.. F-27
  Consolidated Statements of Changes in Stockholders' Equity for the Year
   Ended December 31, 1999................................................ F-28
  Consolidated Statements of Cash Flows for the Year Ended December 31,
   1999................................................................... F-29
  Notes to Consolidated Financial Statements.............................. F-30
  Consolidated Statement of Condition as of June 30, 2000 (Unaudited)..... F-40
  Consolidated Statements of Income for the Six Months Ended June 30, 2000
   (Unaudited)............................................................ F-41
  Consolidated Statements of Cash Flows for the Six Months Ended June 30,
   2000 (Unaudited)....................................................... F-42
  Notes to Consolidated Financial Statements as of and for the Six Months
   Ended June 30, 2000 (Unaudited)........................................ F-43
Dayton State Bank
  Report of Independent Certified Public Accountants...................... F-44
  Balance Sheets as of June 30, 1999 (unaudited) and December 31, 1998.... F-45
  Statement of Earnings for the Six Months Ended June 30, 1999 (unaudited)
   and the Year Ended December 31, 1998................................... F-46
  Statement of Shareholders' Equity for the Six Months Ended June 30, 1999
   (unaudited) and the Year Ended December 31, 1998....................... F-47
  State of Cash Flows for the Six Months Ended June 30, 1999 (unaudited)
   and the Year Ended December 31, 1998................................... F-48
  Notes to Financial Statements........................................... F-49

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Paradigm Bancorporation, Inc.
Houston, Texas

   We have audited the accompanying consolidated statements of condition of Paradigm Bancorporation, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Paradigm Bancorporation, Inc. and Subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Harper & Pearson Company

Houston, Texas
March 24, 2000

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CONDITION

                           DECEMBER 31, 1999 AND 1998

                                                        1999          1998
                                                    ------------  ------------
                      ASSETS
Cash and due from banks...........................  $ 20,314,386  $  9,364,965
Federal funds sold................................     6,225,000     6,500,000
                                                    ------------  ------------
  Total cash and cash equivalents.................    26,539,386    15,864,965
Interest-bearing deposits in financial
 institutions.....................................     5,041,000    10,196,000
Securities available for sale.....................    29,846,651     2,522,732
Securities to be held to maturity.................    21,444,771    21,988,514
Federal Home Loan Bank stock......................       328,600            --
Loans.............................................   111,244,178    49,367,786
  Less allowance for credit losses................      (679,791)     (113,420)
                                                    ------------  ------------
  Loans, net......................................   110,564,387    49,254,366
Accrued interest receivable.......................     1,496,335       594,424
Goodwill, net.....................................     3,928,076       754,519
Premises and equipment, net.......................     9,957,565     3,398,767
Other real estate owned...........................       541,743       232,550
Other assets......................................     1,158,900       162,366
                                                    ------------  ------------
    Total Assets..................................  $210,847,414  $104,969,203
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
  Noninterest-bearing.............................  $ 64,953,124  $ 34,325,769
  Interest-bearing savings........................    63,677,799    30,566,874
  Interest-bearing certificates of deposit........    53,411,471    31,903,783
                                                    ------------  ------------
    Total Deposits................................   182,042,394    96,796,426
  Due to former shareholders......................     6,653,151       238,660
  Accrued interest payable........................       433,344       302,667
  Other liabilities...............................     1,345,747       106,787
                                                    ------------  ------------
    Total Liabilities.............................   190,474,636    97,444,540
                                                    ------------  ------------
Commitments and Contingencies
Company obligated manditorily redeemable preferred
 securities of subsidiary trust...................     5,125,000            --
                                                    ------------  ------------
Stockholders' Equity
  Preferred stock.................................            10            --
  Common stock....................................     2,375,000     1,500,000
  Capital surplus.................................    10,793,381     4,668,381
  Retained earnings...............................     2,280,423     1,311,112
  Accumulated other comprehensive income (loss)...      (201,036)       45,170
                                                    ------------  ------------
  Total Stockholders' Equity......................    15,247,778     7,524,663
                                                    ------------  ------------
    Total Liabilities and Stockholders' Equity....  $210,847,414  $104,969,203
                                                    ============  ============

                            See accompanying notes.

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                             1999       1998
                                                          ---------- ----------
INTEREST INCOME
  Interest and fees on loans............................. $5,723,185 $4,182,428
  Investment securities..................................  1,859,763  1,435,489
  Federal funds sold.....................................    230,514    706,234
                                                          ---------- ----------
    Total Interest Income................................  7,813,462  6,324,151
INTEREST EXPENSE
  Deposits and debt......................................  2,597,076  2,386,899
                                                          ---------- ----------
NET INTEREST INCOME......................................  5,216,386  3,937,252
PROVISION FOR CREDIT LOSSES..............................    309,494     76,000
                                                          ---------- ----------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES....  4,906,892  3,861,252
                                                          ---------- ----------
NON INTEREST INCOME
  Customer service fees..................................  1,922,360  1,335,921
  Gain on sale of securities.............................    184,917         --
  Other income...........................................    170,856     70,891
                                                          ---------- ----------
    Total Non Interest Income............................  2,278,133  1,406,812
                                                          ---------- ----------
NON INTEREST EXPENSES
  Salaries and employee benefits.........................  2,744,865  2,195,232
  Net occupancy expense..................................    744,912    688,566
  Outside service fees...................................  1,050,610    654,673
  Equipment..............................................     22,844     66,591
  Other..................................................    794,012    546,404
                                                          ---------- ----------
    Total Non Interest Expenses..........................  5,357,243  4,151,466
                                                          ---------- ----------
NET INCOME BEFORE INCOME TAX EXPENSE.....................  1,827,782  1,116,598
INCOME TAX EXPENSE
  Current................................................    103,775         --
                                                          ---------- ----------
CONSOLIDATED NET INCOME.................................. $1,724,007 $1,116,598
                                                          ========== ==========


                            See accompanying notes.

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                        Accumulated
                                                                           Other
                          Preferred   Common     Capital    Retained   Comprehensive
                            Stock     Stock      Surplus    Earnings   Income (Loss)    Total
                          --------- ---------- ----------- ----------  ------------- -----------
Balance--December 31,
 1997...................     $--    $1,287,701 $ 3,288,438 $  403,227    $  51,974   $ 5,031,340
Issuance of Common
 Stock..................      --       212,299   1,379,943         --           --     1,592,242
Consolidated Net
 Income.................      --            --          --  1,116,598           --     1,116,598
Change in Unrealized
 Gain on Securities, Net
 of Income Taxes
 of $3,505..............      --            --          --         --       (6,804)       (6,804)
                                                                                     -----------
Total Comprehensive
 Income.................                                                               1,109,794
Cash Dividends..........      --            --          --   (208,713)          --      (208,713)
                             ---    ---------- ----------- ----------    ---------   -----------
Balance--December 31,
 1998...................      --     1,500,000   4,668,381  1,311,112       45,170     7,524,663
Issuance of Preferred
 Stock..................      10            --          --         --           --            10
Issuance of Common
 Stock..................      --       875,000   6,125,000         --           --     7,000,000
Consolidated Net
 Income.................      --            --          --  1,724,007           --     1,724,007
Change in Unrealized
 Loss on Securities, Net
 of Income Taxes
 of $126,833............      --            --          --         --     (246,206)     (246,206)
                                                                                     -----------
Total Comprehensive
 Income.................                                                               1,477,801
Cash Dividends..........      --            --          --   (754,696)          --      (754,696)
                             ---    ---------- ----------- ----------    ---------   -----------
Balance--December 31,
 1999...................     $10    $2,375,000 $10,793,381 $2,280,423    $(201,036)  $15,247,778
                             ===    ========== =========== ==========    =========   ===========


                            See accompanying notes.

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                         1999         1998
                                                      -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Consolidated net income............................. $ 1,724,007  $ 1,116,598
 Adjustments to reconcile consolidated net income to
  net cash provided by operating activities:
  Depreciation and amortization......................     298,579      223,499
  Provision for credit losses........................     309,494       76,000
  Amortization of goodwill...........................      67,022       39,875
  Net amortization/accretion on securities...........      20,791       14,454
  Gain on sales of securities........................    (184,917)          --
 Changes in assets and liabilities:
  Accrued interest receivable........................      49,926      (75,744)
  Other real estate owned............................     (38,148)     537,164
  Other assets.......................................    (114,163)    (281,415)
  Accrued interest payable...........................     (40,745)      47,609
  Other liabilities..................................     776,941   (1,507,010)
                                                      -----------  -----------
   Net cash provided by operating activities.........   2,868,787      191,030
                                                      -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from maturities, calls and paydowns of
  securities.........................................   2,737,248   11,946,033
 Proceeds from sales of securities...................   6,209,692           --
 Proceeds from maturities of interest-bearing
  deposits in financial institutions.................   7,434,000           --
 Net change in loans................................. (19,983,632) (11,618,031)
 Purchase of securities..............................  (4,001,406) (14,275,000)
 Purchase of Federal Home Loan Bank stock............    (328,600)          --
 Purchase of interest-bearing deposits in financial
  institutions.......................................  (2,279,000)  (8,115,000)
 Purchase of Dayton State Bank....................... (11,319,410)          --
 Cash acquired in purchase of Dayton State Bank......  14,321,193           --
 Purchases of premises and equipment, net............    (423,210)    (376,818)
                                                      -----------  -----------
   Net cash used by investing activities.............  (7,633,125) (22,438,816)
                                                      -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net change in deposits..............................   4,193,445   10,739,671
 Issuance of common stock............................   7,000,000    1,592,242
 Issuance of preferred stock.........................          10           --
 Issuance of trust preferred stock...................   5,000,000           --
 Dividends paid......................................    (754,696)    (208,713)
                                                      -----------  -----------
   Net cash provided by financing activities.........  15,438,759   12,123,200
                                                      -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.........................................  10,674,421  (10,124,586)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.......  15,864,965   25,989,551
                                                      -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR............. $26,539,386  $15,864,965
                                                      ===========  ===========

                            See accompanying notes.

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998

NOTE A--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING
        POLICIES

   Principles of Consolidation--The accompanying financial statements include the accounts of Paradigm Bancorporation, Inc. (Paradigm) and its wholly owned subsidiaries Paradigm Capital Trust I (Trust), Paradigm Delaware Bancorporation, Inc. (Delaware), Woodcreek Bank (Woodcreek) and Dayton State Bank (Dayton). All significant intercompany balances and activity have been eliminated.

   Nature of Operations--Paradigm through its two banks, Woodcreek and Dayton, provides a broad line of financial products and services to small and medium-sized businesses and to consumers through its community banking offices in Harris, Chambers and Liberty Counties.

   Acquisition of First National Bank of Dayton--In 1997, Woodcreek acquired the First National Bank of Dayton for approximately $2,508,000. This acquisition has been accounted for by the purchase method of accounting and accordingly, the operating results have been included in Woodcreek's results of operations from the date of acquisition. The excess of the consideration paid over the fair value of the net assets acquired has been recorded as goodwill in the approximate amount of $794,000 and is being amortized ratably over 20 years.

   Acquisition of Dayton State Bank--Effective December 1, 1999, Paradigm acquired all of the outstanding common stock of Dayton for $17,257,912. This acquisition has been accounted for by the purchase method of accounting and accordingly, the operating results have been included in Paradigm's results of operations from the date of acquisition. The excess of the consideration paid over the fair value of the net assets acquired has been recorded as goodwill in the approximate amount of $3,233,000 and is being amortized ratably over 20 years.

   To finance the Dayton purchase, Paradigm (1) sold 875,000 of its common shares in exchange for cash in the amount of $7,000,000; (2) chartered a wholly-owned subsidiary, Paradigm Capital Trust I to sell $5,125,000 of preferred stock for $5,000,000, and (3) upon closing of the transaction with the Dayton shareholders, received a $5,600,000 dividend from Dayton.

   At December 31, 1999, certain of the selling Dayton shareholders had not yet tendered their Dayton shares to Paradigm. Consequently, a liability of about $5,989,000 is shown as due to former shareholders in the accompanying consolidated statements of condition, to be paid to the selling Dayton shareholders upon receipt by Paradigm of the former Dayton shareholders' shares of common stock.

   Pursuant to the terms of the acquisition agreement, Paradigm is holding in escrow, for the benefit of the selling Dayton shareholders, about $524,000 to be paid upon the fulfillment of certain conditions as set forth in the agreement.

   Summary of Significant Accounting and Reporting Policies--The accounting and reporting policies of Paradigm conform to generally accepted accounting principles (GAAP) and to the prevailing practices within the banking industry. A summary of significant accounting policies is as follows:

   Use of Estimates--The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


   The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

   The Banks' loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Banks have a diversified loan portfolio, a substantial portion of their debtors' ability to honor their contracts is dependent on local economic conditions.

   While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Banks to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

   Cash and Due From Banks--The Banks are required to maintain reserves for the purpose of facilitating the implementation of monetary policy. These reserves may be maintained in the form of balances at the Federal Reserve Bank or by vault cash. Reserve requirements were $735,000 at December 31, 1999. Accordingly, cash and due from banks balances were restricted to that extent.

   Investment Securities--Available-for-sale investment securities are carried at fair value. Unrealized gains and losses are excluded from earnings and reported as a separate component of stockholders' equity until realized. Securities within the available-for-sale portfolio may be used as part of the Banks' assets/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk or other similar economic factors.

   Held-to-maturity investment securities are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Management has the positive intent and the Banks have the ability to hold these assets as long-term investments until their estimated maturities. Under certain circumstances (including the significant deterioration of the issuer's creditworthiness or a significant change in tax-exempt status or statutory or regulatory requirements), securities held to maturity may be sold or transferred to another portfolio.

   Premiums and discounts are amortized and accreted to operations using the level yield method of accounting, adjusted for prepayments as applicable. The specific identification method of accounting is used to compute gains or losses on the sale of these assets.

   Loans--Loans are stated at the principal amount outstanding, net of unearned discounts. Unearned discounts relate principally to consumer installment loans and are amortized using a method that approximates the interest method. For other loans, such income is recognized using the simple interest method.

   Nonperforming Loans and Past-Due Loans--Included in the nonperforming and past-due loans category are loans which have been categorized by management as nonaccrual because collection of interest is doubtful and loans which have been restructured to provide a reduction in the interest rate or a deferral of interest or principal payments.

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


   When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan.

   When a loan is placed on nonaccrual status, interest accrued during the current year prior to the judgment of uncollectibility is charged to operations. Interest accrued during prior periods is charged to the allowance for credit losses. Generally, any payments received on nonaccrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

   Restructured loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

   Allowance for Credit Losses--The allowance for credit losses is a valuation allowance available for losses incurred on loans. All losses are charged to the allowance when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

   Throughout the year, management estimates the likely level of losses to determine whether the allowance for credit losses is adequate to absorb losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for credit losses and credited to the allowance for credit losses in order to adjust the allowance to a level determined to be adequate to absorb losses.

   Management's judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential credit losses and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets because of economic, operating or other conditions beyond the Bank's control.

   It should be understood that estimates of credit losses involve an exercise of judgment. While it is reasonably possible that in the short-term the Banks may sustain losses which are substantial relative to the allowance for credit losses, it is the judgment of management that the allowance for credit losses reflected in the statements of condition is adequate to absorb estimated losses which may exist in the current loan portfolio.

   Real Estate Acquired by Foreclosure--The Banks record real estate acquired by foreclosure at the lesser of the outstanding loan amount (including accrued interest, if any) or fair value, less estimated costs to sell, at the time of foreclosure. Adjustments are made to reflect declines in value subsequent to acquisition, if any, below the recorded amounts. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other non-interest expense.

   Premises and Equipment--Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is computed principally using the straight-line method of accounting over the estimated useful lives of the assets. Leasehold improvements are amortized straight-line over the periods of the leases or the estimated useful lives, whichever is shorter.

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


   Income Taxes--In 1997, Paradigm elected to be taxed, commencing January 1, 1998, as an S Corporation under the Internal Revenue Code. In lieu of corporate income taxes, the stockholders of Paradigm were taxed on their proportionate share of taxable income. Consequently, no federal income taxes were recorded during 1998. In 1999, in conjunction with the acquisition of Dayton, the election to be taxed as an S Corporation was terminated. Therefore, for December 1999 and in future years, Paradigm was and will be treated as a regular corporation for tax purposes and federal income taxes were and will be accrued and paid.

   Other Borrowed Funds--These borrowings generally represent secured and unsecured obligations to financial institutions and the U.S. Treasury using various rates and terms.

   Stock Appreciation Rights--Paradigm implemented a stock appreciation rights program in 1998 which provides benefits to certain key employees. Under this program, stock appreciation rights for 30,000 shares were awarded in 1998 and in 1999, with the exercise price set at the estimated per share fair value of the outstanding common stock at the grant date, ranging from $4.64 to $6.42. Compensation expense is being recorded over the five-year period the stock appreciation rights vest, which amounted to approximately $2,000 and $38,000 in 1998 and 1999, respectively.

   Trust Preferred Stock--In conjunction with the acquisition of Dayton, Capital Trust I issued 512,500 shares of trust preferred stock having limited voting rights and a liquidation preference of $5,125,000. Cumulative dividends at 10.375% of liquidation preference are due quarterly.

   Preferred Stock--$10 par value, 10,000,000 shares authorized, 1 share issued and outstanding at December 31, 1999.

   Common Stock--$1 par value, 25,000,000 and 1,500,000 shares authorized, 2,375,000 and 1,500,000 shares issued and outstanding at December 31, 1999 and 1998, respectively.

   Statements of Cash Flows--Cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits in financial institutions and federal funds sold; generally, federal funds are sold for one-day periods.

   Comprehensive Income--In 1998, Paradigm adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

NOTE B--INVESTMENT SECURITIES

   Investment securities have been classified according to management's intent. The amortized cost and estimated market values of investments in debt securities at December 31, 1999 and 1998 are summarized as follows:

                                                Gross      Gross      Estimated
                                   Amortized  Unrealized Unrealized    Market
1999                                 Cost       Gains      Losses       Value
----                              ----------- ---------- ----------  -----------
Securities Available For Sale:
  U.S. Government & Agency
   Securities.................... $ 3,731,840  $     --  $ (31,338)  $ 3,700,502
  Mortgage-backed Securities.....  18,106,956        --   (233,526)   17,873,430
  State and Municipal
   Securities....................   8,262,455        --    (39,736)    8,222,719
  Texas Independent Bank Stock...      50,000        --         --        50,000
                                  -----------  --------  ---------   -----------
                                  $30,151,251  $     --  $(304,600)  $29,846,651
                                  ===========  ========  =========   ===========
Securities to be Held to
 Maturity:
  U.S. Government Agency
   Obligations................... $17,796,308  $  2,821  $(461,720)  $17,337,409
  Municipal Bonds................   2,205,318        --    (22,730)    2,182,588
  State and Municipal
   Securities....................   1,443,145        28     (2,261)    1,440,912
                                  -----------  --------  ---------   -----------
                                  $21,444,771  $  2,849  $(486,711)  $20,960,909
                                  ===========  ========  =========   ===========
1998
----
Securities Available For Sale:
  U.S. Government Agency
   Obligations................... $ 1,037,702  $ 10,256  $      --   $ 1,047,958
  Municipal Bonds................   1,439,860    34,914         --     1,474,774
                                  -----------  --------  ---------   -----------
                                  $ 2,477,562  $ 45,170  $      --   $ 2,522,732
                                  ===========  ========  =========   ===========
Securities to be Held to
 Maturity:
  U.S. Government Agency
   Obligations................... $15,101,414  $ 33,145  $ (79,631)  $15,054,928
  Municipal Bonds................   6,887,100   364,985         --     7,252,085
                                  -----------  --------  ---------   -----------
                                  $21,988,514  $398,130  $ (79,631)  $22,307,013
                                  ===========  ========  =========   ===========

   The amortized cost and estimated market value of debt securities at December 31, 1999, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                              Securities Available for   Securities Held to
                                        Sale                  Maturity
                              ------------------------ -----------------------
                               Amortized     Market     Amortized    Market
                                  Cost        Value       Cost        Value
                              ------------ ----------- ----------- -----------
Amounts Maturing In:
  1 year or less............. $    175,444 $   175,430 $ 2,365,608 $ 2,354,019
  1 year through 5 years.....    4,978,925   4,956,525  17,144,914  16,743,771
  5 years through 10 years...    6,101,469   6,058,210   1,934,249   1,863,119
  After 10 years.............      738,457     733,056          --          --
                              ------------ ----------- ----------- -----------
                                11,994,295  11,923,221  21,444,771  20,960,909
Mortgage-backed securities...   18,106,956  17,873,430          --          --
                              ------------ ----------- ----------- -----------
Texas Independent Bank
 stock.......................       50,000      50,000          --          --
                              ------------ ----------- ----------- -----------
                              $ 30,151,251 $29,846,651 $21,444,771 $20,960,909
                              ============ =========== =========== ===========

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


   Investment securities with carrying amounts of approximately $43,612,000 and $5,558,000 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

NOTE C--LOANS

   The loan portfolio consists of loans classified by major type as follows:

                                                         1999          1998
                                                     -------------  -----------
Commercial and industrial........................... $  31,798,263  $16,548,476
Real Estate.........................................    55,640,744   24,646,688
Agricultural........................................     7,269,980           --
Installment.........................................    17,939,416    8,648,043
                                                     -------------  -----------
                                                       112,648,403   49,843,207
Less unearned discount..............................    (1,404,225)    (475,421)
                                                     -------------  -----------
                                                       111,244,178   49,367,786
Less allowance for credit losses....................      (679,791)    (113,420)
                                                     -------------  -----------
                                                     $ 110,564,387  $49,254,366
                                                     =============  ===========

   Impaired loans were approximately $380,806 and $23,908 at December 31, 1999 and 1998, respectively. Average impaired loans outstanding in 1999 and 1998 and the reduction in interest income associated with these impaired loans was not significant. A valuation allowance for credit losses related to impaired loans in the approximate amount of $19,000 has been established and is included in the allowance for loan losses. There were no commitments to lend additional funds to borrowers whose loans were classified as impaired.

   As of December 31, 1999 and 1998, loans outstanding to directors, officers and their affiliates were approximately $1,492,000 and $752,000, respectively. In the opinion of management, all transactions entered into between the Banks and such related parties, in the ordinary course of business, have been and are made on the same terms and conditions as similar transactions with unaffiliated persons. An analysis of activity with respect to these related-party loans is as follows:

                                                            1999        1998
                                                         ----------  ----------
Beginning balance....................................... $  752,000  $  549,000
Dayton State Bank related party loans...................    267,000          --
New loans during the year...............................  1,065,000   1,680,000
Repayments during the year..............................   (592,000) (1,477,000)
                                                         ----------  ----------
Ending balance.......................................... $1,492,000  $  752,000
                                                         ==========  ==========

NOTE D--NONPERFORMING AND PAST-DUE LOANS

   The following table presents information relating to nonperforming and past due loans:

                                                                1999     1998
                                                              -------- --------
Nonaccrual loans............................................. $472,984 $111,922
                                                              ======== ========
90 days or more past due loans............................... $ 52,304 $     --
                                                              ======== ========

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


   With respect to the above nonperforming loans, the following table presents interest income that would have been earned under the original terms of the loans.

                                                                    1999   1998
                                                                   ------ ------
Foregone income................................................... $6,850 $2,068
                                                                   ====== ======
Income collected.................................................. $1,500 $1,671
                                                                   ====== ======

   There were no restructured loans at December 31, 1999 or 1998.

NOTE E--ALLOWANCE FOR CREDIT LOSSES

   An analysis of activity in the allowance for credit losses is as follows:

                            1999      1998
                          --------  --------
Balance at beginning or
 year...................  $113,420  $165,292
Dayton State Bank
 allowance for credit
 losses.................   362,750        --
First National Bank of
 Dayton allowance for
 credit losses..........        --    78,977
Provision charged to
 income.................   309,494    76,000
Loan recoveries.........    54,611    16,528
Loans charged off.......  (160,484) (223,377)
                          --------  --------
Balance at end of year..  $679,791  $113,420
                          ========  ========

NOTE F--OTHER REAL ESTATE OWNED

   An analysis of activity in other real estate owned and acquired by foreclosure for the year ended December 31, 1999 and 1998 is as follows:

                                                             1999      1998
                                                           --------  --------
Balance, beginning of year................................ $232,550  $769,714
Dayton State Bank real estate acquired by foreclosure.....  166,043        --
Dayton State Bank real estate held for future bank
 expansion................................................  145,000        --
Acquisitions..............................................  467,621        --
Sales..................................................... (470,478) (555,621)
Write-downs...............................................     (350)       --
Costs capitalized.........................................    1,357    18,457
                                                           --------  --------
Balance, end of year...................................... $541,743  $232,550
                                                           ========  ========

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


NOTE G--PREMISES AND EQUIPMENT

   Premises and equipment are summarized below:

                                                          1999         1998
                                                       -----------  -----------
Land.................................................. $ 1,508,352  $ 1,018,752
Buildings.............................................   7,573,090    1,395,587
Construction in progress..............................     293,176           --
Leasehold improvements................................     444,811      448,821
Furniture, fixtures and equipment.....................   2,550,669    1,452,285
Automobiles...........................................      75,311           --
                                                       -----------  -----------
                                                        12,445,409    4,315,445
Less accumulated depreciation and amortization........  (2,487,844)    (916,678)
                                                       -----------  -----------
Bank premises and equipment, net...................... $ 9,957,565  $ 3,398,767
                                                       ===========  ===========

NOTE H--DEPOSITS

   Included in interest-bearing deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1999 and 1998 are as follows:

                                                           1999        1998
                                                       ------------ -----------
Three months or less.................................. $  5,980,082 $ 7,648,000
Four through six months...............................    4,142,687   2,640,000
Seven through twelve months...........................    5,831,330   3,006,000
Thereafter............................................      820,163   1,353,000
                                                       ------------ -----------
                                                       $ 16,774,262 $14,647,000
                                                       ============ ===========

   Interest expense for certificates of deposit in excess of $100,000 was $770,900 and $752,377 for the years ended December 31, 1999 and 1998, respectively.

   The Banks have no brokered deposits and there are no major concentrations of deposits.

NOTE I--FEDERAL INCOME TAXES

   The components of the provision for federal income tax expense are as follows:

                                                                    1999    1998
                                                                  --------- ----
Current.......................................................... $ 103,775 $--
Deferred.........................................................        --  --
                                                                  --------- ---
                                                                  $ 103,775 $--
                                                                  ========= ===

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


   The provision for federal income taxes differs from the amount computed by applying the federal income tax statutory rate of 34% on earnings as follows:

                                                            1999       1998
                                                          ---------  ---------
Taxes calculated at statutory rate....................... $ 621,446  $ 379,643
Decrease resulting from:
  Nondeductible travel, entertainment, dues and other....       191         --
  Nondeductible goodwill amortization....................    13,732         --
  Nontaxable interest income.............................   (15,944)        --
  Net income earned while subchapter S election
   effective.............................................  (515,650)  (379,643)
                                                          ---------  ---------
                                                          $ 103,775  $      --
                                                          =========  =========

   Significant deferred tax assets and liabilities are as follows:

                                                                1999      1998
                                                              ---------  ------
Deferred Tax Assets
  Deferred compensation...................................... $ 136,560  $   --
  Net operating loss carryforward............................   255,812      --
  Unrealized losses on securities............................   103,564      --
                                                              ---------  ------
                                                                495,936      --
                                                              ---------  ------
Deferred Tax Liabilities
  Loan loss reserve..........................................  (150,280)     --
  Valuation allowance........................................  (242,092)     --
                                                              ---------  ------
                                                               (392,372)     --
                                                              ---------  ------
Net Deferred Tax Asset....................................... $ 103,564  $   --
                                                              =========  ======

   The Bank has a net operating loss carryforward amounting to approximately $752,000, which expires from 2004 through 2007.

NOTE J--EMPLOYEE BENEFITS

   The Banks maintain employee tax-deferred savings plans (401(k) Plan) under the Internal Revenue Code available to substantially all employees. The funds contributed under the employee tax-deferred savings plans are invested in a variety of investment options. Contributions to the plans are in such amounts, within certain limitations, as management of the Banks may authorize.

NOTE K--DEFERRED COMPENSATION PLAN

   Dayton has deferred compensation agreements with key employees that provide for payments to each of the key employees or their surviving beneficiaries for a period of ten years beginning at retirement, payable at $25,000 each per year. Dayton has whole life insurance policies on these employees so that upon death there will be funds available to pay the beneficiaries or cash value in the policies from which to make a portion of the payments to the employees upon retirement. Compensation expense is recorded over the estimated remaining period of employment. The liability for services previously performed totaled approximately $402,000 at December 31, 1999 and is included in other liabilities in the accompanying statement of condition. Cash value accumulated in the life insurance policies purchased for these agreements, amounting to approximately $605,000 as of December 31, 1999, is included in other assets on the accompanying statement of condition.

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


NOTE L--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

   To meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates, the Banks are party to various financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of condition. The contract or notional amounts of the instruments reflect the extent of the Banks' involvement in particular classes of financial instruments. The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of these instruments. The Banks use the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

   The following is a summary of the various financial instruments whose contract amounts represent credit risk:

                                                             1999       1998
                                                          ---------- ----------
Commitments to extend credit............................. $9,307,000 $8,501,000
Standby letters of credit................................ $  283,000 $  151,000

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.

   The Banks evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Banks upon extension of credit, is based on management's credit evaluation of the customer.

   Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to their customers.

NOTE M--COMMITMENTS AND CONTINGENCIES

   Leases--A summary of non-cancelable future operating lease commitments follows:

Year Ending December 31,
------------------------
2000.................................................................. $ 65,016
2001..................................................................   48,000
2002..................................................................   48,000
2003..................................................................   16,000
Thereafter............................................................       --
                                                                       --------
                                                                       $177,016
                                                                       ========

   It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other property or equipment. Rent expense under all non-cancelable operating lease obligations aggregated approximately $111,000 and $95,000 for 1999 and 1998, respectively.

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


   Litigation--Various lawsuits are pending against Paradigm arising in the normal course of business. Paradigm management, after reviewing these lawsuits with outside legal counsel, considers that the aggregate liabilities, if any, will not be material to the consolidated financial statements.

NOTE N--REGULATORY MATTERS

   Paradigm is subject to various regulatory capital requirements administered by the federal banking agencies. Any institution that fails to meet its minimum capital requirements is subject to certain mandatory and possibly discretionary actions by regulators that could have a direct material effect on the Banks' financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines based on the Banks' assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

   To meet the capital adequacy requirements, the Banks must maintain minimum capital amounts and ratios as defined in the regulations. Management believes, as of December 31, 1999, that the Banks met all capital adequacy requirements to which they are subject.

   As of December 31, 1999, the most recent notifications from the Federal Deposit Insurance Corporation, the Banks were categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Banks' category.

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

   The following is a summary of capital ratios at December 31, 1999 and 1998:

                                                                    To Be Well
                                                                 Capitalized Under
                                                  For Capital    Prompt Corrective
                                 Actual        Adequacy Purposes Action Provisions
                            -----------------  ----------------- -----------------
Woodcreek Bank                Amount    Ratio    Amount    Ratio   Amount    Ratio
--------------              ----------- -----  ----------- ----- ----------- -----
           1999
           ----
Total Risk Based Capital..  $ 7,792,000 10.4%  $ 5,988,000  8.0% $ 7,485,000 10.0%
 (to Risk Weighted Assets)
Tier I Capital............  $ 7,469,000 10.0%  $ 2,994,000  4.0% $ 4,491,000  6.0%
 (to Risk Weighted Assets)
Tier I Capital............  $ 7,469,000  6.8%  $ 4,418,000  4.0% $ 5,523,000  5.0%
 (to Adjusted Total
  Assets)
           1998
           ----
Total Risk Based Capital..  $ 6,820,000 11.8%  $ 4,621,000  8.0% $ 5,776,000 10.0%
 (to Risk Weighted Assets)
Tier I Capital............  $ 6,707,000 11.6%  $ 2,310,000  4.0% $ 3,465,000  6.0%
 (to Risk Weighted Assets)
Tier I Capital............  $ 6,707,000  6.6%  $ 4,045,000  4.0% $ 5,057,000  5.0%
 (to Adjusted Total
  Assets)
Dayton State Bank
-----------------
           1999
           ----
Total Risk Based Capital..  $11,137,000 19.3%  $ 4,621,000  8.0% $ 5,776,000 10.0%
 (to Risk Weighted Assets)
Tier I Capital............  $10,781,000 18.7%  $ 2,310,000  4.0% $ 3,465,000  6.0%
 (to Risk Weighted Assets)
Tier I Capital............  $10,781,000 10.8%  $ 4,045,000  4.0% $ 5,057,000  5.0%
 (to Adjusted Total
  Assets)
           1998
           ----
Total Risk Based Capital..  $10,300,695 20.7%  $ 3,990,240  8.0% $ 4,987,800 10.0%
 (to Risk Weighted Assets)
Tier I Capital............  $ 9,897,592 19.8%  $ 1,945,120  4.0% $ 2,992,680  6.0%
 (to Risk Weighted Assets)
Tier I Capital............  $ 9,897,592 11.2%  $ 2,661,660  4.0% $ 4,436,100  5.0%
 (to Adjusted Total
  Assets)
Consolidated
------------
           1999
           ----
Total Risk Based Capital..  $17,325,000 13.3%  $10,384,000  8.0% $12,980,000 10.0%
 (to Risk Weighted Assets)
Tier I Capital............  $16,646,000 12.8%  $ 5,192,000  4.0% $ 7,788,000  6.0%
 (to Risk Weighted Assets)
Tier I Capital............  $16,646,000  8.0%  $ 8,273,000  4.0% $10,341,000  5.0%
 (to Adjusted Total
  Assets)
           1998
           ----
Total Risk Based Capital..  $ 6,837,000 11.8%  $ 4,641,000  8.0% $ 5,801,000 10.0%
 (to Risk Weighted Assets)
Tier I Capital............  $ 6,724,000 11.6%  $ 2,320,000  4.0% $ 3,481,000  6.0%
 (to Risk Weighted Assets)
Tier I Capital............  $ 6,724,000  6.6%  $ 4,056,000  4.0% $ 5,070,000  5.0%
 (to Adjusted Total
  Assets)

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


NOTE O--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                             1999       1998
                                                          ---------- ----------
Cash paid during the year for:
  Interest............................................... $2,625,000 $2,325,000
  Income taxes........................................... $  146,000 $       --

NOTE P--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments". The estimated fair value amounts have been determined by management using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

   Cash and Cash Equivalents--For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

   Investment Securities--For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using the quoted market price for similar securities.

   Loan Receivables--The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

   Deposit Liabilities--The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

   Due to Former Shareholders and Other Liabilities--The fair value of due to former shareholders and other liabilities is the amount payable on demand at the reporting date. Because it is anticipated that these amounts will be paid in the near term, the carrying value is a reasonable estimate of fair value.

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


   The estimated fair values of financial instruments are as follows (in thousands):

Woodcreek Bank                                                      1999
--------------                                                -----------------
                                                              Carrying   Fair
                                                               Amount   Values
                                                              -------- --------
                      Financial Assets
                      ----------------
Cash and due from banks...................................... $  9,897 $  9,897
Investment securities........................................   25,043   24,533
Loans........................................................   68,742   68,173
                                                              -------- --------
                                                              $103,682 $102,603
                                                              ======== ========
                    Financial Liabilities
                    ---------------------
Deposits..................................................... $100,415 $100,383
Other liabilities............................................      623      623
                                                              -------- --------
                                                              $101,038 $101,006
                                                              ======== ========
Dayton State Bank
-----------------
                      Financial Assets
                      ----------------
Cash and due from banks...................................... $ 15,369 $ 15,369
Investment securities........................................   31,240   31,206
Loans........................................................   41,822   42,231
                                                              -------- --------
                                                              $ 88,431 $ 88,806
                                                              ======== ========
                    Financial Liabilities
                    ---------------------
Deposits..................................................... $ 81,627 $ 81,596
Other liabilities............................................      719      719
                                                              -------- --------
                                                              $ 82,346 $ 82,315
                                                              ======== ========
Consolidated
------------
                      Financial Assets
                      ----------------
Cash and due from banks...................................... $ 26,539 $ 26,539
Investment securities........................................   56,282   55,739
Loans........................................................  110,564  110,404
                                                              -------- --------
                                                              $193,385 $192,682
                                                              ======== ========
                    Financial Liabilities
                    ---------------------
Deposits..................................................... $182,042 $181,979
Due to former shareholders and other liabilities.............    8,433    8,433
                                                              -------- --------
                                                              $190,475 $190,412
                                                              ======== ========

   The fair value estimates are based on pertinent information available to management as of December 31, 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CONDITION

                                 JUNE 30, 2000

                                   UNAUDITED

                              ASSETS
Cash and due from banks........................................... $ 11,279,802
                                                                   ------------
Interest-bearing deposits in financial institutions...............    3,158,000
Securities available for sale.....................................   28,683,101
Securities to be held to maturity.................................   19,796,324
Federal Home Loan Bank stock......................................      328,600
Loans.............................................................  124,235,077
  Less allowance for credit losses................................     (829,396)
                                                                   ------------
  Loans, net......................................................  123,405,681
Accrued interest receivable.......................................    1,594,463
Goodwill, net.....................................................    3,875,714
Premises and equipment, net.......................................   10,122,307
Other real estate owned...........................................      535,711
Other assets......................................................    1,185,939
                                                                   ------------
    Total Assets.................................................. $203,965,642
                                                                   ============

              LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
 Deposits:
  Noninterest-bearing........................................... $ 67,489,458
  Interest-bearing savings......................................   56,959,419
  Interest-bearing certificates of deposit......................   55,236,906
                                                                 ------------
    Total Deposits..............................................  179,685,783
  Due to former shareholders....................................    1,586,346
  Accrued interest payable......................................      474,529
  Federal funds purchased.......................................       50,000
  Other liabilities.............................................      942,037
                                                                 ------------
    Total Liabilities...........................................  182,738,695
                                                                 ------------
Commitments and Contingencies
Company obligated mandatorily redeemable trust preferred
 securities of subsidiary trust.................................    5,125,000
                                                                 ------------
Stockholders' Equity
  Preferred stock...............................................           10
  Common stock..................................................    2,375,000
  Capital surplus...............................................   10,793,381
  Retained earnings.............................................    3,125,076
  Accumulated other comprehensive loss..........................     (191,520)
                                                                 ------------
  Total Stockholders' Equity....................................   16,101,947
                                                                 ------------
    Total Liabilities and Stockholders' Equity.................. $203,965,642
                                                                 ============

                            See accompanying notes.

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                    SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                   UNAUDITED


                                                              2000       1999
                                                           ---------- ----------
INTEREST INCOME
  Interest and fees on loans.............................. $5,755,726 $2,421,735
  Investment securities...................................  1,641,634    976,148
  Federal funds sold......................................    190,552     68,186
                                                           ---------- ----------
    Total Interest Income.................................  7,587,912  3,466,069
INTEREST EXPENSE
  Deposits and other borrowed funds.......................  2,336,412  1,139,204
                                                           ---------- ----------
NET INTEREST INCOME.......................................  5,251,500  2,326,865
PROVISION FOR CREDIT LOSSES...............................    270,000     90,000
                                                           ---------- ----------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT
 LOSSES...................................................  4,981,500  2,236,865
                                                           ---------- ----------
NON INTEREST INCOME
  Customer service fees...................................  1,629,952    632,193
  Other income............................................     41,753    228,217
                                                           ---------- ----------
    Total Non Interest Income.............................  1,671,705    860,410
                                                           ---------- ----------
NON INTEREST EXPENSES
  Salaries and employee benefits..........................  2,454,039  1,222,901
  Net occupancy expense...................................    380,327    170,867
  Outside service fees....................................    512,129    657,313
  Equipment...............................................     60,983     55,094
  Depreciation and amortization...........................    310,316    139,343
  Amortization of intangibles.............................    110,211     26,630
  Minority interest expense, company obligated
   mandatorily redeemable trust preferred securities of
   subsidiary trust.......................................    262,953         --
  Other...................................................    937,108    220,010
                                                           ---------- ----------
    Total Non Interest Expenses...........................  5,028,066  2,492,158
                                                           ---------- ----------
NET INCOME BEFORE INCOME TAX EXPENSE......................  1,625,139    605,117
INCOME TAX EXPENSE, Current...............................    543,713         --
                                                           ---------- ----------
CONSOLIDATED NET INCOME................................... $1,081,426 $  605,117
                                                           ========== ==========

                            See accompanying notes.

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                   UNAUDITED


                                                         2000         1999
                                                     ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Consolidated net income........................... $  1,081,426  $   605,117
                                                     ------------  -----------
  Adjustments to reconcile consolidated net income
   to
   net cash provided by operating activities:
    Depreciation and amortization...................      310,316      139,343
    Provision for credit losses.....................      270,000       90,000
    Amortization of goodwill........................      110,211       26,630
    Net amortization/accretion on securities........        6,032       41,237
  Changes in assets and liabilities:
    Accrued interest receivable.....................      (98,128)     (87,050)
    Other real estate owned.........................        6,032      (66,587)
    Other assets....................................      (27,039)     (30,100)
    Accrued interest payable........................       41,185      (16,922)
    Other liabilities...............................     (368,129)   1,363,869
                                                     ------------  -----------
      Net cash provided by operating activities.....    1,331,906    2,065,537
                                                     ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities, calls and paydowns of
   securities.......................................    2,829,900    1,966,076
  Proceeds from maturities of interest-bearing
   deposits
   in financial institutions........................    2,470,000    2,080,000
  Net change in loans...............................  (13,111,294) (12,807,014)
  Purchase of securities............................           --   (3,000,000)
  Purchase of interest-bearing deposits in financial
   institutions.....................................     (587,000)          --
  Due to former shareholders........................   (5,066,805)     (15,000)
  Purchase of goodwill..............................      (57,849)          --
  Purchases of premises and equipment, net..........     (475,058)    (110,851)
                                                     ------------  -----------
      Net cash used by investing activities.........  (13,998,106) (11,886,789)
                                                     ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in deposits............................   (2,356,611)   1,509,624
  Dividends paid....................................     (236,773)    (349,696)
                                                     ------------  -----------
      Net cash (used) provided by financing
       activities...................................   (2,593,384)   1,159,928
                                                     ------------  -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS...........  (15,259,584)  (8,661,324)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD....   26,539,386   15,864,965
                                                     ------------  -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.......... $ 11,279,802  $ 7,203,641
                                                     ============  ===========

                            See accompanying notes.

                 PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2000 AND 1999

                                   UNAUDITED

NOTE A SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

   In the opinion of management, the unaudited financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the company's financial position at June 30, 2000, results of operations for the six months ended June 30, 2000 and 1999 and cash flows for the six months ended June 30, 2000 and 1999. Interim period results are not necessarily indicative of results of operations or cash flows for a full year period. These unaudited financial statements do not include all disclosures required to be in compliance with generally accepted accounting principles. These financial statements and the notes thereto should be read in conjunction with the company's financial statements for the year ended December 31, 1999.

NOTE B EARNINGS PER COMMON SHARE

   The weighted average number of shares used to calculate earnings per share for the six months ended June 30, 2000 and 1999 amounted to 2,375,000 and 1,500,000, respectively. The company has no dilutive securities; therefore, basic and diluted earnings per share were both $.46 and $.40 for the six months ended June 30, 2000 and 1999, respectively.

NOTE C SUBSEQUENT EVENT, CONTINGENCY

   In September 2000, a significant debtor to Dayton State Bank filed a Chapter 11 bankruptcy petition. This debtor owed Dayton State Bank a total of $825,000 on two loans outstanding at August 31, 2000. Of the outstanding balances on these loans, $429,000 was collateralized by real estate with an estimated market value of $560,000. The remaining balance was further collateralized by accounts receivable, which may or may not help reduce the outstanding loan balances. The potential loss on this contingency is further mitigated by the specific escrow reserve of $45,000 for these loans from the purchase price of Dayton State Bank.

   Management is unable to determine the likelihood or amount of material loss from this contingency. Management estimates the possible loss could range from $0 to $350,000, depending on the results of the bankruptcy proceedings and the realizable value of the collateral on the loans.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholder
Dayton State Bank
Houston, Texas

   We have audited the accompanying statement of condition of Dayton State Bank as of December 31, 1999, and the related statements of income, changes in stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dayton State Bank at December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Harper & Pearson Company

Houston, Texas
February 11, 2000

                               DAYTON STATE BANK

                             STATEMENT OF CONDITION

                               DECEMBER 31, 1999

                                ASSETS
Cash and due from banks............................................... $  9,144,194
Federal funds sold....................................................    6,225,000
                                                                       ------------
  Total cash and cash equivalents.....................................   15,369,194
Securities available for sale.........................................   29,846,651
Securities to be held to maturity.....................................    1,443,146
Loans.................................................................   42,178,973
  Less allowance for credit losses....................................     (356,742)
                                                                       ------------
Loans, net............................................................   41,822,231
Accrued interest receivable...........................................      888,700
Goodwill, net.........................................................    3,226,817
Premises and equipment, net...........................................    6,403,944
Other real estate owned...............................................      311,043
Other assets..........................................................    1,015,918
                                                                       ------------
      Total Assets.................................................... $100,327,644
                                                                       ============
                 LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities
 Deposits:
  Noninterest-bearing................................................. $ 34,005,971
  Interest-bearing savings............................................   31,254,124
  Interest-bearing certificates of deposit............................   22,356,365
                                                                       ------------
    Total Deposits....................................................   87,616,460
  Accrued interest payable............................................      105,279
  Other liabilities...................................................      614,024
                                                                       ------------
    Total Liabilities.................................................   88,335,763
                                                                       ------------
Stockholder's Equity
  Common stock........................................................      468,965
  Capital surplus.....................................................   11,585,734
  Retained earnings...................................................      138,218
  Accumulated other comprehensive loss................................     (201,036)
                                                                       ------------
    Total Stockholder's Equity........................................   11,991,881
                                                                       ------------
      Total Liabilities and Stockholder's Equity...................... $100,327,644
                                                                       ============


                            See accompanying notes.

                               DAYTON STATE BANK

                              STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1999

INTEREST INCOME
  Interest and fees on loans........................................ $4,417,570
  Investment securities.............................................  1,903,830
  Federal funds sold................................................    372,793
                                                                     ----------
    Total Interest Income...........................................  6,694,193
INTEREST EXPENSE
  Deposits and debt.................................................  2,019,563
                                                                     ----------
NET INTEREST INCOME.................................................  4,674,630
PROVISION FOR CREDIT LOSSES.........................................    120,000
                                                                     ----------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES...............  4,554,630
                                                                     ----------
NON INTEREST INCOME
  Customer service fees.............................................  1,256,433
  Gain on sales of securities.......................................        982
  Other income......................................................    100,664
                                                                     ----------
  Total Non Interest Income.........................................  1,358,079
                                                                     ----------
NON INTEREST EXPENSES
  Salaries and employee benefits....................................  2,422,827
  Net occupancy expense.............................................    287,842
  Equipment.........................................................    288,681
  Other.............................................................  1,313,912
                                                                     ----------
  Total Non Interest Expenses.......................................  4,313,262
                                                                     ----------
NET INCOME BEFORE INCOME TAX EXPENSE................................  1,599,447
INCOME TAX EXPENSE
  Current...........................................................    407,954
  Deferred..........................................................     27,752
                                                                     ----------
                                                                        435,706
                                                                     ----------
NET INCOME.......................................................... $1,163,741
                                                                     ==========


                            See accompanying notes.

                               DAYTON STATE BANK

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                          YEAR ENDED DECEMBER 31, 1999

                                                            Accumulated
                                                               Other
                           Common    Capital    Retained   Comprehensive
                           Stock     Surplus    Earnings   Income (Loss)    Total
                          -------- ----------- ----------  ------------- -----------
Balance--December 31,
 1998...................  $468,965 $ 4,000,000 $5,122,941    $ 305,686   $ 9,897,592
Net Income..............        --          --  1,163,741           --     1,163,741
Change in Unrealized
 Loss on Securities, Net
 of Income Taxes of
 $261,039...............        --          --         --     (506,722)     (506,722)
                                                                         -----------
Total Comprehensive
 Income.................                                                     657,019
Purchase Accounting
 Adjustments for
 Acquisition by
 Paradigm...............        --   7,585,734   (548,464)          --     7,037,270
Cash Dividends..........        --          -- (5,600,000)          --    (5,600,000)
                          -------- ----------- ----------    ---------   -----------
Balance--December 31,
 1999...................  $468,965 $11,585,734 $  138,218    $(201,036)  $11,991,881
                          ======== =========== ==========    =========   ===========


                            See accompanying notes.

                               DAYTON STATE BANK

                            STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1999

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income....................................................... $ 1,163,741
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation....................................................     270,002
  Provision for credit losses.....................................     120,000
  Amortization of goodwill........................................      13,763
  Amortization/accretion on securities............................     127,027
  Gain on sale of equipment.......................................     (16,155)
  Change in assets and liabilities:
   Accrued interest receivable....................................     105,026
   Other real estate owned........................................     (42,000)
   Other assets...................................................    (205,389)
   Accrued interest payable.......................................     (25,404)
   Other liabilities..............................................    (560,768)
                                                                   -----------
 Net cash provided by operating activities........................     949,843
                                                                   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from maturity of interest-bearing deposits..............     100,000
 Proceeds from maturities, calls and paydowns of securities.......   6,681,925
 Purchase of securities...........................................  (8,663,160)
 Net change in loans..............................................  (2,416,617)
 Proceeds from sale of other real estate owned....................      36,000
 Proceeds from sale of equipment..................................      18,030
 Purchases of premises and equipment, net.........................    (135,649)
                                                                   -----------
 Net cash used by investing activities............................  (4,379,471)
                                                                   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net change in deposits...........................................  11,614,896
 Dividends paid...................................................  (5,600,000)
                                                                   -----------
 Net cash provided by financing activities........................   6,014,896
                                                                   -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS.........................   2,585,268
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR....................  12,783,926
                                                                   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR.......................... $15,369,194
                                                                   ===========

                            See accompanying notes.

                               DAYTON STATE BANK

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

NOTE A--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING
        POLICIES

   Nature of Operations--Dayton State Bank (the Bank) provides a broad line of financial products and services to small to medium-sized businesses and consumers through its community banking offices in Chambers and Liberty Counties and surrounding counties.

   Summary of Significant Accounting and Reporting Policies--The accounting and reporting policies of the Bank conform to generally accepted accounting principles (GAAP) and to the prevailing practices within the banking industry. A summary of significant accounting policies is as follows:

   Use of Estimates--The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. At December 31, 1999, financial instruments carrying values approximate fair values.

   The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

   The Bank's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on local economic conditions.

   While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

   Acquisition of Dayton State Bank--Effective December 1, 1999, Paradigm Bancorporation, Inc. acquired all of the outstanding common stock of Dayton State Bank for $17,257,912. This acquisition has been accounted for by the purchase method of accounting and accordingly, the operating results have been included in Paradigm's results of operations from the date of acquisition. The excess of the consideration paid over the fair value of the net assets acquired has been recorded as goodwill in the approximate amount of $3,233,000 and is being amortized ratably over 20 years.

   To finance the Dayton purchase, Paradigm (1) sold 875,000 of its common shares in exchange for cash in the amount of $7,000,000; (2) chartered a wholly-owned subsidiary, Paradigm Capital Trust I to sell $5,125,000 of preferred stock for $5,000,000, and (3) upon closing of the transaction with the Dayton shareholders, received a $5,600,000 dividend from Dayton.

   Pursuant to the terms of the acquisition agreement, Paradigm is holding in escrow, for the benefit of the selling Dayton shareholders, about $524,000 to be paid upon the fulfillment of certain conditions as set forth in the agreement.

                               DAYTON STATE BANK

                               DECEMBER 31, 1999


   Cash and Due From Banks--The Bank is required to maintain reserves for the purpose of facilitating the implementation of monetary policy. These reserves may be maintained in the form of balances at the Federal Reserve Bank or by vault cash. The Bank's reserve requirements were $710,000 at December 31, 1999. Accordingly, cash and due from banks balances were restricted to that extent.

   Investment Securities--Available-for-sale investment securities are carried at fair value. Unrealized gains and losses are excluded from earnings and reported as a separate component of stockholder's equity until realized. Securities within the available-for-sale portfolio may be used as part of the Bank's assets/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk or other similar economic factors.

   Held-to-maturity investment securities are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Management has the positive intent and the Bank has the ability to hold these assets as long-term investments until their estimated maturities. Under certain circumstances (including the significant deterioration of the issuer's creditworthiness or a significant change in tax-exempt status or statutory or regulatory requirements), securities held to maturity may be sold or transferred to another portfolio.

   Premiums and discounts are amortized and accreted to operations using the level yield method of accounting, adjusted for prepayments as applicable. The specific identification method of accounting is used to compute gains or losses on the sale of these assets.

   Loans--Loans are stated at the principal amount outstanding, net of unearned discounts. Unearned discounts relate principally to consumer installment loans and are amortized using a method that approximates the interest method. For other loans, such income is recognized using the simple interest method.

   Nonperforming Loans and Past-Due Loans--Included in the nonperforming and past-due loans category are loans which have been categorized by management as nonaccrual because collection of interest is doubtful and loans which have been restructured to provide a reduction in the interest rate or a deferral of interest or principal payments.

   When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan. When a loan is placed on nonaccrual status, interest accrued during the current year prior to the judgment of uncollectibility is charged to operations. Interest accrued during prior periods is charged to the allowance for credit losses. Generally, any payments received on nonaccrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

   Restructured loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

   Allowance for Credit Losses--The allowance for credit losses is a valuation allowance available for losses incurred on loans. All losses are charged to the allowance when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

   Throughout the year, management estimates the likely level of losses to determine whether the allowance for credit losses is adequate to absorb losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for credit losses and credited to the allowance for credit losses in order to adjust the allowance to a level determined to be adequate to absorb losses.

                               DAYTON STATE BANK

                               DECEMBER 31, 1999


   Management's judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential credit losses and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets because of economic, operating or other conditions beyond the Bank's control.

   It should be understood that estimates of credit losses involve an exercise of judgment. While it is reasonably possible that in the short-term the Bank may sustain losses which are substantial relative to the allowance for credit losses, it is the judgment of management that the allowance for credit losses reflected in the statements of condition is adequate to absorb estimated losses which may exist in the current loan portfolio.

   Real Estate Acquired by Foreclosure--The Bank records real estate acquired by foreclosure at the lesser of the outstanding loan amount (including accrued interest, if any) or fair value, less estimated costs to sell, at the time of foreclosure. Adjustments are made to reflect declines in value subsequent to acquisition, if any, below the recorded amounts. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other non-interest expense.

   Premises and Equipment--Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is computed principally using the straight-line method of accounting over the estimated useful lives of the assets. Leasehold improvements are amortized straight-line over the periods of the leases or the estimated useful lives, whichever is shorter.

   Other Borrowed Funds--These borrowings generally represent secured and unsecured obligations to financial institutions and the U.S. Treasury using various rates and terms.

   Common Stock--$2.50 par value, 198,899 shares authorized, 187,586 shares issued and outstanding at December 31, 1999.

   Income Taxes--Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. When management determines that it is more likely than not that a deferred tax asset will not be realized, a valuation allowance must be established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   Statements of Cash Flows--Cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits in financial institutions and federal funds sold; generally, federal funds are sold for one-day periods.

   Comprehensive Income--In 1998, the Bank adopted FASB No. 130, Reporting Comprehensive Income. Statement No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

                               DAYTON STATE BANK

                               DECEMBER 31, 1999

NOTE B--INVESTMENT SECURITIES

   Investment securities have been classified according to management's intent. The amortized cost and estimated market values of investments in debt securities at December 31, 1999 is summarized as follows:

                                                Gross      Gross      Estimated
                                   Amortized  Unrealized Unrealized    Market
                                     Cost       Gains      Losses       Value
                                  ----------- ---------- ----------  -----------
Securities Available For Sale:
  U.S. Government & Agency
   Securities.................... $ 3,731,840    $--     $ (31,338)  $ 3,700,502
  Mortgage-backed Securities.....  18,106,956     --      (233,526)   17,873,430
  State and Municipal
   Securities....................   8,262,455     --       (39,736)    8,222,719
  Texas Independent Bank Stock...      50,000     --            --        50,000
                                  -----------    ---     ---------   -----------
                                  $30,151,251    $--     $(304,600)  $29,846,651
                                  ===========    ===     =========   ===========
Securities to be Held to
 Maturity:
  State and Municipal
   Securities.................... $ 1,443,146    $28     $  (2,261)  $ 1,440,913
                                  ===========    ===     =========   ===========

   The amortized cost and estimated market value of debt securities at December 31, 1999, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                 Securities Available for  Securities Held to
                                           Sale                 Maturity
                                 ------------------------ ---------------------
                                  Amortized     Market    Amortized    Market
                                     Cost        Value       Cost      Value
                                 ------------ ----------- ---------- ----------
Amounts Maturing In:
  1 year or less................ $    175,444 $   175,430 $  601,479 $  601,504
  1 year through 5 years........    4,978,925   4,956,525    841,667    839,409
  5 years through 10 years......    6,101,469   6,058,210         --         --
  After 10 years................      738,457     733,056         --         --
                                 ------------ ----------- ---------- ----------
                                   11,994,295  11,923,221  1,443,146  1,440,913
Mortgage-backed securities......   18,106,956  17,873,430         --         --
                                 ------------ ----------- ---------- ----------
Texas Independent Bank stock....       50,000      50,000         --         --
                                 ------------ ----------- ---------- ----------
                                 $ 30,151,251 $29,846,651 $1,443,146 $1,440,913
                                 ============ =========== ========== ==========

   Investment securities with carrying amounts of approximately $30,977,000 at December 31, 1999 were pledged to secure public deposits and for other purposes required or permitted by law.

                               DAYTON STATE BANK

                               DECEMBER 31, 1999


NOTE C--LOANS

   The loan portfolio consists of loans classified by major type at December 31, 1999:

Commercial and industrial.......................................... $13,128,652
Real Estate........................................................  14,932,618
Agricultural.......................................................   7,269,980
Installment........................................................   7,703,819
                                                                    -----------
                                                                     43,035,069
Less unearned discount.............................................    (856,096)
                                                                    -----------
                                                                     42,178,973
Less allowance for credit losses...................................    (356,742)
                                                                    -----------
                                                                    $41,822,231
                                                                    ===========

   Impaired loans were approximately $380,806 at December 31, 1999. Average impaired loans outstanding in 1999 and the reduction in interest income associated with these impaired loans was not significant. A valuation allowance for credit losses related to impaired loans in the approximate amount of $19,000 has been established and is included in the allowance for loan losses. There were no commitments to lend additional funds to borrowers whose loans were classified as impaired.

   As of December 31, 1999, loans outstanding to directors, officers and their affiliates were approximately $242,000. In the opinion of management, all transactions entered into between the Bank and such related parties, in the ordinary course of business, have been and are made on the same terms and conditions as similar transactions with unaffiliated persons. An analysis of activity with respect to these related-party loans is as follows as of December 31, 1999:

Beginning balance.................................................... $ 277,000
New loans during the year............................................   247,000
Repayments during the year...........................................  (282,000)
                                                                      ---------
Ending balance....................................................... $ 242,000
                                                                      =========

NOTE D--NONPERFORMING AND PAST-DUE LOANS

   The following table presents information relating to nonperforming and past due loans at December 31, 1999:

Nonaccrual loans...................................................... $380,806
                                                                       ========
90 days or more past due loans........................................ $ 20,792
                                                                       ========

   With respect to the above nonperforming loans, the following table presents interest income at December 31, 1999 that would have been earned under the original terms of the loans.

Foregone income......................................................... $79,211
                                                                         =======
Income collected........................................................ $    --
                                                                         =======

                               DAYTON STATE BANK

                               DECEMBER 31, 1999


   There were no restructured loans at December 31, 1999.

   No interest income was earned on nonaccrual loans during the year ended December 31, 1999.

NOTE E--ALLOWANCE FOR CREDIT LOSSES

   An analysis of activity in the allowance for credit losses at December 31, 1999 is as follows:

Balance at beginning or year......................................... $ 403,103
Provision charged to income..........................................   120,000
Loan recoveries......................................................   147,498
Loans charged off....................................................  (313,859)
                                                                      ---------
Balance at end of year............................................... $ 356,742
                                                                      =========

NOTE F--OTHER REAL ESTATE OWNED

   An analysis of activity in other real estate owned for the year ended December 31, 1999 is as follows:

Balance, beginning of year........................................... $ 305,043
Acquisitions.........................................................    42,000
Sales................................................................  (181,000)
Real estate held for future bank expansion...........................   145,000
                                                                      ---------
Balance, end of year................................................. $ 311,043
                                                                      =========

NOTE G--PREMISES AND EQUIPMENT

   Premises and equipment at December 31, 1999 are summarized below:

Land............................................................... $   444,600
Premises...........................................................   6,177,503
Furniture, fixtures and equipment..................................   1,219,089
Automobiles........................................................      75,311
                                                                    -----------
                                                                      7,916,503
Less accumulated depreciation and amortization.....................  (1,512,559)
                                                                    -----------
Bank premises and equipment, net................................... $ 6,403,944
                                                                    ===========

NOTE H--DEPOSITS

   Included in interest-bearing deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1999 are as follows:

Three months or less................................................ $1,911,658
Four through six months.............................................    632,738
Seven through twelve months.........................................  1,789,029
Thereafter..........................................................    419,041
                                                                     ----------
                                                                     $4,752,466
                                                                     ==========

                               DAYTON STATE BANK

                               DECEMBER 31, 1999


   Interest expense for certificates of deposit in excess of $100,000 was $262,000 for the year ended December 31, 1999.

   The Bank has no brokered deposits and there are no major concentrations of deposits.

NOTE I--DEFERRED COMPENSATION PLAN

   The Bank has deferred compensation agreements with key employees that provide for payments to each of the key employees or their surviving beneficiaries for a period of ten years beginning at retirement, payable at $25,000 each per year. The Bank has whole life insurance policies on these employees so that upon death there will be funds available to pay the beneficiaries or cash value in the policies from which to make a portion of the payments to the employees upon retirement. Compensation expense is recorded over the estimated remaining period of employment. Expense of approximately $13,000 for the year ended December 31, 1999 is included in the accompanying statement of earnings. The liability of services previously performed totaled approximately $402,000 at December 31, 1999 and is included in other liabilities in the accompanying statement of condition. Cash value accumulated in the life insurance policies purchased for these agreements totaling approximately $605,000 as of December 31, 1999 is included in the accompanying statement of condition.

NOTE J--EMPLOYEE BENEFITS

   The Bank maintains an employee tax-deferred savings plan (401(k) Plan) under the Internal Revenue Code available to substantially all employees. The funds contributed under the employee tax-deferred savings plan are invested in a variety of investment options. Contributions to the plan are in such amounts, within certain limitations, as management of the Bank may authorize.

NOTE K--FEDERAL INCOME TAXES

   Federal income taxes currently payable and deferred at December 31, 1999 included in other liabilities are as follows:

Current federal income taxes payable.................................. $ 24,518
Deferred tax liability................................................ $103,564

   The net deferred tax liability principally represents deferred compensation expenses accrued for books not yet deducted for tax, tax over book basis of foreclosed property and the tax effect of the unrealized loss on available for sale securities. Other temporary differences include the allowance for loan losses and depreciation differences.

   The effective tax rate differs from the statutory rate due to the effects of nontaxable permanent differences such as tax free income on municipal securities, officers life insurance expense and nondeductible interest expense.

NOTE L--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

   To meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates, the Banks are party to various financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include commitments to extend credit and standby letters of credit. These

                               DAYTON STATE BANK

                               DECEMBER 31, 1999

instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of condition. The contract or notional amounts of the instruments reflect the extent of the Banks' involvement in particular classes of financial instruments. The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of these instruments. The Banks use the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

   The following is a summary of the various financial instruments whose contract amounts represent credit risk at December 31, 1999:

Commitments to extend credit........................................ $1,963,000
Standby letters of credit........................................... $   88,000

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.

   The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer.

   Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to its customers.

NOTE M--REGULATORY MATTERS

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Any institution that fails to meet its minimum capital requirements is subject to certain mandatory and possibly discretionary actions by regulators that could have a direct material effect on the Bank's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines based on the Bank's assets, liabilities and certain off-balance-sheet items at calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

   To meet the capital adequacy requirements, the Bank must maintain minimum capital amounts and ratios as defined in the regulations. Management believes, as of December 31, 1999, that the Bank met all capital adequacy requirements to which they are subject.

   As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized. The Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                               DAYTON STATE BANK

                               DECEMBER 31, 1999


   The following is a summary of the Bank's capital ratios at December 31, 1999:

                                                                   To Be Well
                                                                  Capitalized
                                                                  Under Prompt
                                                 For Capital       Corrective
                                                   Adequacy          Action
                                 Actual            Purposes        Provisions
                            -----------------  ---------------- ----------------
                              Amount    Ratio    Amount   Ratio   Amount   Ratio
                            ----------- -----  ---------- ----- ---------- -----
Total Risk Based Capital... $11,137,000 19.3%  $4,621,000  8.0% $5,776,000 10.0%
 (to Risk Weighted Assets)
Tier I Capital............. $10,781,000 18.7%  $2,310,000  4.0% $3,465,000  6.0%
 (to Risk Weighted Assets)
Tier I Capital............. $10,781,000 10.8%  $4,045,000  4.0% $5,057,000  5.0%
 (to Adjusted Total Assets)

NOTE N--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

   Cash and Cash Equivalents--For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

   Investment Securities--For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using the quoted market price for similar securities.

   Loan Receivables--The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

   Deposit Liabilities--The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

                               DAYTON STATE BANK

                               DECEMBER 31, 1999


   The estimated fair values of the Bank's financial instruments are as follows (in thousands):

                                                               Carrying  Fair
                                                                Amount  Values
                                                               -------- -------
                       Financial Assets
                       ----------------
Cash and due from banks....................................... $15,369  $15,369
Investment securities.........................................  31,240   31,206
Loans, Net....................................................  41,822   42,231
                                                               -------  -------
                                                               $88,431  $88,806
                                                               =======  =======
                    Financial Liabilities
                    ---------------------
Deposits...................................................... $81,627  $81,596
Other liabilities.............................................     719      719
                                                               -------  -------
                                                               $82,346  $82,315
                                                               =======  =======

   The fair value estimates are based on pertinent information available to management as of December 31, 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

NOTE O--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for:
  Interest.......................................................... $2,045,000
  Income taxes...................................................... $  420,000

                               DAYTON STATE BANK

                             STATEMENT OF CONDITION

                                 JUNE 30, 2000

                                   UNAUDITED

                              ASSETS
Cash and due from banks............................................ $ 3,832,702
                                                                    -----------
Securities available for sale......................................  28,683,101
Securities to be held to maturity..................................     995,523
Loans..............................................................  44,756,699
  Less allowance for credit losses.................................    (407,881)
                                                                    -----------
  Loans, net.......................................................  44,348,818
Accrued interest receivable........................................     974,813
Goodwill, net......................................................   3,201,085
Premises and equipment, net........................................   6,255,359
Other real estate owned............................................     288,404
Other assets.......................................................     732,849
                                                                    -----------
    Total Assets................................................... $89,312,654
                                                                    ===========
               LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities
 Deposits:
  Noninterest-bearing.............................................. $25,417,004
  Interest-bearing savings.........................................  29,309,743
  Interest-bearing certificates of deposit.........................  21,659,725
                                                                    -----------
    Total Deposits.................................................  76,386,472
Accrued interest payable...........................................     106,969
Federal funds purchased............................................      50,000
Other liabilities..................................................     459,464
                                                                    -----------
    Total Liabilities..............................................  77,002,905
                                                                    -----------
Commitments and Contingencies
Stockholder's Equity
  Common stock.....................................................     468,965
  Capital surplus..................................................  11,648,647
  Retained earnings................................................     383,657
  Accumulated other comprehensive loss.............................    (191,520)
                                                                    -----------
    Total Stockholder's Equity.....................................  12,309,749
                                                                    -----------
    Total Liabilities and Stockholder's Equity..................... $89,312,654
                                                                    ===========

                            See accompanying notes.

                               DAYTON STATE BANK

                              STATEMENT OF INCOME

                         SIX MONTHS ENDED JUNE 30, 2000

                                   UNAUDITED

INTEREST INCOME
  Interest and fees on loans........................................ $2,252,884
  Investment securities.............................................    979,410
  Federal funds sold................................................    160,589
                                                                     ----------
    Total Interest Income...........................................  3,392,883
INTEREST EXPENSE
  Deposits and debt.................................................  1,038,748
                                                                     ----------
NET INTEREST INCOME.................................................  2,354,135
PROVISION FOR CREDIT LOSSES.........................................    120,000
                                                                     ----------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES...............  2,234,135
                                                                     ----------
NON INTEREST INCOME
  Customer service fees.............................................    707,417
  Other income......................................................     41,747
                                                                     ----------
    Total Non Interest Income.......................................    749,164
                                                                     ----------
NON INTEREST EXPENSES
  Salaries and employee benefits....................................  1,082,094
  Net occupancy expense.............................................    113,193
  Equipment.........................................................    222,780
  Amortization of goodwill..........................................     83,581
  Other.............................................................    585,783
                                                                     ----------
    Total Non Interest Expenses.....................................  2,087,431
                                                                     ----------
NET INCOME BEFORE INCOME TAX EXPENSE................................    895,868
INCOME TAX EXPENSE..................................................    254,421
                                                                     ----------
NET INCOME.......................................................... $  641,447
                                                                     ==========


                            See accompanying notes.

                               DAYTON STATE BANK

                            STATEMENT OF CASH FLOWS

                         SIX MONTHS ENDED JUNE 30, 2000

                                   UNAUDITED

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................................... $   641,447
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Depreciation...................................................     174,439
    Provision for credit losses....................................     120,000
    Amortization of goodwill.......................................      83,581
    Net amortization/accretion on securities.......................      (4,589)
  Changes in assets and liabilities:
    Accrued interest receivable....................................     (86,113)
    Other real estate owned........................................      22,639
    Other assets...................................................     288,070
    Accrued interest payable.......................................       1,690
    Other liabilities..............................................    (109,462)
                                                                    -----------
      Net cash provided by operating activities....................   1,131,702
                                                                    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities, calls and paydowns of securities.......   1,630,180
  Net change in loans..............................................  (2,646,587)
  Purchases of premises and equipment, net.........................     (25,854)
                                                                    -----------
      Net cash used by investing activities........................  (1,042,261)
                                                                    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in deposits........................................... (11,229,988)
  Dividends paid...................................................    (395,945)
                                                                    -----------
      Net cash used by financing activities........................ (11,625,933)
                                                                    -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS.......................... (11,536,492)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...................  15,369,194
                                                                    -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD......................... $ 3,832,702
                                                                    ===========

                            See accompanying notes.

                               DAYTON STATE BANK

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 2000

                                   UNAUDITED

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

   In the opinion of management, the unaudited financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the Bank's financial position at June 30, 2000, results of operations for the six months ended June 30, 2000 and cash flows for the six months ended June 30, 2000. Interim period results are not necessarily indicative of results of operations or cash flows for a full year period. These unaudited financial statements do not include all disclosures required to be in compliance with generally accepted accounting principles. These financial statements and the notes thereto should be read in conjunction with the Bank's financial statements for the year ended December 31, 1999.

NOTE B--EARNINGS PER COMMON SHARE

   The weighted average number of shares used to calculate earnings per share for the six months ended June 30, 2000 amounted to 187,586. The Bank has no dilutive securities; therefore, basic and diluted earnings per share were both $3.42 for the six months ended June 30, 2000.

NOTE C--SUBSEQUENT EVENT, CONTINGENCY

   In September 2000, a significant debtor to the Bank filed a Chapter 11 bankruptcy petition. This debtor owed the Bank a total of $825,000 on two loans outstanding at August 31, 2000. Of the outstanding balances on these loans, $429,000 was collateralized by real estate with an estimated market value of $560,000. The remaining balance was further collateralized by accounts receivable, which may or may not help reduce the outstanding loan balances. The potential loss on this contingency is further mitigated by the specific escrow reserve of $45,000 for these loans from the purchase price of Dayton State Bank.

   Management is unable to determine the likelihood or amount of material loss from this contingency. Management estimates the possible loss could range from $0 to $350,000, depending on the results of the bankruptcy proceedings and the realizable value of the collateral on the loans.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
Dayton State Bank

   We have audited the balance sheet of Dayton State Bank as of December 31, 1998 and the related statements of earnings, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dayton State Bank as of December 31, 1998 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Houston, Texas
February 1, 1999

                               DAYTON STATE BANK

                                 BALANCE SHEETS

                                                  June 30,
                                                    1999      December 31, 1998
                                                 -----------  -----------------
                     ASSETS                      (Unaudited)
Cash and cash equivalents
  Cash and due from banks....................... $ 3,656,208     $ 3,878,926
  Federal funds sold............................   6,485,000       8,905,000
                                                 -----------     -----------
    Total cash and cash equivalents.............  10,141,208      12,783,926
Interest-bearing deposits in other financial
 institutions...................................          --         100,000
Securities......................................  33,952,995      30,276,036
Loans, net of allowance for loan losses of
 $318,050 and $403,103..........................  42,221,565      39,525,614
Premises and equipment, net.....................   2,192,918       2,198,041
Other assets....................................   2,207,714       2,122,704
                                                 -----------     -----------
                                                 $90,716,400     $87,006,321
                                                 ===========     ===========
      LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Deposits
   Noninterest-bearing.......................... $25,902,421     $23,283,152
   Interest-bearing.............................  54,253,757      52,718,412
                                                 -----------     -----------
    Total deposits..............................  80,156,178      76,001,564
  Other liabilities.............................     773,754       1,107,165
                                                 -----------     -----------
    Total liabilities...........................  80,929,932      77,108,729
Commitments and contingencies...................          --              --
Shareholders' equity
  Common stock, par value $2.50 per share;
   198,899 shares authorized; 187,586 shares
   issued and outstanding in 1999 and 1998......     468,965         468,965
Paid-in capital.................................   4,000,000       4,000,000
Retained earnings...............................   5,597,801       5,122,941
Accumulated other comprehensive income..........    (280,298)        305,686
                                                 -----------     -----------
Total shareholders' equity......................   9,786,468       9,897,592
                                                 -----------     -----------
                                                 $90,716,400     $87,006,321
                                                 ===========     ===========

        The accompanying notes are an integral part of these statements.

                               DAYTON STATE BANK

                             STATEMENTS OF EARNINGS

                                                       Six months
                                                          ended     Year ended
                                                        June 30,   December 31,
                                                          1999         1998
                                                       ----------- ------------
                                                       (Unaudited)
Interest income
  Loans, including fees............................... $2,057,889   $4,155,265
  Securities..........................................    902,399    1,957,443
  Federal funds sold..................................    230,605      305,384
                                                       ----------   ----------
    Total interest income.............................  3,190,893    6,418,092
Interest expense
  Deposits............................................    975,935    2,006,986
  Federal funds purchased and repurchase agreements...         --          315
                                                       ----------   ----------
    Total interest expense............................    975,935    2,007,301
                                                       ----------   ----------
    Net interest income...............................  2,214,958    4,410,791
Provision for loan losses.............................     98,000      (45,000)
                                                       ----------   ----------
    Net interest income after provision for loan
     losses...........................................  2,116,958    4,455,791
Other income
  Service charges on deposit accounts.................    546,860    1,061,186
  Other service charges, fees and commissions.........     46,303       98,818
  Net realized gain on sales of available-for-sale
   securities.........................................      1,045       29,506
  Other...............................................     47,652      273,316
                                                       ----------   ----------
    Total other income................................    641,860    1,462,826
Other expense
  Salaries and employee benefits......................  1,266,433    2,369,761
  Occupancy...........................................    140,395      267,912
  Equipment...........................................    155,343      309,943
  Other...............................................    565,075    1,253,295
                                                       ----------   ----------
    Total other expense...............................  2,127,246    4,200,911
                                                       ----------   ----------
    Earnings before provision for federal income
     taxes............................................    631,572    1,717,706
Provision for federal income taxes
  Current.............................................     52,515      366,212
  Deferred............................................    104,197      104,197
                                                       ----------   ----------
                                                          156,712      470,409
                                                       ----------   ----------
    NET EARNINGS...................................... $  474,860   $1,247,297
                                                       ==========   ==========

        The accompanying notes are an integral part of these statements.

                               DAYTON STATE BANK

                       STATEMENT OF SHAREHOLDERS' EQUITY

                                                            Accumulated
                                                               Other         Total
                           Common               Retained   Comprehensive Shareholders'
                           Stock     Surplus    Earnings      Income        Equity
                          --------  ---------- ----------  ------------- -------------
Balance at December 31,
 1997...................  $497,248  $2,000,000 $6,453,530    $ 226,265    $9,177,043
Comprehensive income:
  Net earnings..........        --          --  1,247,297           --     1,247,297
  Unrealized gains on
   securities, net of
   reclassification
   adjustment
   and taxes............        --          --         --       79,421        79,421
                                                                          ----------
Comprehensive income....                                                   1,326,718
Dividends...............        --          --   (187,586)          --      (187,586)
Transfer to surplus.....        --   2,000,000 (2,000,000)          --            --
Purchase and retirement
 of 11,313 shares of
 common stock...........   (28,283)         --   (390,300)          --      (418,583)
                          --------  ---------- ----------    ---------    ----------
Balance at December 31,
 1998...................   468,965   4,000,000  5,122,941      305,686     9,897,592
Comprehensive income:
  Net earnings
   (unaudited)..........        --          --    474,860           --       474,860
  Unrealized losses on
   securities, net of
   reclassification
   adjustment and taxes
   (unaudited)..........        --          --         --     (585,984)     (585,984)
                                                                          ----------
Comprehensive income
 (loss) (unaudited).....        --          --         --           --      (111,124)
                          --------  ---------- ----------    ---------    ----------
Balance at June 30, 1999
 (unaudited)............  $468,965  $4,000,000 $5,597,801    $(280,298)   $9,786,468
                          ========  ========== ==========    =========    ==========


         The accompanying notes are an integral part of this statement.

                               DAYTON STATE BANK

                            STATEMENTS OF CASH FLOWS

                                               Six Months Ended    Year Ended
                                                June 30, 1999   December 31, 1998
                                               ---------------- -----------------
                                                 (Unaudited)
Cash flows from operating activities
  Net earnings...............................    $   474,860       $ 1,247,297
  Adjustments to reconcile net earnings to
   net cash provided by operating activities
  Provision for loan losses..................         98,000           (45,000)
  Depreciation...............................        130,767           245,892
  Gain on sale of bank premises..............        (16,155)               --
  Gain on sale of foreclosed real estate,
   net.......................................             --           (96,526)
  Amortization and accretion of premiums and
   discounts on securities
   available-for-sale, net...................         86,686            76,399
  Amortization and accretion of premiums and
   discounts on securities
   held-to-maturity, net.....................            768               282
  Net realized securities gain on available-
   for-sale securities.......................           (972)          (29,506)
  Decrease in other assets...................         23,386           255,247
  Decrease in other liabilities..............       (175,937)           (1,558)
                                                 -----------       -----------
   Net cash provided by operating
    activities...............................        621,403         1,652,527
Cash flows from investing activities
  Decrease in interest-bearing deposits in
   other financial institutions..............        100,000                --
  Proceeds from sales of available-for-sale
   securities................................        950,733         1,968,653
  Proceeds from principal repayments of
   available-for-sale securities.............      2,723,303         4,770,779
  Proceeds from maturities and calls of
   available-for-sale securities.............        700,000         7,082,513
  Proceeds from maturities of held-to-
   maturity securities.......................        100,000         3,290,000
  Purchases of available-for-sale
   securities................................     (9,125,331)      (14,049,764)
  Net increase in loans......................     (2,793,951)       (4,713,296)
  Proceeds from sales of foreclosed real
   estate....................................         36,000            89,045
  Proceeds from sales of bank premises and
   equipment.................................         18,030                --
  Purchases of bank premises and equipment...       (127,519)         (194,605)
                                                 -----------       -----------
   Net cash used by investing activities.....     (7,418,735)       (1,756,675)
Cash flows from financing activities
  Net increase in deposits...................      4,154,614         6,653,829
  Dividends paid.............................             --          (187,586)
  Purchase and retirement of common stock....             --          (418,583)
                                                 -----------       -----------
   Net cash provided by financing
    activities...............................      4,154,614         6,047,660
                                                 -----------       -----------
   Net (decrease) increase in cash and cash
    equivalents..............................     (2,642,718)        5,943,512
Cash and cash equivalents at beginning of
 year........................................     12,783,926         6,840,414
                                                 -----------       -----------
Cash and cash equivalents at end of year.....    $10,141,208       $12,783,926
                                                 ===========       ===========
Supplemental disclosure of cash flow
 information:
  Cash paid during the year for
  Interest...................................    $   999,209       $ 2,020,459
  Income taxes...............................        203,990           371,947
Supplemental disclosure of noncash operating and investing activities:
  During 1998, the Bank financed the sale of other real estate resulting in a gain of $39,999. This gain has been deferred.
  During 1998, the Bank recognized the gain of sale of other real estate of
   $174,999, which had been deferred in 1997.
  During 1998, the Bank acquired real estate in satisfaction of loans in the amount of $298,036.
  During the six months ended June 30, 1999, the Bank recorded an unrealized loss on securities of $887,854. In connection with the unrealized loss the Bank reversed a deferred tax liability of $157,474 which was included in other liabilities and recorded a deferred tax asset of $144,396 which is included in other assets.

        The accompanying notes are an integral part of these statements.

                               DAYTON STATE BANK

                         NOTES TO FINANCIAL STATEMENTS

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   A summary of the significant accounting policies applied in the preparation of the accompanying financial statements for Dayton State Bank (the Bank) follows.

1. Securities

   At the date of purchase, the Bank is required to classify debt and equity securities into one of three categories: held-to-maturity, trading, or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Investments not classified as either held-to-maturity or trading are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in a separate component of shareholders' equity until realized.

   Gains and losses on sale of available-for-sale securities are determined using the specific identification method.

   Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses.

2. Loans

   The Bank grants loans primarily to customers in Liberty, Chambers and surrounding Texas counties. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is somewhat dependent on the economies in these areas.

   Loans are reported at the principal amount outstanding, net of unearned discounts and an allowance for credit losses. Unearned discounts on installment loans are recognized using a method which approximates a level yield over the term of the loans. Interest on other loans is calculated using the simple interest method on the daily balance of the principal amount outstanding.

   Substantially all fees for the origination of loans are recorded as income when received. The effect on operations and retained earnings is not materially different from the deferral of net direct origination fees and costs and the amortization thereof as an adjustment of the yield on the related loan.

   Loans are identified as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. When it has been determined that a loan is impaired, an allowance is established for the excess of the principal balance over the discounted expected future cash flows or from the liquidation of the collateral.

3. Allowance for Loan Losses

   The allowance is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged-off are added to the allowance.

                               DAYTON STATE BANK

   While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance. Such agencies may require additions to the allowance based on their judgments of information available to them at the time of their examination.

4. Premises and Equipment

   Premises and equipment are stated at cost less accumulated depreciation. Depreciation included in operating expenses is computed principally using the straight-line method over the estimated useful life of the asset. Accelerated methods are used for tax purposes.

5. Income Taxes

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. When management determines that it is more likely than not that a deferred tax asset will not be realized, a valuation allowance must be established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

6. Cash Flows

   For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold with a maturity of three months or less.

7. Off-Balance-Sheet Financial Instruments

   In the ordinary course of business the Bank enters into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

8. Use of Estimates in the Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

9. Unaudited Interim Information

   The financial information for the six months ended June 30, 1999 has not been audited by independent accountants. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been omitted from the unaudited interim financial information. In the opinion of management of the Bank, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for the interim period are not necessarily indicative of the results of operations for the full year.

                               DAYTON STATE BANK

NOTE B--SECURITIES

   Securities comprise the following at December 31, 1998:

    Available-for-sale.............................................. $28,756,979
    Held-to-maturity................................................   1,519,057
                                                                     -----------
                                                                     $30,276,036
                                                                     ===========

   The carrying amounts of securities as shown in the consolidated balance sheets and their approximate fair values at December 31, 1998 were as follows:

                                                Gross      Gross
                                   Amortized  Unrealized Unrealized
                                     Cost       Gains      Losses   Fair Value
                                  ----------- ---------- ---------- -----------
    Available-for-Sale
      U.S. Government and agency
       securities...............  $ 2,732,643  $ 48,082   $ (2,188) $ 2,778,537
      Mortgage-backed
       securities...............   17,288,904    73,511    (66,081)  17,296,334
      State and municipal
       securities...............    8,222,272   409,836         --    8,632,108
      Texas Independent Bank
       stock....................       50,000        --         --       50,000
                                  -----------  --------   --------  -----------
                                  $28,293,819  $531,429   $(68,269) $28,756,979
                                  ===========  ========   ========  ===========
    Held-to-Maturity
      State and municipal
       securities...............  $ 1,519,057  $ 63,439   $     --  $ 1,582,496
                                  ===========  ========   ========  ===========

   Securities with book values of approximately $12,450,000 at December 31, 1998 were pledged to secure public deposits and for other purposes as required or permitted by law.

   Gross realized gains and gross realized losses on sales of securities available-for-sale during 1998 were:

    Gross realized gains:
      U.S. Government and agency securities.......................... $ 46,774
      Mortgage-backed securities.....................................    2,487
      State and municipal securities.................................       --
                                                                      --------
                                                                      $ 49,261
                                                                      ========
    Gross realized losses:
      U.S. Government and agency securities.......................... $     --
      Mortgage-backed securities.....................................  (19,755)
      SBA Loan Pool..................................................       --
                                                                      --------
                                                                      $(19,755)
                                                                      ========

                               DAYTON STATE BANK

   The scheduled maturities of securities at December 31, 1998 were as follows. Contractual maturities differ from expected maturities because borrowers may call or prepay obligations with or without call or prepayment penalties.

                                   Held-to-Maturity      Available-for-Sale
                                 --------------------- -----------------------
                                            Estimated               Estimated
                                 Amortized    Market    Amortized    Market
                                    Cost      Value       Cost        Value
                                 ---------- ---------- ----------- -----------
   Due in one year or less...... $   99,990 $  100,377 $   300,000 $   300,048
   Due after one through five
    years.......................    906,234    939,063   1,216,299   1,231,279
   Due after five through ten
    years.......................    249,675    265,143   6,253,591   6,510,697
   Due after ten years..........    263,158    277,913   3,185,025   3,368,621
                                 ---------- ---------- ----------- -----------
                                  1,519,057  1,582,496  10,954,915  11,410,645
   Mortgage-backed securities...         --         --  17,288,904  17,296,334
                                 ---------- ---------- ----------- -----------
                                  1,519,057  1,582,496  28,243,819  28,706,979
   Texas Independent Bank
    stock.......................         --         --      50,000      50,000
                                 ---------- ---------- ----------- -----------
                                 $1,519,057 $1,582,496 $28,293,819 $28,756,979
                                 ========== ========== =========== ===========

NOTE C--LOANS AND ALLOWANCE FOR LOAN LOSSES

   Loans classified according to type as of December 31, 1998 are summarized as follows:

    Commercial and industrial...................................... $11,497,048
    Real estate mortgage...........................................  12,975,153
    Agricultural...................................................   8,881,961
    Consumer.......................................................   7,429,102
                                                                    -----------
                                                                     40,783,264
    Less unearned discount.........................................     854,547
    Less allowance for loan losses.................................     403,103
                                                                    -----------
      Loans, net................................................... $39,525,614
                                                                    ===========
   Changes in the allowance for loan losses were as follows:
    Balance at January 1, 1998..................................... $   288,056
    Provision for loan losses......................................     (45,000)
    Loans fully or partially charged off...........................    (148,397)
    Recoveries of loans previously charged off.....................     308,444
                                                                    -----------
    Balance at December 31, 1998................................... $   403,103
                                                                    ===========

   At December 31, 1998, executive officers and directors, and entities in which they have an interest, were indebted to the Bank in the approximate aggregate amount of $277,000. In management's opinion, all such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than a normal risk of collectibility or present other unfavorable features.

   Impaired loans were approximately $24,000 at December 31, 1998. The reduction in interest income associated with these impaired loans was insignificant. A valuation allowance for credit losses related to impaired loans has been established and is included in the allowance for loan losses. There were no commitments to lend additional funds to borrowers whose loans were classified as impaired.

                               DAYTON STATE BANK

NOTE D--PREMISES AND EQUIPMENT

   Premises and equipment at December 31, 1998 are summarized as follows:

    Land............................................................ $  172,169
    Premises........................................................  2,060,930
    Furniture, fixtures and equipment...............................  1,168,502
    Bank automobiles................................................     70,870
                                                                     ----------
                                                                      3,472,471
    Less accumulated depreciation...................................  1,274,430
                                                                     ----------
                                                                     $2,198,041
                                                                     ==========

NOTE E--INTEREST-BEARING DEPOSITS

   Interest-bearing deposits as of December 31, 1998 are summarized as follows:

    Savings......................................................... $11,325,705
    NOW and money market............................................  17,338,009
    Certificates of deposit:
      Less than $100,000............................................  17,522,034
      $100,000 and greater..........................................   6,532,664
                                                                     -----------
                                                                     $52,718,412
                                                                     ===========

   Remaining maturities of certificates of deposit at December 31, 1998 are as follows:

    1999 $21,039,621
    2000   1,594,145
    2001     486,560
    2002     459,234
    2003     475,138
         -----------
         $24,054,698
         ===========

   Deposits of executive officers and directors, and entities in which they have an interest, were approximately $1,039,000 at December 31, 1998.

NOTE F--DEFERRED COMPENSATION PLAN

   The Bank has deferred compensation agreements with key employees that provide for payments to each of the key employees or their surviving beneficiaries for a period of ten years beginning at retirement, payable at $25,000 each per year. The Bank has whole life insurance policies on these employees so that upon death there will be funds available to pay the beneficiaries or cash value in the policies from which to make a portion of the payments to the employees upon retirement. Compensation expense is recorded over the estimated remaining period of employment. In 1998, there was no expense recorded due to the reversal of amounts previously accrued for an employee who resigned during the year. The liability for services previously performed totaled approximately $432,000 at December 31, 1998, and is included in other liabilities in the accompanying balance sheet. Cash value accumulated in the life insurance policies purchased for these agreements totaled approximately $571,000 as of December 31, 1998, and is included in other assets in the accompanying balance sheet.

                               DAYTON STATE BANK

NOTE G--PENSION PLAN

   The Bank has a target benefit pension plan, which is a form of defined contribution plan. The plan covers all employees who have worked six months or more and who have attained the age of twenty years and six months. Benefits under the target benefit plan to employees are determined annually based on current salaries and wages, but a minimum allocation of 3% of pay is recognized annually for each participant's account. Pension costs charged against operations for the year ended December 31, 1998 were approximately $77,000.

   Effective January 1, 1999 the target benefit pension plan was amended and restated to a 401(k) profit-sharing plan.

NOTE H--INCOME TAXES

   Federal income taxes currently payable and deferred at December 31, 1998 included in other liabilities and other assets are as follows:

   Current federal income taxes payable.............................. $(33,686)
   Deferred tax (liability) asset.................................... (144,101)

   The net deferred tax liability principally represents deferred compensation expenses accrued for books not yet deducted for tax, tax over book basis of foreclosed property and the tax effect of the unrealized gain on available-for-sale securities. Other temporary differences include the allowance for loan losses and depreciation differences.

   The effective tax rate differs from the statutory rate due to the effects of nontaxable permanent differences such as tax free income on municipal securities, officers life insurance expense and nondeductible interest expense.

NOTE I--COMMITMENTS AND CONTINGENCIES

   The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets. The contractual or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

   The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

   The Bank generally requires collateral or other security to support financial instruments with credit risk:

                                                               Contract or
                                                             Notional Amount
                                                            December 31, 1998
                                                            -----------------
   Financial instruments whose contract amounts represent
    credit risk:
     Commitments to extend credit..........................    $3,666,057
     Standby letters of credit.............................    $  172,400

                               DAYTON STATE BANK

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing commercial properties, and agricultural crops.

   Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE J--COMPREHENSIVE INCOME

   Effective January 1, 1998, the Bank has adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which requires an entity to report and display comprehensive income and its components. Comprehensive income includes net earnings plus other comprehensive income. The Bank's other comprehensive income consists of unrealized gains or losses on securities.

   Other comprehensive income and its tax effects at December 31, 1998 are as follows:

                                                    Before      Tax     Net of
                                                     Tax     (Expense)    Tax
                                                    Amount    Benefit   Amount
                                                   --------  ---------  -------
Unrealized gains on securities:
  Unrealized holding gains arising during period.. $149,848  $(50,948)  $98,900
  Less: reclassification adjustment for gains
   included in net earnings.......................  (29,506)   10,027   (19,479)
                                                   --------  --------   -------
Other comprehensive income........................ $120,342  $(40,921)  $79,421
                                                   ========  ========   =======

NOTE K--NEW PRONOUNCEMENTS

   The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"), which is effective for financial statements issued for periods beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Bank does not expect the effect of SFAS No. 133 to be material to the financial statements taken as a whole.

NOTE L--REGULATORY MATTERS

   The Bank is subject to various regulatory capital requirements administered by the State of Texas Department of Banking and the Federal Deposit Insurance Corporation (FDIC). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                               DAYTON STATE BANK

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

   As of June 30, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                    Actual                   For Capital Adequacy Purposes
                               -----------------  ----------------------------------------------------
                                 Amount    Ratio             Amount                     Ratio
                               ----------- -----  ----------------------------- ----------------------
As of December 31,
 1998:
  Total Capital
   (to Risk Weighted Assets).. $10,300,695 20.65% (greater than or =)$3,990,240 (greater than or =)8.0%
  Tier I Capital
   (to
   Risk Weighted Assets)..       9,897,592 19.84% (greater than or =) 1,945,120 (greater than or =)4.0%
  Tier I Capital
   (to Average Assets)..         9,897,592 11.16% (greater than or =) 2,661,660 (greater than or =)3.0%
                               To Be Well Capitalized Under Prompt Corrective Action
                                                    Provisions
                               ------------------------------------------------------
                                          Amount                      Ratio
                               ----------------------------- ------------------------
As of December 31,
 1998:
  Total Capital
   (to Risk Weighted Assets).. (greater than or =)$4,987,800 (greater than or =)10.0%
  Tier I Capital
   (to
   Risk Weighted Assets)..     (greater than or =) 2,992,680 (greater than or =) 6.0%
  Tier I Capital
   (to Average Assets)..       (greater than or =) 4,436,100 (greater than or =) 5.0%

NOTE M--SUBSEQUENT EVENT (UNAUDITED)

   On August 13, 1999, the Bank settled a lawsuit in which they were the defendant. The lawsuit was settled in mediation. The amount of the judgment was $62,500. The settlement has not been accrued in the accompanying financial statements, as the likelihood of an unfavorable judgment and a reasonable estimate of the range of loss could not be determined at the time that the financial statements were issued.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         1,000,000 Floating Rate Cumulative Trust Preferred Securities

                           Paradigm Capital Trust II

              Floating Rate Cumulative Trust Preferred Securities
             (Liquidation Amount $10 per Trust Preferred Security)
              fully, irrevocably and unconditionally guaranteed by

                         Paradigm Bancorporation, Inc.

                               ----------------

           HOEFER & ARNETT                        SAMCO Capital Markets
            Incorporated

                               ----------------
                                       , 2000

                               ----------------

Until      , (25 days after the date of this prospectus), all dealers that effect transactions in the registered securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

   Paradigm's Articles of Incorporation and Bylaws require Paradigm to indemnify officers and directors of Paradigm to the fullest extent permitted by
Article 2.02-1 of the Business Corporation Act of the State of Texas (the
TBCA). The Articles of Incorporation and Bylaws of Paradigm are filed as
Exhibit 3.1 and 3.2 to the Registration Statement. Generally, Article 2.02-1 of the TBCA permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person
(i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and/or
(b) in other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBCA requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

   Paradigm's Articles of Incorporation provide that a director of Paradigm will not be liable to the corporation for monetary damages for an act or omission in the director's capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) an act or omission for which the liability of the director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or dividend.

   Pursuant to the Underwriting Agreement, a form of which is filed as Exhibit
1.1 to this Registration Statement, the Underwriter has agreed to indemnify the directors, officers and controlling persons of Paradigm against certain civil liabilities that may be incurred in connection with this Offering, including certain liabilities under the Securities Act.

   Paradigm may provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Registrant, whether or not Registrant would have the power to indemnify such person against such liability, as permitted by law.

Item 25. Other Expenses of Issuance and Distribution

   The estimated fees and expenses incurred by the Registrant in connection with the sale and distribution of the securities being registered are as follows:

Securities and Exchange Commission registration fee.................. $  2,640
National Association of Securities Dealers, Inc. filing fee.......... $  1,500
Printing and mailing expenses........................................ $ 62,000
Legal fees and expenses of counsel for the Registrant................ $ 50,000
Accounting fees and expenses......................................... $ 50,000
Blue sky filing fees and expenses (including legal fees and
 expenses)........................................................... $  5,000
Trustee fees and expenses............................................ $ 16,000
Transfer Agent fees.................................................. $  5,000
Miscellaneous........................................................ $  7,860
                                                                      --------
Total................................................................ $200,000
                                                                      ========

Item 26. Recent Sales of Unregistered Securities

   On December 8, 1999, Paradigm issued 875,000 shares of its common stock to certain individuals and entities at $8.00 per share. Each sale was for cash and was made pursuant to the registration exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

   On December 1, 1999, Paradigm Capital Trust I issued $512,500 trust preferred securities to a third party at $10.00 per share. The sale was for cash and was made pursuant to the registration exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

Item 27. Exhibits and Financial Statement Schedules

   (a) Exhibits

   The following documents are filed as exhibits to this Registration
Statement:

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
  1.1*   Form of Underwriting Agreement for the Trust Preferred Securities
  3.1    Amended and Restated Articles of Incorporation of Paradigm
  3.2    Amended and Restated Bylaws of Paradigm
  4.1    Form of Indenture by and between Paradigm Bancorporation, Inc. and
         First Union Trust Company, National Association
  4.2    Form of Subordinated Debenture (included as an exhibit to Exhibit 4.1)
  4.3    Certificate of Trust
  4.4    Trust Agreement
  4.5    Form of Amended and Restated Trust Agreement
  4.6    Form of Trust Preferred Securities Certificate (included as an exhibit to Exhibit 4.5)
  4.7    Form of Trust Preferred Securities Guarantee Agreement
  4.8    Form of Agreement of Expense and Liabilities (included as an exhibit to Exhibit 4.5)
  5.1    Opinion of Bracewell & Patterson, L.L.P. as to the legality of the securities being registered
  5.2*   Opinion of Richards, Layton & Finger, P.A.
  8.1*   Opinion of Bracewell & Patterson, L.L.P. as to certain tax matters
 10.1    Agreement and Plan of Reorganization by and between Paradigm
         Bancorporation, Inc. and Dayton State Bank dated May 3, 1999
 10.2    Paradigm Bancorporation, Inc. 1999 Stock Incentive Plan
 10.3*   Paradigm Bancorporation, Inc. 1998 Stock Plan
 10.4    Fagan Employment Agreement
 10.5    Fisher Employment Agreement
 10.6*   Porter Employment Agreement
 10.7    Woodall Employment Agreement
 10.8    Form of Indenture by and between Paradigm Bancorporation, Inc. and
         First Union Trust Company, National Association (Paradigm Capital
         Trust I)

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
 10.9    Amended and Restated Trust Agreement (Paradigm Capital Trust I)
 10.10*  Trust Preferred Securities Guarantee Agreement (Paradigm Capital Trust
         I)
 10.11   Agreement of Expense and Liabilities (Paradigm Capital Trust I)
         (included as an exhibit to Exhibit 10.9)
 10.12   Escrow Agreement dated as of December 10, 1999 by and among Paradigm
         Bancorporation, Inc., Dayton State Bank, and J. Robert Jamison
 16.1    Letter from Wallingford, McDonald, Fox & Co., P.C. regarding change in accountants
 21.1    Subsidiaries of Paradigm
 23.1    Consent of Harper & Pearson Company, P.C.
 23.2    Consent of Grant Thornton LLP
 23.3    Consent of Bracewell & Patterson, L.L.P. (included in the opinion to be filed as Exhibit 5.1)
 23.4    Consent of Richards, Layton & Finger, P.A. (included in the opinion to be filed as Exhibit 5.2)
 24.1    Powers of Attorney (included as part of Signature Pages)
 25.1    Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939, as amended, of First Union Trust Company, National Association, as trustee under the Indenture
 25.2    Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939, as amended, of First Union Trust Company, National Association, as trustee under the Trust Agreement
 25.3    Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939, as amended, of First Union Trust Company, National Association, as trustee under the Guarantee Agreement
 27.1    Financial Data Schedule

--------
*To be filed by amendment.

   (b) Financial Statement Schedules

   None.

   All other schedules for which provision is made in Regulation S-X of the Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

Item 28. Undertakings

   (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer, or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (f) The undersigned Registrants hereby undertake that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (j) The undersigned Registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

   Paradigm. In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Houston, State of Texas on September 21, 2000.

                                          PARADIGM BANCORPORATION, INC.
                                                    (Registrant)




                                                /s/  Peter E. Fisher
                                          By __________________________________
                                                     Peter E. Fisher
                                              President and Chief Executive
                                                         Officer

   Paradigm Capital Trust II. In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Houston, State of Texas on September 21, 2000.

                                          PARADIGM CAPITAL TRUST II
                                                    (Registrant)




                                                /s/  Peter E. Fisher
                                          By __________________________________
                                                     Peter E. Fisher
                                                         Trustee



                                                /s/  William H. Fagan, M.D.

                                          By __________________________________
                                                 William H. Fagan, M.D.
                                                         Trustee



                                               /s/  Jay W. Porter, Jr.
                                          By __________________________________
                                                   Jay W. Porter, Jr.
                                                         Trustee

                               POWER OF ATTORNEY

   Each person whose signature appears below hereby constitutes and appoints William H. Fagan, M.D. and Peter E. Fisher, with full power to each of them to act without the other, the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities (until revoked in writing), to sign this Registration Statement and any and all amendments (including post-effective amendments) thereto, to file the same, together with all exhibits thereto and documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities authorities, granting unto said attorney-in-fact and agent, or his or their substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, thereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the 21st day of September, 2000.

             Signature                                       Title
             ---------                                       -----

     /s/  Peter E. Fisher              President, Chief Executive Officer and Director
____________________________________            (Principal Executive Officer)
          Peter E. Fisher

         /s/ Brad Fagan                      Chief Financial Officer and Director
____________________________________  (Principal Financial Officer/Principal Accounting
             Brad Fagan                                    Officer)

      /s/ Dennis M. Cain                                   Director
____________________________________
           Dennis M. Cain

    /s/ William H. Fagan, M.D.                             Director
____________________________________
       William H. Fagan, M.D.

  /s/ Charles J. Howard, M.D.                              Director
____________________________________
       Charles J. Howard, M.D.

  /s/ Leah Boomer Huffmeister                              Director
____________________________________
       Leah Boomer Huffmeister

     /s/ Jay W. Porter, Jr.                                Director
____________________________________
         Jay W. Porter, Jr.

   /s/ James A. Woodall, Jr.                               Director
____________________________________
        James A. Woodall, Jr.

      /s/ Walter G. Finger                                 Director
____________________________________
          Walter G. Finger

                               INDEX TO EXHIBITS

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
  1.1*   Form of Underwriting Agreement for the Trust Preferred Securities
  3.1    Amended and Restated Articles of Incorporation of Paradigm
  3.2    Amended and Restated Bylaws of Paradigm
  4.1    Form of Indenture by and between Paradigm Bancorporation, Inc. and
         First Union Trust Company, National Association
  4.2    Form of Subordinated Debenture (included as an exhibit to Exhibit 4.1)
  4.3    Certificate of Trust
  4.4    Trust Agreement
  4.5    Form of Amended and Restated Trust Agreement
  4.6    Form of Trust Preferred Securities Certificate (included as an exhibit to Exhibit 4.5)
  4.7    Form of Trust Preferred Securities Guarantee Agreement
  4.8    Form of Agreement of Expense and Liabilities (included as an exhibit to Exhibit 4.5)
  5.1    Opinion of Bracewell & Patterson, L.L.P. as to the legality of the securities being registered
  5.2*   Opinion of Richards, Layton & Finger, P.A.
  8.1*   Opinion of Bracewell & Patterson, L.L.P. as to certain tax matters
 10.1    Agreement and Plan of Reorganization by and between Paradigm
         Bancorporation, Inc. and Dayton State Bank dated May 3, 1999
 10.2    Paradigm Bancorporation, Inc. 1999 Stock Incentive Plan
 10.3*   Paradigm Bancorporation, Inc. 1998 Stock Plan
 10.4    Fagan Employment Agreement
 10.5    Fisher Employment Agreement
 10.6*   Porter Employment Agreement
 10.7    Woodall Employment Agreement
 10.8    Form of Indenture by and between Paradigm Bancorporation, Inc. and
         First Union Trust Company, National Association (Paradigm Capital
         Trust I)
 10.9    Amended and Restated Trust Agreement (Paradigm Capital Trust I)
 10.10*  Trust Preferred Securities Guarantee Agreement (Paradigm Capital Trust
         I)
 10.11   Agreement of Expense and Liabilities (Paradigm Capital Trust I)
         (included as an exhibit to Exhibit 10.9)

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
 10.12   Escrow Agreement dated as of December 10, 1999 by and among Paradigm
         Bancorporation, Inc., Dayton State Bank, and J. Robert Jamison
 16.1    Letter from Wallingford, McDonald, Fox & Co., P.C. regarding change in accountants
 21.1    Subsidiaries of Paradigm
 23.1    Consent of Harper & Pearson Company, P.C.
 23.2    Consent of Grant Thornton LLP
 23.3    Consent of Bracewell & Patterson, L.L.P. (included in the opinion to be filed as Exhibit 5.1)
 23.4    Consent of Richards, Layton & Finger, P.A. (included in the opinion to be filed as Exhibit 5.2)
 24.1    Powers of Attorney (included as part of Signature Pages)
 25.1    Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939, as amended, of First Union Trust Company, National Association, as trustee under the Indenture
 25.2    Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939, as amended, of First Union Trust Company, National Association, as trustee under the Trust Agreement
 25.3    Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939, as amended, of First Union Trust Company, National Association, as trustee under the Guarantee Agreement
 27.1    Financial Data Schedule

--------
*To be filed by amendment.